As filed with the Securities and Exchange Commission on November 9, 1999.
                                                     Registration No. 333-86591
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ---------------

                                   FORM S-1

                             AMENDMENT NO. 3
                                      to
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                              VIRATA CORPORATION
            (Exact name of registrant as specified in its charter)

        Delaware                      No. 3674                        77-0521696
(State of Incorporation)    (Primary Standard Industrial            (IRS employer
                             Classification Code Number)        identification number)

                                ---------------

                       2933 Bunker Hill Lane, Suite 201
                         Santa Clara, California 95054
                                (408) 566-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                 Andrew Vought
                            Chief Financial Officer
                       2933 Bunker Hill Lane, Suite 201
                         Santa Clara, California 95054
                                (408) 566-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

          Douglas D. Smith                             Nora L. Gibson
    Gibson, Dunn & Crutcher LLP               Brobeck, Phleger & Harrison LLP
One Montgomery Street, Telesis Tower           One Market, Spear Street Tower
  San Francisco, California 94104             San Francisco, California 94105
           (415) 393-8200                              (415) 442-0900

                                ---------------

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

                                ---------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically state that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 9, 1999

                                5,000,000 Shares

                                [LOGO OF VIRATA]

                               VIRATA CORPORATION

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $9.00 and $11.00 per share. We have applied to have our common stock approved for listing on The Nasdaq Stock Market's National Market under the symbol "VRTA."

  The underwriters have an option to purchase a maximum of 750,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 8.

                                                            Underwriting
                                               Price to    Discounts and   Proceeds to
                                                Public      Commissions       Virata
                                            -------------  -------------  -------------
Per Share..................................  $              $              $
Total...................................... $              $              $

  Delivery of the shares of common stock will be made on or about      , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                Warburg Dillon Read LLC

                                                      Thomas Weisel Partners LLC

                  The date of this prospectus is      , 1999.

Inside Front Cover

On the left-hand side of the upper third of the page is a large stylized "V" being the first letter of Virata, the Company's name.
To the right of this are the words "the elements of speed."

In the middle third of the page and with the first letter of each line aligned with the left hand of the stylized V mentioned above is the Company's positioning statement:

Virata delivers highly-integrated semiconductors

 with a comprehensive suite of communications

  software to broadband Internet access equipment

     suppliers. Virata's systems expertise, products

       and support services simplify development, maxi-

         mize opportunity for differentiation and speed

            time to market.

Below this positioning statement is the Company's logo "Virata" which is also aligned such that the left hand edge of the initial V is on the same diagonal as the text above.

Fold out Two-Page Spread

The title of the two-page spread is "Virata Integrated Software on Silicon." The words "on Silicon" are in italics. This is aligned left and stretches three-quarters of the way across the two pages.

The graphic is divided into three zones which are elliptical in shape and in which the two outer zones overlap the central one.

The central zone is identified on its front edge as "Telephone Company" and depicts a telephone company central office and features a tall stylized office building with a pond in front and two adjoining pieces of equipment which are labeled Digital Loop Carrier and Digital Subscriber Line Access Multiplexer. Next to each of these pieces of equipment is a semiconductor graphic on which is shown the Company's logo "Virata." Dotted lines connect these pieces of equipment to the office building. Additional dotted lines extend from the building's left-hand side and go to two clouds, one of which contains the word "Internet" and the other contains the words "Public Switched Telephone
Network."

The left-hand zone is identified on its front edge as "Residential" and shows two groups of stylized houses and apartment blocks. A portable computer and an ADSL Modem are depicted next to one group of residences and a PC, telephone and Digital Subscriber Line Gateway are depicted next to the lower group. The Modem and Gateway are linked by dotted lines to the Digital Loop Carrier and Digital Subscriber Line Access Multiplexer respectively. Next to each of the Modem and the Gateway is a semiconductor graphic on which is shown the Company's logo "Virata."

The right hand zone is identified on its front edge as "Corporate Offices" and shows a group of tall stylized offices with three computers. To the left of these are drawings of a Branch Office Router and a Corporate Router, labeled accordingly. The Branch Office Router and the Corporate Router are each linked by a dotted line to the Digital Subscriber Line Access Multiplexer. On the computer displays is the Company's stylized letter V and next to each of the Branch Office Router and Corporate Router are a semiconductor graphic on which is shown the Company's logo "Virata."

Above the right hand zone is a semiconductor graphic on which is shown the Company's logo "Virata" and next to this the following text - "Shows where Virata integrated software on silicon is applied."

At the bottom right hand side of the two-page spread is the Company's logo - "Virata."

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Special Note Regarding Forward Looking Statements........................  21
Use Of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Consolidated Financial Data.....................................  24
Management's Discussion And Analysis Of Financial Condition And Results
 Of Operations...........................................................  26
Business.................................................................  42

                                                                            Page
                                                                            ----
Management.................................................................  55
Certain Transactions.......................................................  64
Principal Stockholders.....................................................  69
Description Of Capital Stock...............................................  71
Certain Provisions In Our Certificate Of Incorporation And Bylaws..........  73
Shares Eligible For Future Sale............................................  75
Underwriting...............................................................  76
Notice To Canadian Residents...............................................  79
Legal Matters..............................................................  80
Experts....................................................................  80
Additional Information.....................................................  80
Index To Consolidated Financial Statements................................. F-1

                                 ------------

   You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   Virata(R), ATMOS(R) and ATOM(R) are registered trademarks of Virata. ISOS(TM), Proton(TM), Hydrogen(TM), Helium(TM), Lithium(TM) and Beryllium(TM) are our trademarks and may be subject of pending trademark applications. This prospectus also makes reference to trademarks of other companies.


                     Dealer Prospectus Delivery Obligation

   Until      , 1999 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This following summary highlights basic information about us and this offering contained more fully elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes to those statements included in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as discussions elsewhere in this prospectus.

                               Virata Corporation

   Virata provides communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line, or DSL, technologies. These "integrated software on silicon" product solutions enable our customers to develop a diverse range of DSL equipment, including modems, gateways and routers targeted at the voice and high-speed data network access, or broadband, market. We believe our systems expertise, products and support services enable manufacturers of DSL equipment to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.

   Significant growth in demand for broadband access is being driven by consumers and businesses who find current dial-up Internet access too slow and services based on existing high-speed technologies too expensive. By contrast, DSL technologies enable service providers to offer a wide range of affordable broadband services using the existing copper wire telephone line infrastructure.

   To meet the demands of the rapidly growing DSL market, equipment manufacturers encounter a number of challenges, including evolving technical standards, an expanding range of feature expectations and shorter product life-cycles. In response to these challenges, equipment manufacturers are increasingly relying upon third party specialists to supply key technology components, including semiconductors and software. However, combining these individual elements can be a complex, costly and time-consuming task.

   Our integrated products replace numerous software elements and semiconductors that would otherwise have to be obtained from multiple vendors and then integrated and tested. Our products meet applicable DSL standards and are based on a flexible design that:

  .  simplifies the addition of features;

  . can be used with a range of third party physical layer transceivers, which are the other primary semiconductor components required for communications equipment; and

  . delivers the required functionality and performance at a compelling price.

   By adopting our solutions, our customers enjoy numerous benefits including:

  .  faster time-to-market;

  .  reduced product cost;

  . opportunity to focus their engineering resources on product differentiation and improvement;

  . ability to design multiple products using different subsets of our modular software; and

  . re-use of software extensions they develop on future generations of their products.

   Our objective is to be the leading supplier of communications processors and integrated software to manufacturers of voice and high-speed data network access equipment. We intend to achieve this objective by:

  .  initially focusing on DSL markets;

  . leveraging our flexible semiconductor and software designs to introduce an expanding range of communications processors and software modules;

  .  licensing our software to all our customers; and

  .  pursuing strategic acquisitions.

   We outsource the manufacturing of our semiconductors, which allows us to focus our resources on the design, development and marketing of our products. As of October 26, 1999 we have licensed our software to 28 companies. These customers have developed, or are developing, 73 designs of which 27 are currently shipping. Our largest customers in terms of revenues include Orckit Communications, Com21, Netopia and Westell Technologies. In July 1998, we completed the acquisition of RSA Communications, our first strategic acquisition.

  Our commercial, financial and operations headquarters are in Santa Clara, California. Research and development facilities and sales offices are located in Raleigh, North Carolina, and Cambridge, England. The address of our principal executive office is 2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054 where the telephone number is (408) 566-1000. Our Internet address on the worldwide web is http://www.virata.com. Information contained on our website does not constitute part of this prospectus.

                                  The Offering

 Common stock offered by us............ 5,000,000 shares

 Common stock to be outstanding after
  the offering......................... 19,472,161 shares

 Use of proceeds....................... We intend to use the net proceeds of this offering primarily for working
                                        capital and general corporate
                                        purposes, including expenditures for
                                        research and development of new
                                        products and sales and marketing
                                        efforts. See "Use of Proceeds."

 Proposed Nasdaq National Market
  symbol............................... VRTA

   The common stock outstanding after this offering is based on the number of shares outstanding on October 3, 1999.

   The common stock outstanding after this offering excludes 3,672,475 shares of our common stock which may be issued upon exercise of currently outstanding stock options and warrants outstanding as of October 3, 1999, with a weighted average exercise price of $4.92 per share, and approximately 3.6 million other shares of common stock reserved for issuance under our stock plans. See "Capitalization," "Management--Director Compensation," "--Employee Stock Option Plan" and "--Employee Stock Purchase Plan" and "Description of Capital Stock."

                                ----------------

   This prospectus is subject to completion prior to this offering. Among other things, this prospectus describes our company as we currently expect it to exist at the time of this offering. Except as otherwise indicated, all information in this prospectus assumes the underwriters' over-allotment option will not be exercised and gives effect to:

  . the issuance of series E preference shares by Virata Limited (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments--Private Placement Financing");

  .  a change in our fiscal year (see "selected Consolidated Financial
     Data");

  . the reorganization of Virata Limited (see "Certain Transactions-- Reorganization of Virata Limited"); and

  . a 1 for 6.7 reverse stock split of our common stock (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments--Reverse Stock Split").

   Offers and sales of the common stock are subject to restrictions in relation to the United Kingdom, details of which are set out in "Underwriting," and in other jurisdictions. The distribution of this prospectus may also be restricted by law in some jurisdictions.

                   Summary Consolidated Financial Information
                   (in thousands, except for per share data)

                                                         Six Months   Six Months
                             Year Ended March 31,           Ended       Ended
                           ---------------------------  September 30, October 3,
                            1997      1998      1999        1998         1999
                           -------  --------  --------  ------------- ----------
                                                              (unaudited)
Consolidated Statement of
 Operations Data:
Revenues:
  Semiconductors ........  $    --  $    505  $  2,784    $  1,697     $ 3,493
  Systems, license,
   services and royalty..    6,953     8,426     6,472       3,424       2,184
                           -------  --------  --------    --------     -------
   Total revenues........    6,953     8,931     9,256       5,121       5,677
   Total cost of
    revenues.............    3,939     3,787     3,997       2,263       2,770
                           -------  --------  --------    --------     -------
Gross profit.............    3,014     5,144     5,259       2,858       2,907
                           -------  --------  --------    --------     -------
Operating expenses:
  Research and
   development...........    3,518     3,987     8,323       3,586       5,130
  Sales and marketing....    4,753     4,076     2,917       1,381       1,896
  General and
   administrative........    3,410     4,917     5,567       3,099       2,303
  Non-recurring charges,
   amortization of
   intangibles and stock
   compensation..........       --     2,270     7,203       6,080         875
                           -------  --------  --------    --------     -------
Total operating
 expenses................   11,681    15,250    24,010      14,146      10,204
                           -------  --------  --------    --------     -------
Loss from operations.....   (8,667)  (10,106)  (18,751)    (11,288)     (7,297)
Interest and other income
 (expense), net..........      127      (172)    1,594        (407)       (275)
                           -------  --------  --------    --------     -------
Net loss.................  $(8,540) $(10,278) $(17,157)   $(11,695)    $(7,572)
                           =======  ========  ========    ========     =======
Net loss per share:
  Basic and diluted......  $ (0.80) $  (0.90) $  (1.33)   $  (0.91)    $ (0.57)
                           =======  ========  ========    ========     =======
  Weighted average
   shares................   10,676    11,482    12,881      12,790      13,359
                           =======  ========  ========    ========     =======
Pro forma net loss per
 share:
  Basic and diluted......                     $  (1.42)                $ (0.60)
                                              ========                 =======
  Weighted average
   shares................                       12,075                  12,642
                                              ========                 =======

                                                        As of October 3, 1999
                                                      --------------------------
                                                               Pro    Pro Forma
                                                      Actual  Forma  As Adjusted
                                                      ------- ------ -----------
                                                              (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents............................ $ 4,137 12,037   57,287
Working capital......................................   1,720  9,620   54,870
Total assets.........................................  12,562 20,462   65,712
Total long term liabilities..........................     986    986      986
Total stockholders' equity ..........................   5,882 13,782   59,032

   See notes 1 and 13 of the notes to the consolidated financial statements included in this prospectus for an explanation of the determination of the number of shares used in computing per share data.

   The pro forma numbers reflect the issuance of series E preference shares by Virata Limited, the reorganization of Virata Limited and a 1 for 6.7 reverse stock split of our common stock.

   The pro forma as adjusted numbers give effect to our receipt of the net proceeds from the sale of 5,000,000 shares of common stock offered in this offering at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment. These risk factors are not intended to represent a complete list of the general or specific risk factors that may affect us.

Risks Relating to Our Business

 Because we have a limited operating history selling products to the digital subscriber line, or DSL, market, we cannot be sure that we can successfully implement our business strategy

   We have not had a long history of selling our products to the DSL market or generating significant revenues and many of our products have only recently been introduced. Furthermore, we have limited historical financial data that can be used in evaluating our business and our prospects and in projecting future operating results. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are instead required to forecast expenses based in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenue is lower than we had projected. Therefore net losses in a given quarter could be greater than expected. In addition, our ability to forecast accurately our quarterly revenue is limited, making it difficult to predict the quarter in which sales will occur.

   You must consider our prospects in light of the risks, expenses and difficulties we might encounter because we are at an early stage of development in a new and rapidly evolving market. Many of these risks are described under the sub-headings below. We may not successfully address any or all of these risks and our business strategy may not be successful.

 Because we expect to continue to incur net losses, the price of our stock may decline and we may not be able to implement our business strategy

   We have not reported an operating profit for any fiscal year since our incorporation and experienced net losses of approximately $7.6 million, $17.2 million, $10.3 million, and $8.5 million for the six months ended October 3, 1999 and the fiscal years ended March 31, 1999, 1998, and 1997, respectively. We expect to continue to incur net losses, and these losses may be substantial. Further, we expect to incur substantial negative cash flow in the future. Accordingly, our ability to continue to operate our business and implement our business strategy may be hampered and the value of our stock may decline.

 Because we may not be able to achieve or sustain profitability or positive cash flow, the price of our stock may decline and we may not be able to implement our business strategy

   Due to our continuing substantial capital expenditures and product development, sales, marketing and administrative expenses, we will need to generate significant revenues to achieve profitability and positive cash flow. We cannot be sure that we will be able to generate such revenues or achieve profitability or positive cash flow. Even if we do achieve profitability and positive cash flow, we may not be able to sustain or increase profitability or cash flow on a quarterly or annual basis. Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include:

  .  the rate of market acceptance of high speed network access;

  . the rate of market acceptance of our products and the demand for equipment that incorporates our products;

  .  changes in industry standards governing DSL technologies;

  .  the extent and timing of new customer transactions;

  . personnel changes, particularly those involving engineering and technical personnel;

  .  regulatory developments; and

  .  general economic trends.

   Due to these factors, we cannot forecast with any degree of accuracy what our revenues will be in future periods and we may not be able to achieve or sustain profitability or positive cash flow. Our ability to continue to operate our business and implement our business strategy may thus be hampered and the value of our stock may decline.

 Because our operating results from quarter to quarter may fluctuate, the price of our stock may decline

   Our revenues, expenses and operating results have fluctuated in the past and are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. For example, our results of operations have been negatively affected by the following:

  . the loss of or decrease in sales to a major customer or failure to complete significant transactions;

  . the timing and size of semiconductor orders from, and shipments to, our existing and new customers;

  . unexpected delays in introducing new or enhanced products, including manufacturing delays;

  .  the volume and average cost of products manufactured; and

  . the timing and size of expenses, including expenses of developing new products and product improvements.

   Accordingly, our revenues, expenses and results of operations could vary significantly in the future, and you should not rely upon period-to-period comparisons as indications of future performance. Such fluctuations may make our stock unattractive to investors and result in a decline in the price of our stock.

 Because our business is dependent upon the broad deployment of DSL services by telecommunications service providers, we may not be able to generate substantial sales of our products if such deployment does not occur

   Our products are incorporated in equipment that is targeted at end-users of DSL technologies. Consequently, the success of our products may depend upon the decision by telecommunications service providers to broadly deploy DSL technologies and the timing of such deployment. If telecommunications service providers do not offer DSL services on a timely basis or if there are technical difficulties with the deployment of DSL services, sales of our products may decline, which would have a negative impact on our results of operations. Factors that may impact this deployment include:

  . a prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;

  . the development of a viable business model for DSL services, including the capability to market, sell, install and maintain DSL services;

  . cost constraints, such as installation costs and space and power requirements at the telecommunications service provider's central office;

  .  evolving industry standards for DSL technologies; and

  .  government regulation.

 Because our products are components of other equipment, if equipment manufacturers do not incorporate our products in their equipment, we may not be able to generate sales of our products in volume quantities

   Our products are not sold directly to the end-user, rather they are components of other products. As a result, we rely upon equipment manufacturers to design our products into their equipment. We further rely on this equipment to be successful. If equipment that incorporates our products is not accepted in the marketplace, we may not achieve sales of our products in volume quantities, which would have a negative impact on our results of operations.


 Because the requirements of our customers frequently change, we may not be able to anticipate trends in the markets for our products, which could result in a decline in sales of our products

   We must anticipate the price, performance and functionality requirements of equipment manufacturers who design DSL equipment. We must also successfully develop products that meet these requirements and make these products available on a timely basis and in sufficient quantities. If we do not anticipate trends in the DSL market and meet the requirements of manufacturers of DSL equipment, then we may be unable to generate substantial sales of our products, which would have a negative impact on our results of operations.

   While we have a strategy of licensing and partnering with as many key participants in our markets as possible, some equipment manufacturers will be more successful than others in developing and marketing their products that incorporate our semiconductor products and it is difficult for us to predict which of these customers will generate revenues for us. Our product sales are almost completely dependent upon the relative success of our customers in the marketplace for high-speed network access equipment.

 Because we depend on third party foundries to manufacture, assemble and test our products, we may experience delays in receiving semiconductor devices

   We do not own or operate a semiconductor fabrication facility, rather our semiconductor devices are generally sourced at different foundries. We intend to continue to rely on third-party foundries and other specialist suppliers for all of our manufacturing, assembly and testing requirements. However, these foundries are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of them. As a result, we cannot directly control semiconductor delivery schedules, which could lead to product shortages, quality assurance problems and increases in the costs of our products. In addition, we have occasionally experienced delays in receiving semiconductor devices from foundries due to foundry scheduling and process problems. To date, such delays have not had a material affect on our results of operations. However, we may experience delays in the future and we cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication assembly and testing of our products could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of products.

   If the foundries we currently use are unable to provide us with semiconductors, we may be required to seek a new manufacturer of our semiconductors, and we cannot be certain that a new manufacturer of our semiconductors will be available. Furthermore, switching to a new manufacturer could require six months or more and would involve significant expense and disruption to our business.

 Because we depend on third party foundries, if there is a shortage in worldwide foundry capacity, we may not be able to obtain sufficient manufacturing capacity to meet our requirements

   From time to time there may be shortages in worldwide foundry capacity due to increases in semiconductor demand or other factors. In the event of such a shortage, we may not be able to obtain a sufficient allocation of foundry capacity to meet our product needs. In addition, such a shortage could lengthen our products' manufacturing cycle and cause a delay in the shipments of our products to our customers. This could ultimately lead to a loss of sales of our products and have a negative impact on our results of operations.

 Because we may be required to enter into financial and other arrangements with foundries in order to secure foundry capacity, our earnings or the ownership of our stockholders may be diluted

   Allocation of a foundry's manufacturing capacity may be influenced by a customer's size or the existence of a long-term agreement with the foundry. To address foundry capacity constraints, other semiconductor suppliers that rely on third-party foundries have utilized various arrangements, including equity investments in or loans to independent component manufacturers, in exchange for guaranteed production capacity, joint ventures to own and operate foundries, or "take or pay" contracts that commit a company to purchase specified quantities of components over extended periods. While we are not currently a party to any of these arrangements, we may decide to enter into such arrangements in the future. We cannot be sure, however, that these arrangements will be available to us on acceptable terms or at all. Any of these arrangements could require us to commit substantial capital. The need to commit substantial capital could require us to obtain additional debt or equity financing, which could result in dilution to our earnings or the ownership of our stockholders. We cannot be sure that this additional financing, if required, would be available when needed or, if available, could be obtained on terms acceptable to us.

 Because the manufacture of our products is complex, the foundries on which we depend may not achieve the necessary yields or product reliability that our business requires

   The manufacture of our products is a highly complex and precise process, requiring production in a highly controlled environment. Changes in the manufacturing processes or the inadvertent use of defective or contaminated materials by a foundry could adversely affect such a foundry's ability to achieve acceptable manufacturing yields and product reliability. If the foundries we currently use do not achieve the necessary yields or product reliability, our customer relationships could suffer. This could ultimately lead to a loss of sales of our products and have a negative impact on our results of operations.

 Because we depend on a license from Advanced RISC Machines to manufacture certain of our planned ATOM products, the loss or inability to maintain the license could result in increased costs or delays in the manufacturing of our products

   Our ATOM products feature embedded ARM RISC microprocessors and, accordingly, are required to be manufactured under a license from Advanced RISC Machines, or ARM, the owner of the intellectual property to the ARM RISC microprocessor. In the past, we were required to use foundries with an ARM license for the manufacture of our ATOM products. In June 1999, we obtained a per semiconductor design ARM license, which means that we are now able to select foundry suppliers that best meet our quality, delivery and cost objectives regardless of whether they have their own ARM license or not. With this greater flexibility, we are able to assume more of the manufacturing and quality control responsibilities, including contracting for wafer processing, assembly and testing from separate suppliers. If we lose or are unable to maintain the per semiconductor design license, we would be required to seek alternative fabrication facilities in our manufacturing of our ATOM products. Without the ARM license, the number of fabrication facilities we could use in our manufacturing would be substantially reduced to those fabrication facilities that themselves have been directly licensed by Advanced RISC Machines. Accordingly, the loss of, or our inability to maintain the ARM license may result in increased costs or delays in our ability to manufacture our products and could harm our results of operations. In addition, ARM is only required to indemnify us against intellectual property infringement claims up to a specified dollar amount.

 Because our customer base is concentrated, the loss of one or more of our customers may result in a loss of a significant amount of our revenues

   A relatively small number of customers account for a large percentage of our total revenues. We expect this trend to continue. Our business will be seriously harmed if we do not generate as much revenue as we expect from these customers, experience a loss of any of our significant customers or suffer a substantial reduction in orders from these customers. For the fiscal year ended March 31, 1999, Com21 and Orckit Communications accounted for 22.6% and 15.7%, respectively, of our total revenues. For the six months ended October 3, 1999, Orckit Communications, Com21, Netopia and Westell Technologies accounted for 51.5%, 11.6%, 8.9% and 7.0%, respectively, of our total revenues. Our future success depends in significant part upon the decision of our customers to continue to purchase products from us. Furthermore, it is possible that equipment manufacturers may design and develop internally, or acquire, their own semiconductor technology, rather than continue to purchase semiconductors from third parties like us. If we are not successful in maintaining relationships with key customers and winning new customers, sales of our products may decline. In addition, because a significant portion of our business has been and is expected to continue to be derived from orders placed by a limited number of large customers, variations in the timing of these orders can cause significant fluctuations in our operating results.

 Because manufacturers of DSL equipment may be reluctant to change their sources of components, if we do not achieve design wins with manufacturers of DSL equipment, we may be unable to secure sales from these customers in the future

   Once a manufacturer of DSL equipment has designed a supplier's semiconductor into its products, the manufacturer may be reluctant to change its source of semiconductors due to the significant costs associated with qualifying a new supplier. Accordingly, our failure to achieve design wins with manufacturers of DSL equipment which have chosen a competitor's semiconductor could create barriers to future sales opportunities with these manufacturers.

 Because our customers are not subject to binding agreements, we cannot be certain that we will sell any of our products

   Achieving a design win with a customer does not create a binding commitment from that customer to purchase our products. Rather, a design win is solely an expression of interest by potential customers in purchasing our products and is not supported by binding commitments of any nature. Accordingly, a customer can choose at any time to discontinue using our products in their designs or product development efforts. Even if our products are chosen to be incorporated into a customer's products, we still may not realize significant revenues from that customer if their products are not commercially successful. Therefore, we cannot be sure that any design win will result in purchase orders for our products, or that these purchase orders will not be later canceled. Our inability to convert design wins into actual sales and any cancellation of a purchase order could have a negative impact on our financial condition and results of operations.

 Because our customers may cancel orders, we may not be able to recoup expenses incurred in anticipation of sales of our products

   We work closely with our customers to determine their future product needs and receive a rolling forecast for products. We have incurred and expect to continue to incur expenses based upon these sales forecasts. However, our customer purchase agreements generally contain no minimum purchase requirements and customers typically purchase our products pursuant to short-term purchase orders that may be canceled without charge if notice is given within an agreed-upon period. Therefore, we cannot be sure that the actual product revenues which we will receive will be commensurate with the level of expenses that we will incur based on forecasts we receive from our customers in any future period. As a result, cancellations, deferrals or reductions in pending purchase orders could have a negative impact on our financial condition and results of operations.

 Because most of our revenues have been and will be derived from a limited number of products, we may not be able to generate sufficient revenues to sustain our business if any of these products fail to gain market acceptance

   For the fiscal year ended March 31, 1999, approximately 21.6% and 10.7%, respectively, of our total revenues were generated from sales of our Hydrogen product and Proton family of products. For the six months ended October 3, 1999, approximately 59.3%, 33.1% and 7.6%, respectively, of our semiconductor revenues were generated from sales of our Proton family and Hydrogen and Helium products. We expect that our Proton family will represent a diminishing proportion of our total revenues while a substantial portion of our total revenues will be derived from our Hydrogen, Helium and Lithium products in the foreseeable future. Therefore, broad market acceptance of the Hydrogen, Helium and Lithium products is critical to our success. We cannot be sure that our products will attain broad market acceptance. The failure of our products to achieve broad market acceptance could result in a decrease in our revenues, which would have a negative impact on our results of operations and financial condition.

 Because our products typically have lengthy sales cycles, we may experience substantial delays between incurring expenses related to research and development and the generation of sales revenue and may not ultimately sell a large volume of our products

   It usually takes more than one year, occasionally more than two years, for us to realize volume shipments of our semiconductor products after we first contact a customer. We first work with customers to achieve a design win, which may take six months or longer, at which time we sell a source code license. Our customers then complete the design, testing and evaluation of their systems and begin the marketing process, a period which typically lasts an additional three to six months or longer. As a result, a significant period of time may elapse between our sales efforts and our realization of revenues, if any, from volume purchasing of our products by our customers.

 Because our products are complex, the detection of errors in our products may be delayed, and if we deliver products with defects, our credibility will be harmed, and the sales and market acceptance of our products may decrease

   Our products are complex and may contain errors, defects and bugs when introduced. If we deliver products with errors, defects or bugs, our credibility and the market acceptance and sales of our products could be significantly harmed. Furthermore, the nature of our products may also delay the detection of any such error or defect. If our products contain errors, defects and bugs, then we may be required to expend significant capital and resources to alleviate these problems. This could result in the diversion of technical and other resources from our other development efforts. Any actual or perceived problems or delays may also adversely affect our ability to attract or retain customers.

 Because defects in our products may give rise to product liability claims against us, we may be required to incur increased expenses and divert management resources away from our operations

   The occurrence of any defects, errors or failures in our products could lead to product liability claims or lawsuits against us or against our customers. In addition, we have agreed to indemnify certain of our customers in certain limited circumstances against liability from defects in our products. A successful product liability claim could result in substantial cost and divert management's attention and resources, which would have a negative impact on our financial condition and results of operations. Although we have not experienced any product liability claims to date, the sale and support of our products entail the risk of these claims.

 Because we sell a significant portion of our products in countries other than the US, we may be subject to political, economic and other conditions affecting such countries that could result in increased operating expenses and regulation of our products

   One of our principal subsidiaries is incorporated under the laws of, and its principal offices are located in, the United Kingdom. In addition, for the fiscal year ended March 31, 1999, we generated approximately 40.3% of our revenues from sources outside the United States, with 16.5% and 13.8% of our total revenues derived from customers based in Israel and Europe, respectively. In the six months ended October 3, 1999, 52.4% of our total revenues was derived from customers based in Israel. We expect that sales to these international customers will continue to account for a significant portion of our total revenues for at least the next 12 months. Accordingly, we are subject to the political, economic and other conditions affecting countries or jurisdictions other than the United States, including Israel, Europe and Asia. Any interruption or curtailment of trade between the countries in which we operate and their present trading partners, change in exchange rates or a significant downturn in the political, economic or financial condition of these countries could cause demand for and revenue from our products to decrease, cause our costs of doing business to increase or subject us to increased regulation including future import and export restrictions.

 Because we have expanded rapidly and future expansion may be required, we may lack the ability to manage this growth in our operations

   We have rapidly and significantly expanded our operations, including the number of our employees, the geographic scope of our activities and our product offerings. We expect that further significant expansion will be required to address potential growth in our customer base and market opportunities. If we are unable to manage growth effectively, we may not be able to take advantage of market opportunities, develop or enhance our products or our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements. To successfully manage the anticipated growth of our operations, we believe we must effectively be able to:

  . improve our existing and implement new operational, financial and management information controls, reporting systems and procedures;

  .  hire, train and manage additional qualified personnel;

  .  expand and upgrade our core technologies; and

  . effectively manage multiple relationships with our customers, suppliers and other third parties.

 Our products require significant training and support, and because of our limited resources, we may not be able to support the development of and demand for our products

   The development of equipment using our products requires significant training and support. If we are unable to provide this training and support for our products, more time may be necessary to complete the implementation process and customer satisfaction may be adversely affected. In addition, our suppliers may not be able to meet increased demand for our products. We cannot be sure that our systems, procedures or controls or those of our suppliers' will be adequate to support the anticipated growth in our operations or the demand for our products. This may result in a decline in the sales of our products and have a negative impact on our results of operations.

 Our executive officers and key personnel are critical to our business, and because there is significant competition for personnel in our industry, we may not be able to attract and retain such qualified personnel

   Our success depends to a significant degree upon the continued contributions of our executive management team, and our technical, marketing, sales customer support and product development personnel. The loss of such personnel could significantly harm our business, financial condition and results of operations. We do not have any life insurance or other insurance covering the loss of any of our key employees.

   Because our products are specialized and complex, our success depends upon our ability to attract, train and retain qualified personnel, including qualified technical, marketing and sales personnel. However, the competition for personnel is intense and we may have difficulty attracting and retaining such personnel. In addition, companies in the communications, software and semiconductor industries have frequently made unfair hiring practices claims against competitors who have hired away such companies' personnel. We cannot be sure that these claims will not be made against us in the future as we seek to hire qualified personnel, or that any of these claims would be decided in our favor. We may incur substantial costs in defending ourselves against any such claims, regardless of their merits.

   We have entered into employment agreements with our executive officers (see "Management--Employment Agreements") and certain other key employees that provide for set terms of employment. In addition, all of our employees in the United Kingdom have employment agreements pursuant to the laws of the United Kingdom, subject generally to four weeks notice of termination. Our employment agreements do not contain anti-competition clauses.

 Our software and hardware products and our internal systems may not be Year 2000 compliant, and the costs and problems associated with the Year 2000 issue could have a negative impact on our customer relationships and results of operations

   The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached. As a result of the Year 2000 issue, we may experience serious unanticipated problems and costs caused by undetected errors or defects in the technology used in our software and hardware products and internal systems. In addition, we may be required to defend our products or services in legal proceedings. We cannot guarantee that we will remain free of Year 2000 related disputes. If our software and hardware products or our internal systems are not Year 2000 compliant, the costs and problems associated with correcting errors caused by the Year 2000 issue could have a negative impact on our customer relationships, financial condition and results of operations. Until the Year 2000 occurs, we cannot be sure that we will not be affected by the Year 2000 issue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance Disclosure."

Risks Relating to our Industry

 Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we cannot be certain that our products will be accepted in the marketplace or capture market share

   The market for software and communications semiconductor solutions is intensely competitive and characterized by rapid technological change, evolving standards, short product life cycles and price erosion. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. Given the highly competitive environment in which we operate, we cannot be sure that any competitive advantages enjoyed by our products would be sufficient to establish and sustain our products in the market. Any increase in price or other competition could result in erosion of our market share, to the extent we have obtained market share, and would have a negative impact on our financial condition and results of operations. We cannot be sure that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

   We face competition from a variety of vendors, including software and semiconductor companies, which generally vary in size and in the scope and breadth of products and services offered. We also face competition from customers' or prospective customers' own internal development efforts. Many of the companies that compete, or may compete in the future, against us have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. These competitors may also have pre-existing relationships with our customers or potential customers. As a result, they may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Our competitors may successfully integrate the functionality of our software and communication processors into their products and thereby render our products obsolete. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

   We believe our principal competitors include or will include Alcatel Microelectronics, Analog Devices, Centillium Technology, Conexant Systems, GlobeSpan, Lucent Technologies, Motorola and Texas Instruments. In addition, there have been a number of announcements by other semiconductor companies including IBM and Intel and smaller emerging companies that they intend to enter the market segments adjacent to or addressed by our products.

 Because the markets in which our customers compete are highly competitive, our customers may not be successful and they may not continue to purchase our products

   Many of our customers face significant competition in their markets. If our customers are unable to successfully market and sell their products which incorporate our products, these customers may cease to purchase our products, which may have a negative impact on our results of operations.

 Because the markets in which we compete are subject to rapid changes, our products may become obsolete or unmarketable

   The markets for our products and services are characterized by rapidly changing technology, short product life cycles, evolving industry standards, changes in customer needs, growing competition and new product introductions. If our product development and improvements take longer than planned, the availability of our products would be delayed. Any such delay may render our products obsolete or unmarketable, which would have a negative impact on our ability to sell our products and our results of operations.

 Because of changing customer requirements and emerging industry standards, we may not be able to achieve broad market acceptance of our products

   Our success is dependent, in part, on our ability, in a timely and cost-effective manner, to:

  . successfully develop, introduce and market new and enhanced products at competitive prices in order to meet changing customer needs;

  . respond effectively to new technological changes or new product announcements by others;

  .  effectively use and offer leading technologies; and

  .  maintain close working relationships with our key customers.

   We cannot be sure that we will be successful in these pursuits, that the growth in demand will continue or that our products will achieve market acceptance. Our failure to develop and introduce new products that are compatible with industry standards and that satisfy customer requirements or the failure of our products to achieve broad market acceptance could have a negative impact on our ability to sell our products and our results of operations.

 Because the development of new products requires substantial time and expense, we may not be able to recover our development costs

   The pursuit of necessary technological advances and the development of new products require substantial time and expense. Improvements to existing products or the introduction of new products by us or our competitors have the potential to replace or provide lower cost alternatives to our existing products or render these products obsolete, unmarketable or inoperable. The mere announcement of any improvement or new product could cause potential customers to defer or cancel purchases of existing products and services. Therefore, we cannot be sure that we will be able to recover the costs of the development of our products or succeed in adapting our business to advancements.

 Because other high speed data transmission technologies may compete effectively with digital subscriber line services, our products may not capture marketshare

   DSL services are competing with a variety of different broadband data transmission technologies, including cable modems, satellite and other wireless technologies. If any technology that is competing with DSL technology is more reliable, faster, less expensive or has other advantages over DSL technology, then the demand for our semiconductors may decrease, which would have a negative impact on our operating results.

 Because price competition among our competitors and volume purchases by large customers may result in a decrease in the average per unit selling price of our products, our gross margins for our products may decline

   We expect that price competition among our competitors and volume purchases of our products at discounted prices will have a negative impact on our gross margin for these products. We anticipate that average per unit selling prices of DSL semiconductors will continue to decline as product technologies mature. Since we do not manufacture our own products, we may be unable to reduce our manufacturing costs in response to declining average per unit selling prices. Many of our competitors are larger with greater resources and therefore may be able to achieve greater economies of scale and would be less vulnerable to price competition. Further, we expect that average per unit selling prices of our products will decrease in the future due to volume discounts to our large customers. These declines in average per unit selling prices will generally lead to declines in our gross margins for these products.

 Because the measures on which we rely to protect our intellectual property rights afford only limited protections, we may lose any competitive advantage we may have

   The measures on which we rely to protect our intellectual property afford only limited protection and we cannot be certain that these safeguards will adequately protect our intellectual property and other valuable competitive information. In addition, the laws of some countries in which we sell or plan to sell our products, including the Peoples' Republic of China, Korea and certain other Asian countries, may not protect our proprietary rights as fully as do the laws of the United Kingdom or the United States. If we are unable to adequately protect our proprietary rights, we may lose any competitive advantage we may have over our competitors. This may have a negative impact on sales of our products and our results of operations.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. Our competitors may also independently develop similar technologies. Moreover, through our participation in various industry groups, we have entered into cross-licenses for intellectual property necessary to the implementation of certain types of standards-compliant products. Such cross-licenses may limit our ability to enforce our intellectual property rights against competitors.

 Because our industry is characterized by frequent litigation over intellectual property rights, we may be required to incur substantial expenses and divert management resources

   The industries in which we compete are characterized by numerous allegations of patent infringement among competitors. Such an infringement claim could be asserted against us or by us in the future. The defense or prosecution of any such claim could result in us incurring substantial expenses and diverting significant management attention and other resources away from our operations. In the event of an adverse result in any future litigation or claim, we may be required:

  . to pay substantial damages, including treble damages if we are held to have willfully infringed on the intellectual property of another;

  . to halt the manufacture, use and sale of infringing products or technology;

  .  to forfeit a competitive advantage;

  .  to expend significant resources to develop non-infringing technology; or

  . to obtain licenses to the infringing technology, which may not be available on commercially reasonable terms, or at all.

 Because our products may be required to meet certain industry standards, we may be required to pay substantial royalties to the owners of the intellectual property underlying the standards

   In order for us to comply with the International Telecommunications Union V.34, V.90 and ADSL standards, the software embedded in our current and planned future products may use the proprietary technology of various parties advancing or promoting these standards. Where such owners are members of such working group or union, they must provide a license upon reasonable terms, which may include the payment of a reasonable royalty. However, if such owners are not members of such working group or union, there may be no limit on the terms or the amount of the royalty with respect to such proprietary technology. As a result, the cumulative effect of the terms and royalties with respect to the use of the proprietary technology necessary to meet such industry standards could increase the cost of our products to the point that they are no longer competitive and could limit our ability to meet certain industry standards.

 Because our products and those of our customers are subject to government regulations, changes in current or future laws or regulations could cause sales of our products to decline

   The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire U.S. communications industry, including our customers and their products and services that incorporate our products. Future FCC regulations affecting the U.S. communications services industry, our customers or our products may have a negative impact on our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into certain markets or affect the prices that they are able to charge. This may cause sales of our products to decline. In addition, international regulatory bodies have introduced new regulations for the communications industry. Delays caused by our compliance with regulatory requirements may result in order cancellations or postponements of product purchases by our customers, which would have a negative impact on our results of operations and financial condition.

Risks Relating to this Offering

 Because there has been no prior market for our common stock, we cannot be sure that our stock price will not decline after this offering

   Prior to this offering, you could not buy or sell our common stock on a public market. The initial public offering price of our common stock will be determined by negotiation among us and representatives of the underwriters and may not be indicative of the price that will prevail in the open market after this offering. In addition, the market price of our shares of common stock may be highly volatile and could be subject to wide fluctuations. We cannot be certain that an active trading market for our common stock will develop or be sustained, or that the price of our stock will not decline after this offering.

 Because the Nasdaq stock market is likely to experience extreme price and volume fluctuations, the price of our stock may decline even if our business is doing well

   The stock markets, and in particular the Nasdaq stock market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. We also expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:

  .  announcements of technological or competitive developments;

  .  acquisitions or strategic alliances by us or our competitors;

  .  the gain or loss of a significant customer or order; and

  . changes in estimates of our financial performance or changes in recommendations by securities analysts.

Accordingly, market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock.

 Because of likely fluctuations in the price of our stock we may be subject to class action litigation, which could distract management and result in substantial costs

   In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our operations and sales of our products, which would have a negative impact on our financial condition and results of operations.

 Because the book value per share of our stock is liklely to be less than the initial offering price, you will experience immediate dilution

   The initial public offering price is expected to be substantially higher than the current book value per share of our outstanding common stock. As a result, investors purchasing our common stock in this offering will incur immediate dilution of approximately $7.12 per share in the book value of our common stock from the price they pay for our common stock. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. See "Dilution."

 Because our principal stockholders and management may have the ability to control stockholder votes, the premium over market price that an acquiror might otherwise pay may be reduced and any merger or takeover may be delayed

   Immediately following the offering, our officers and directors and their affiliates will own or control approximately 47.1% of our common stock (assuming no purchases of shares of common stock in this offering by our officers and directors and their affiliates). Accordingly, our officers, directors and their affiliates, as a group, may have the ability to control the election of a majority of the members of our board of directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, or may impede a merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over market price that an acquiror might otherwise pay.

 Provisions of our charter documents and Delaware law could prevent or delay a change in our control and may reduce the market price of our common stock

   Certain provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing our acquisition. For example, we have authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, our stockholders may not take actions by written consent, our stockholders are limited in their ability to make proposals at stockholder meetings and our directors may be removed only for cause and upon the affirmative vote of at least 80% of our outstanding voting shares. See "Description of Capital Stock."

 Because we have broad discretion to use the offering proceeds, how we invest these proceeds may not increase our profits or market value

   As of the date of this prospectus, we have no specific plans to use the net proceeds from this offering other than for working capital and general corporate purposes. Accordingly, our management will have considerable discretion in the application of the net proceeds, and may apply the net proceeds in ways which may not increase our profitability or our market value. See "Use of Proceeds." You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

 A substantial number of our shares of common stock are eligible for future sale, and the sale of these shares may depress our stock price, even if our business is doing well

   Upon completion of the offering, we will have approximately 19,472,161 shares of common stock outstanding and 20,222,161 shares outstanding if we issue shares upon exercise of the underwriters' over-allotment option. All of these shares will be freely tradable without restriction or further registration under the federal securities laws, except for shares purchased in this offering by or held by our affiliates. See "Shares Eligible for Future Sale." In addition, as of October 3, 1999 there were outstanding options and warrants to purchase 3,672,475 shares of our common stock. Furthermore, as of October 3, 1999, stockholders holding approximately 12,181,694 shares of common stock had been granted registration rights with respect to their shares of common stock. See "Description of Capital Stock--Registration Rights." In the future, we may register for resale the shares underlying the outstanding options, grant additional options or grant additional registration rights.

   While our existing stockholders and option holders are generally subject to lock-up agreements and the provisions of our bylaws restricting their ability to sell shares of our common stock, when these restrictions expire, these shares will be eligible for sale, in some cases without restriction. See "Shares Eligible for Future Sale." A sale of a substantial number of shares, particularly by our directors and officers, or the perception that this sale could occur, could have an adverse effect on the price of our common stock.

 We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan

   If the proceeds of this offering, together with our existing cash balances and cash flow expected from future operations, are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements within the meaning of the federal securities laws. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the 5,000,000 of common stock offered by us are estimated to be approximately $45.3 million, based on an assumed initial public offering price per share of $10.00, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us. If the underwriters exercise the over-allotment option in full, our net proceeds are estimated to be $52.2 million. See "Underwriting."

   We intend to use the net proceeds of this offering primarily for working capital and general corporate purposes, including expenditures for research and development of new products and sales and marketing efforts. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared nor paid any dividends on our capital stock. We currently intend to retain any future earnings for use in the operation and expansion of our business and we do not anticipate paying any dividends on our capital stock in the foreseeable future. Additionally, our line of credit currently prohibits the payment of dividends.

                                 CAPITALIZATION

   The table below sets forth the following information:

  . the actual capitalization of Virata Limited, our predecessor, as of October 3, 1999;

  . our capitalization as of October 3, 1999, after giving pro forma effect to the issuance of series E preference shares by Virata limited, the reorganization of Virata Limited and a 1 for 6.7 reverse stock split of our common stock.

  . our pro forma capitalization as of October 3, 1999, as adjusted to give effect to the sale of 5,000,000 shares of common stock offered in this offering at an assumed offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

   The capitalization information in the table below is qualified by the more detailed consolidated financial statements and related notes beginning on page F-1 of this prospectus. The table should be read in conjunction with those consolidated financial statements and related notes and the sections of this prospectus titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    As of October 3, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                             and
                                                        per share data)
                                                         (unaudited)
Capital lease obligations, long-term........... $    986  $    986    $    986

                                                --------  --------    --------
Stockholders' equity:
  Common stock, $0.01 par value per share,
   95,000,000 shares authorized, 13,547,599
   shares issued and outstanding, actual;
   $0.001 par value per share, 40,000,000
   shares authorized, 14,472,161 shares issued
   and outstanding, pro forma; $0.001 par value
   per share, 40,000,000 shares authorized,
   19,472,161 shares issued and outstanding,
   pro forma as adjusted.......................      215        14          19
  Convertible preferred stock, $0.02 par value
   per share, 86,100,000 shares authorized,
   51,431,179 shares issued and outstanding,
   actual; $0.001 par value per share,
   5,000,000 shares authorized, zero shares
   issued and outstanding, pro forma; $0.001
   par value per share, 5,000,000 shares
   authorized, zero shares issued and
   outstanding, pro forma as adjusted..........      801       --          --
Additional paid-in capital.....................   63,095    71,997     117,242
Accumulated other comprehensive income.........    1,064     1,064       1,064
Unearned stock compensation....................   (1,093)   (1,093)     (1,093)
Accumulated deficit............................  (58,200)  (58,200)    (58,200)
                                                --------  --------    --------
    Total stockholders' equity.................    5,882    13,782      59,032
                                                --------  --------    --------
      Total Capitalization..................... $  6,868  $ 14,768    $ 60,018
                                                ========  ========    ========

   The common stock outstanding after this offering is based on the number of shares outstanding on October 3, 1999.

   The common stock outstanding after this offering excludes 3,672,475 shares of our common stock which may be issued upon exercise of currently outstanding stock options and warrants outstanding as of October 3, 1999, with a weighted average exercise price of $4.92 per share; and approximately 3.6 million other shares of common stock reserved for issuance under our stock plans. See "Management--Director Compensation", "--Employee Stock Option Plan" and "-- Employee Stock Purchase Plan" and "Description of Capital Stock."

                                    DILUTION

   As of October 3, 1999, our pro forma net tangible book value was approximately $10.8 million, or $0.75 per share of our common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share of common stock paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Our pro forma net tangible book value as of October 3, 1999 is calculated after giving effect to the issuance of series E preference shares by Virata Limited, the reorganization of Virata Limited and a 1 for 6.7 reverse stock split of our common stock.

   Our pro forma as adjusted net tangible book value as of October 3, 1999 was approximately $56.1 million, or $2.88 per share of our common stock, after giving effect to the receipt of the net proceeds from the sale of the 5,000,000 shares of common stock offered by us, assuming an initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

   This amount represents an immediate increase in pro forma net tangible book value of $2.13 per share to the existing stockholders and an immediate dilution of $7.12 per share to purchasers of common stock in the offering. The following table illustrates this per share dilution.

Assumed initial public offering price per share...................       $10.00
  Pro forma net tangible book value per share as of October 3,
   1999........................................................... $0.75
  Increase in net tangible book value per share attributable to new investors..................................................  2.13
                                                                   -----
Pro forma as adjusted net tangible book value per share after the
 offering.........................................................         2.88
                                                                         ------
Dilution in net tangible book value per share to new investors....       $ 7.12
                                                                         ======

   The following table summarizes, as of October 3, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and to be paid by new investors purchasing shares of common stock in this offering, before deducting the underwriting discounts and commissions and estimated expenses payable by us, at an assumed initial public offering price of $10.00 per share.

                                           Shares          Total
                                         Purchased     Consideration    Average
                                       -------------- ----------------   Price
                                       Number Percent  Amount  Percent Per Share
                                       ------ ------- -------- ------- ---------
                                       (in thousands, except percentages and per
                                                      share data)
Existing stockholders................. 14,472  74.3%  $ 61,571  55.2%   $ 4.25
New investors.........................  5,000  25.7     50,000  44.8     10.00
                                       ------  ----   --------  ----
  Total............................... 19,472  100%   $111,571   100%
                                       ======  ====   ========  ====

   The foregoing computations are based on the number of shares of common stock outstanding on October 3, 1999.

   The common stock outstanding after this offering excludes 3,672,475 shares of our common stock which may be issued upon exercise of currently outstanding stock options and warrants outstanding as of October 3, 1999, with a weighted average exercise price of $4.92 per share, and approximately 3.6 million other shares of common stock reserved for issuance under our stock plans. See "Capitalization," "Management--Director Compensation", "--Employee Stock Option Plan" and "--Employee Stock Purchase Plan" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read with the consolidated financial statements and related notes beginning on page F-1 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 26 of this prospectus. The selected consolidated statement of operations data for each of the three fiscal years ended March 31, 1997, 1998 and 1999 and selected consolidated balance sheet data as of March 31, 1998 and 1999 are derived from, and qualified by reference to, the audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for each of the two fiscal years ended March 31, 1995 and 1996 and selected consolidated balance sheet data as of March 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this prospectus. Information for the fiscal year ended March 31, 1999 includes the results of operations for RSA Communications, Inc. only since July 17, 1998, the closing date of the acquisition. For information showing our unaudited pro forma results of operations including RSA Communications, Inc. for the fiscal year ended March 31, 1999, see Virata Corporation Pro Forma Combined Financial Information on page F-33.

   Effective October 3, 1999, we changed our fiscal year such that each quarter ends on the Sunday closest to the calendar quarter end.

   The selected consolidated statement of operations data for the six months ended September 30, 1998 and October 3, 1999 and the selected consolidated balance sheet data as of October 3, 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared by us on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our results of operations and financial position as of and for those periods.

                                                                          Six Months   Six Months
                                    Year Ended March 31,                     Ended       Ended
                          ---------------------------------------------  September 30, October 3,
                           1995     1996     1997      1998      1999        1998         1999
                          -------  -------  -------  --------  --------  ------------- ----------
                                                                               (unaudited)
                                         (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues:
 Semiconductors.........  $    --  $    --  $    --  $    505  $  2,784    $  1,697     $ 3,493
 License................       --       85      971     1,570     1,628       1,009         528
 Services and royalty...      226      333    1,134     1,206     2,367       1,075         808
 Systems................       --    2,424    4,848     5,650     2,477       1,340         848
                          -------  -------  -------  --------  --------    --------     -------
   Total revenues.......      226    2,842    6,953     8,931     9,256       5,121       5,677
                          -------  -------  -------  --------  --------    --------     -------
Cost of revenues:
 Semiconductors.........       --       --       --       325     2,421       1,333       1,941
 License................       --       --       --        --        --          --          --
 Services and royalty
  ......................      100       55      185       192       528         229         338
 Systems................       --    1,854    3,754     3,270     1,048         701         491
                          -------  -------  -------  --------  --------    --------     -------
   Total cost of
    revenues............      100    1,909    3,939     3,787     3,997       2,263       2,770
                          -------  -------  -------  --------  --------    --------     -------
Gross profit............      126      933    3,014     5,144     5,259       2,858       2,907
Operating expenses:
 Research and
  development...........    3,587    4,402    3,518     3,987     8,323       3,586       5,130
 Sales and marketing....      365    4,037    4,753     4,076     2,917       1,381       1,896
 General and
  administrative........    1,278    2,096    3,410     4,917     5,567       3,099       2,303
 Restructuring costs....       --       --       --     1,871        --          --          --
 Amortization of
  intangible assets.....       --       --       --        --       549         137         370
 Amortization of stock
  compensation..........       --       --       --       399     1,394         683         505
 Acquired in-process
  research and
  development...........       --       --       --        --     5,260       5,260          --
                          -------  -------  -------  --------  --------    --------     -------
   Total operating
    expenses............    5,230   10,535   11,681    15,250    24,010      14,146      10,204
                          -------  -------  -------  --------  --------    --------     -------
Loss from operations....   (5,104)  (9,602)  (8,667)  (10,106)  (18,751)    (11,288)     (7,297)
Interest and other
 income (expense), net..        4      264      127      (172)    1,594        (407)       (275)
                          -------  -------  -------  --------  --------    --------     -------
Net loss................  $(5,100) $(9,338) $(8,540) $(10,278) $(17,157)   $(11,695)    $(7,572)
                          =======  =======  =======  ========  ========    ========     =======
Net loss per share:
 Basic and diluted......  $ (0.56) $ (0.89) $ (0.80) $  (0.90) $  (1.33)   $  (0.91)    $ (0.57)
                          =======  =======  =======  ========  ========    ========     =======
 Weighted average
  shares................    9,150   10,481   10,676    11,482    12,881      12,790      13,359
                          =======  =======  =======  ========  ========    ========     =======
Pro forma net loss per
 share:
 Basic and diluted......                                       $  (1.42)                $ (0.60)
                                                               ========                 =======
 Weighted average
  shares................                                         12,075                  12,642
                                                               ========                 =======

                                        March 31,
                          ---------------------------------------- October 3,
                           1995     1996   1997    1998     1999      1999
                          -------  ------ ------- -------  ------- -----------
                                                                   (unaudited)
                                            (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............. $   451  $1,315 $ 3,752 $   767  $ 8,616   $ 4,137
Working capital..........  (3,206)    451   6,346  (3,653)   8,042     1,720
Total assets.............   2,086   4,422  12,066   5,950   19,187    12,562
Total long term
 liabilities.............      --      48     875     738    1,130       986
Total stockholders'
 equity (deficit)........  (2,129)  1,850   6,857  (3,085)  12,719     5,882

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This section of this prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "expects," "future," and "intends," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. These risks are described in "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements."

Overview

   We were incorporated in March 1993 in Cambridge, England, as a spin-out from the Olivetti Research Laboratory (now AT&T Laboratories). Until 1995, we were a development stage company focused primarily on product development. From first production revenue shipment in April 1995 through March 1996, we focused on developing and delivering ATM-based, board-level systems primarily for local area network applications. In mid 1996, we began licensing our software suite and selling our semiconductors to developers of broadband access products. In September 1997, we ceased development of our systems products and focused exclusively on expanding our software offering and developing additional semiconductors for the broadband marketplace with a focus on the DSL market. We recently moved our corporate headquarters from Cambridge, England to Santa Clara, California.

   We generate revenues from sales of semiconductors, systems-level products, software licenses, maintenance, royalties and related design services. Semiconductor revenues have come from two sources, our Proton family of ASIC products and our ATOM family of ASSPs. An equipment manufacturer, or OEM, licenses our software, which permits them to purchase our semiconductors for use in their products. We support our licensee customers through the sale of maintenance contracts and design services. Since September 1997, we have sold our systems-level products primarily to one customer, and we expect sales of these products to decline. We sell our products through a direct sales force, which we believe most effectively allows us to serve our customers. We also utilize a sales representative in Taiwan.

   Revenues from the sale of both semiconductors and systems are recognized upon shipment to customers. Allowances are provided for estimated returns at the time of shipment. We recognize software license revenues under Statement of Position, or SOP, 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. When contracts contain multiple elements and vendor-specific objective evidence exists for all undelivered elements, we account for the delivered elements in accordance with the "Residual Method" prescribed by SOP 98-9. Software licenses are generally recognized as revenue upon shipment of the software product. In the event that we grant our customers the right to specified upgrades, license revenue is deferred until delivery of the specific upgrade. If vendor-specific objective evidence of fair value does not exist, then the entire license fee is deferred until the delivery of the specified upgrade. We recognize revenues from maintenance and support services provided to licensees ratably over the term of the agreement, generally one year, and recognize revenues from design services provided to OEMs as the services are performed.

   It usually takes more than one year, occasionally more than two years, for us to realize volume shipments of our semiconductor products after we first contact a customer. We first work with customers to achieve a design win, which may take six months or longer, at which time we sell a source code license. Our customers then complete the design, testing and evaluation of their systems and begin the marketing process, a period which typically lasts an additional three to six months or longer. As a result, a significant period of time may elapse between our sales efforts and our realization of revenues, if any, from volume purchases of our products by our customers. We generally sell our products based on individual purchase orders. Our customers are not obligated by long-term contracts to purchase our semiconductors and can generally cancel or reschedule orders upon short notice. As of October 3, 1999, our backlog was approximately $7.5 million, including the backlog for semiconductors, which was approximately $6.8 million.

   Achieving a design win with a customer does not create a binding commitment from that customer to purchase our products. Rather, it is a decision by a customer to use our products in the design process of their products. A customer can choose at any time to discontinue using our products in their designs or product development efforts. Even if our products are chosen to be incorporated into a customer's products, we may still not realize significant revenues from that customer if their products are not commercially successful. We have a strategy of licensing and partnering with as many key participants in our markets as possible, and we have achieved a significant number of design wins. Nevertheless, some customers will be more successful than others in developing and marketing their products that incorporate our semiconductor products, and it is difficult for us to predict which of these customers will generate revenues for us. Our semiconductor product sales are almost completely dependent upon the relative success of our customers in the marketplace for broadband access products.

   We have spent considerable resources developing our Beryllium product for the ADSL market, and we are just beginning to work with potential customers for this product. Our future success will depend, in part, on the success of Beryllium. However, we do not expect to know whether we will realize significant commercial shipments of Beryllium until the second half of 2000.

   Our revenues to date have been concentrated with a small number of customers. We expect this concentration to continue. For the fiscal year ended March 31, 1999, Com21 and Orckit Communications accounted for 22.6% and 15.7%, respectively, of our total revenues. For the six months ended October 3, 1999, Orckit Communications, Com21, Netopia and Westell Technologies accounted for 51.5%, 11.6% 8.9% and 7.0%, respectively, of our total revenues.

   International revenues accounted for 44.2% of total revenues for the fiscal year ended March 31, 1998 and 40.3% for the fiscal year ended March 31, 1999. Sales to customers in Israel represented 10.8% and 16.5% of total revenues for the fiscal year ended March 31, 1998 and March 31, 1999, respectively. For the six months ended October 3, 1999, revenues from these Israeli customers were 52.4% of total revenues. International revenues are denominated solely in U.S. dollars, which reduces our exposure to fluctuations in revenues attributable to changes in foreign currency exchange rates. However, we experience risks inherent in international business. These risks include extended collection time for receivables, reduced ability to enforce contractual obligations and reduced protection of our intellectual property. Our material costs are denominated in U.S. dollars and our operating expenses are split between U.S. dollars and British pounds sterling.

   Our gross margin has fluctuated significantly due primarily to product mix. For the fiscal year ended March 31, 1999, our semiconductor gross margin was 13.0%, our license gross margin was 100.0%, our services and royalty gross margin was 77.7% and our systems gross margin was 57.7%. We believe our gross margin may continue to fluctuate because we expect semiconductors to be a greater percentage of total revenues and increased competition and more consumer oriented markets may impact pricing.

   Since inception, we have invested heavily in research and development and have built a worldwide sales force and administration infrastructure, which has contributed to net losses. Additionally, we have chosen to operate principally in three locations: Cambridge, England; Raleigh, North Carolina; and Santa Clara, California. We believe that our strategy of locating research and development in Cambridge and Raleigh has provided access to high quality engineers and contributed to low turnover. However, we incur higher general and administrative expenses associated with multi-site operations. We plan to continue to invest to exploit market opportunities and revenues may not increase at a rate sufficient to achieve and maintain profitability.

   In September 1997, we implemented a new business strategy and reduced the resources allocated to the systems line of business. A restructuring plan was implemented in the second half of fiscal 1998 which resulted in one-time charges of $1.9 million for the year ended March 31, 1998. Approximately $900,000 of the restructuring charge represents employee costs, $900,000 represents asset write-downs and $71,000 relates to other restructuring costs. We continue to sell our systems products to one principal customer and systems revenues for the six months ended October 3, 1999 were $848,000.

   To extend our analog and DSL technical capabilities, in July 1998 we acquired RSA Communications, a privately-held company based in Raleigh, North Carolina specializing in analog modem software development. Financial information for the fiscal year ended March 31, 1999 includes the results of operations for RSA Communications beginning July 17, 1998, the closing date of the acquisition. The transaction was accounted for as a purchase business combination, under the purchase method of accounting. The aggregate purchase price is required to be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. Based on a valuation by an independent appraiser, $5.3 million of the $9.3 million purchase price was allocated to in-process research and development. The core technologies acquired in the RSA Communications acquisition were the ADSL PHY software and voiceband modem protocol software. The significant in-process research and development projects include V.90 modem software and two software algorithms, the modem modulation software algorithm and the ADSL software algorithm.

   The V.90 modem software is voiceband modem software for the Hitachi SH-3 processor on a Windows CE platform. This software project was completed subsequent to the acquisition in 1998 and has been licensed to Hitachi. At the time of the acquisition this project was approximately 90% complete, and the fair value assigned to this project was $2.4 million.

   The modem modulation software algorithm includes layer 1 software (PHY software) that provides modulation/demodulation functions of a voiceband modem, and layer 2 software for a voiceband modem that provides functions such as control, error correction and data compression. It has a complete set of flexible and portable voiceband modem and facsimile protocols required for our customers' voiceband modem products. At the time of the acquisition, this project was approximately 90% complete, and the fair value assigned to this project was $2.4 million. This project was subsequently terminated.

   The ADSL software algorithm is a complete software stack that is compliant with the ITU ADSL standards. The fair value assigned to this project was $425,000 at the time of the acquisition when this project was approximately 35% complete. The project is currently 85% complete and has a remaining expected development cost of $375,000. The remaining risks affecting the timely completion and commercialization of this project are minimal. The remaining uncertainties that might affect the outcome of this project are related to the size of the developing ADSL market.

   The in-process research and development valuation was determined using the income-based approach for the V.90 modem software and replacement cost method for the software algorithms. The acquired in-process technology was not considered to have reached technological feasibility and had no alternative future use. Accordingly, the amount was charged to operations upon acquisition. For more information on the valuation of the acquired in-process research and development, see Note 4 of notes to consolidated financial statements. For information showing our unaudited pro forma results of operations including RSA Communications for the fiscal year ended March 31, 1999, see Virata Corporation Pro Forma Combined Financial Information on page F-33.

   Our limited operating history in the DSL market makes it difficult to forecast our future operating results accurately. To date, we have not achieved profitability in any quarterly or annual period, and as of October 3, 1999, we had an accumulated deficit of $58.2 million. Although our total revenues have grown in recent quarters, we cannot be certain that our total revenues will increase at a rate sufficient to achieve and maintain profitability.

Recent Developments

  Financial Trends

   Our revenues have increased during each of the past four quarters ended October 3, 1999, however, we continue to operate at a loss, with operating expenses exceeding revenues.

  Private Placement Financing

   On October 12, 1999, in a private placement with Siemens Information and Communication Networks, Inc., Olivetti Telemedia Investments B.V. and LSI Logic Inc., Virata Limited issued 6,153,846 shares of its series E preference shares at a purchase price of $1.30 per share, prior to giving effect to the 1 for 6.7 reverse stock split, for an aggregate purchase price of $8.0 million. The series E preference shares will convert into 918,484 shares of our common stock immediately prior to this offering. See "Certain Transactions." In connection with the private placement, the investors in the private placement were granted registration rights for the shares of common stock they purchased. See "Description of Capital Stock--Registration Rights."

   The series E investors include:

                          Investment
        Investor          (millions)                 Description
        --------          ----------                 -----------
Olivetti Telemedia           $3.0    Parent of Telecom Italia and Telecom Italia
 Investments B.V. ......             Mobile, Italy's largest wireless and
                                     Europe's largest wireless carriers,
                                     respectively. Olivetti was an important
                                     source of our initial technology.

Siemens Information and
 Communication Networks,      3.0    Siemens is a leading worldwide
 Inc. ..................             telecommunications company and has been a
                                     customer of ours since August 1999.

LSI Logic Inc. .........      2.0    A leading global supplier of semiconductor
                                     products. LSI is currently one of our
                                     principal suppliers of semiconductors.

   In addition to the financial investment, we believe that our strategic relationships with the series E investors will benefit our business by providing access to additional technical, marketing and distribution expertise, and potentially a large number of end users of DSL technologies.

  Reorganization

   Immediately prior to this offering, Virata Corporation became the holding company of Virata Limited, pursuant to a share reconstruction under Section 425 of the United Kingdom Companies Act of 1985. See "Certain Transactions-- Reorganization of Virata Limited."

  Reverse Stock Split

   Immediately prior to this offering and immediately after the reorganization of Virata Limited, we will effect a 1 for 6.7 reverse stock split of our common stock. No fractional shares will be issued as a result of the reverse stock split. In lieu of any fractional shares, shareholders will be paid an amount in cash equal to such fractional interest multiplied by the initial price to the public of our common stock in this offering.

Results of Operations

   The following table sets forth, for the periods presented, certain data from our consolidated statement of operations expressed as a percentage of total revenues.

                                                       Six Months   Six Months
                           Year Ended March 31,           Ended       Ended
                           ------------------------   September 30, October 3,
                            1997     1998     1999        1998         1999
                           ------   ------   ------   ------------- ----------
                                                             (unaudited)
Consolidated Statement of
 Operations Data as a
 Percentage of Total
 Revenues
Revenues:
 Semiconductors...........    --  %    5.7%    30.1%       33.1%        61.6%
 License..................   14.0     17.6     17.6        19.7          9.3
 Services and royalty.....   16.3     13.4     25.5        21.0         14.2
 Systems..................   69.7     63.3     26.8        26.2         14.9
                           ------   ------   ------      ------       ------
   Total revenues.........  100.0    100.0    100.0       100.0        100.0
                           ------   ------   ------      ------       ------
Cost of revenues:
 Semiconductors...........    --       3.6     26.2        26.0         34.2
 License..................    --       --       --          --           --
 Services and royalty.....    2.7      2.2      5.7         4.5          6.0
 Systems..................   54.0     36.6     11.3        13.7          8.6
                           ------   ------   ------      ------       ------
   Total cost of
    revenues..............   56.7     42.4     43.2        44.2         48.8
                           ------   ------   ------      ------       ------
Gross profit..............   43.3     57.6     56.8        55.8         51.2
Operating expenses:
 Research and
  development.............   50.6     44.6     89.9        70.0         90.4
 Sales and marketing......   68.4     45.6     31.5        27.0         33.4
 General and
  administrative..........   49.0     55.1     60.2        60.5         40.6
 Restructuring costs......    --      20.9      --          --           --
 Amortization of
  intangible assets.......    --       --       5.9         2.7          6.5
 Amortization of stock
  compensation............    --       4.5     15.1        13.3          8.9
 Acquired in-process
  research and
  development.............    --       --      56.8       102.7          --
                           ------   ------   ------      ------       ------
   Total operating
    expenses..............  168.0    170.7    259.4       276.2        179.8
                           ------   ------   ------      ------       ------
Loss from operations...... (124.7)  (113.1)  (202.6)     (220.4)      (128.6)
Interest and other income
 (expense), net...........    1.9     (2.0)    17.2        (8.0)        (4.8)
                           ------   ------   ------      ------       ------
Net loss.................. (122.8)% (115.1)% (185.4)%    (228.4)%     (133.4)%
                           ======   ======   ======      ======       ======

Six Months Ended September 30, 1998 and October 3, 1999

  Total Revenues

   Total revenues increased 10.9% from $5.1 million for the six months ended September 30, 1998 to $5.7 million for the six months ended October 3, 1999. While total revenues were largely unchanged, semiconductor revenues increased while license, services and royalty, and systems revenues decreased significantly.

   Semiconductor revenues increased 105.8% from $1.7 million for the six months ended September 30, 1998 to $3.5 million for the six months ended October 3, 1999. The increase in semiconductor revenues, from 33.1% of total revenues for the six months ended September 30, 1998 to 61.6% of total revenues for the six months ended October 3, 1999, was due primarily to a substantial increase in shipments of semiconductors to Orckit Communications. Sales to this customer totaled $2.9 million in the six months ended October 3, 1999.

   License revenues decreased 47.7% from $1.0 million for the six months ended September 30, 1998 to $528,000 for the six months ended October 3, 1999. The decrease in license revenues, from 19.7% of total revenues for the six months ended September 30, 1998 to 9.3% of total revenues for the six months ended October 3, 1999, was largely due to a decrease in the average selling price for software licenses.

   Services and royalty revenues decreased 24.8% from $1.1 million for the six months ended September 30, 1998 to $808,000 for the six months ended October 3, 1999. The decrease in services and royalty revenues, from 21.0% of total revenues for the six months ended September 30, 1998 to 14.2% of total revenues for the six months ended October 3, 1999, was due primarily to the introduction of our design and consulting services, offset by a decrease in royalty revenues.

   Systems revenues decreased 36.7% from $1.3 million for the six months ended September 30, 1998 to $848,000 for the six months ended October 3, 1999. The decrease in systems revenues, from 26.2% of total revenues for the six months ended September 30, 1998 to 14.9% of total revenues for the six months ended October 3, 1999, was the result of our decision in September 1997 to focus our efforts on semiconductor sales.

  Cost of Revenues and Gross Margin

   Total cost of revenues consists primarily of semiconductor costs paid to foundry vendors, costs attributable to design services and software maintenance and operations expense including miscellaneous cost of revenues. Total cost of revenues increased 22.4% from $2.3 million for the six months ended September 30, 1998 to $2.8 million for the six months ended October 3, 1999. The increase in total cost of revenues, from 44.2% of total revenues for the six months ended September 30, 1998 to 48.8% of total revenues for the six months ended October 3, 1999, was primarily due to the increase in cost associated with higher semiconductor unit sales.

   Semiconductor cost of revenues increased 45.6% from $1.3 million for the six months ended September 30, 1998 to $1.9 million for the six months ended October 3, 1999. The increase in semiconductor gross margin, from 21.4% for the six months ended September 30, 1998 to 44.4% for the six months ended October 3, 1999, was primarily due to product mix and an increase in sales volume during the six months ended October 3, 1999.

   There are no costs of revenues associated with our software license revenues. As noted above, license revenues decreased 47.7% for the six months ended October 3, 1999 as compared to the six months ended September 30, 1998. The revenue decrease negatively impacted gross margins.

   Services and royalty cost of revenues increased 47.6% from $229,000 for the six months ended September 30, 1998 to $338,000 for the six months ended October 3, 1999. The decrease in gross margin associated with services and royalty revenues, from 78.7% for the six months ended September 30, 1998 to 58.2% for the six months ended October 3, 1999, was primarily the result of costs incurred for design services and expenses associated with royalty revenues.

   Systems cost of revenues decreased 30.0% from $701,000 for the six months ended September 30, 1998 to $491,000 for the six months ended October 3, 1999. The decrease in systems gross margin, from 47.7% for the six months ended September 30, 1998 to 42.1% for the six months ended October 3, 1999, was primarily due to a change in customer mix.

  Research and Development Expenses

   Research and development expenses consist primarily of engineering staffing costs and technology license fees. Research and development expenses increased 43.1% from $3.6 million, or 70.0% of total revenues, for the six months ended September 30, 1998 to $5.1 million, or 90.4% of total revenues, for the six months ended October 3, 1999. The increase was primarily due to the addition of research and development personnel, which grew from 43 to 81 engineers as a result of the acquisition of RSA Communications and accelerated new product development. In comparison to the previous period, the number of new products under development increased substantially. We expect research and development expenses to increase in absolute dollar amounts in future periods as we further expand our research and development organization and acquire additional intellectual property for inclusion in semiconductor device designs.

  Sales and Marketing Expenses

   Sales and marketing expenses consist primarily of employee salaries, sales commissions, travel and related costs for sales and marketing personnel, promotional materials and trade show expenses. Sales and marketing expenses increased 37.3% from $1.4 million, or 27.0% of total revenues, for the six months ended September 30, 1998 to $1.9 million, or 33.4% of total revenues, for the six months ended October 3, 1999. The increase was primarily due to the addition of sales and marketing personnel and increased marketing activity. We expect sales and marketing expenses to increase in absolute dollar amounts in future periods as sales and marketing activities increase.

  General and Administrative

   General and administrative expenses consist primarily of employee salaries and related expenses for executive, accounting, legal and administrative personnel, and costs associated with facilities, professional service fees and other general corporate expenses. General and administrative expenses decreased 25.7% from $3.1 million, or 60.5% of total revenues, for the six months ended September 30, 1998 to $2.3 million, or 40.6% of total revenues, for the six months ended October 3, 1999. The decrease was primarily due to bad debt expense which decreased from $1.3 million for the six months ended September 30, 1998 to $60,000 for the six months ended October 3, 1999. We expect general and administrative expenses to increase in absolute dollar amounts as we further invest in infrastructure and incur additional expenses related to the anticipated growth of our business and operation as a publicly held company.

  Amortization of Intangible Assets

   Amortization of intangible assets expense is related to the acquisition of RSA Communications, which occurred in July 1998. For the six months ended October 3, 1999, amortization of intangible assets expense was $370,000. We are amortizing the intangible assets on a straight-line basis over 60 months beginning in the quarter ended September 30, 1998.

  Amortization of Stock Compensation

   Through October 3, 1999, we had recorded a total of $3.4 million of unearned stock compensation. We recognized amortization of stock compensation of $683,000 for the six months ended September 30, 1998 and $505,000 for the six months ended October 3, 1999.

  Interest Expense

   Interest expense resulted primarily from interest expense related to obligations under capital leases and our bank line of credit. Interest expense decreased from $102,000 for the six months ended September 30, 1998 to $92,000 for the six months ended October 3, 1999.

  Interest Income and Other Income (Expense), Net

   Interest income and other income (expense), net consists primarily of interest earned on cash and cash equivalents, short-term investments and foreign currency translation adjustments. Interest income and other income (expense), net decreased from an expense of $305,000 for the six months ended September 30, 1998 to an expense of $183,000 for the six months ended October 3, 1999. The decrease in interest income and other income (expense), net was primarily due to lower average cash balances in the six months ended October 3, 1999. In addition, we recorded a foreign currency transactions loss of $732,000 for the six months ended September 30, 1998 and a foreign currency transactions loss of $333,000 for the six months ended October 3, 1999.

  Income Taxes

   Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit.

Fiscal Years Ended March 31, 1997, 1998 and 1999

  Total Revenues

   Total revenues increased 28.4% from $7.0 million for the fiscal year ended March 31, 1997 to $8.9 million for the fiscal year ended March 31, 1998. Total revenues increased 3.6% to $9.3 million for the fiscal year ended March 31, 1999.

   No semiconductor revenues were recorded in the fiscal year ended March 31, 1997. Semiconductor revenues increased 451.1% from $505,000 for the fiscal year ended March 31, 1998 to $2.8 million for the fiscal year ended March 31, 1999. Semiconductor revenues increased from 5.7% of total revenues for the fiscal year ended March 31, 1998 to 30.1% of total revenues for the fiscal year ended March 31, 1999 as a growing number of software licensees began initial trials and deployments of broadband access devices.

   License revenues increased 61.7% from $971,000 for the fiscal year ended March 31, 1997 to $1.6 million for the fiscal year ended March 31, 1998. The increase in license revenues, from 14.0% of total revenue for the fiscal year ended March 31, 1997 to 17.6% for the fiscal year ended March 31, 1998, was the result of increased success expanding our software licensee customer base. License revenues of $1.6 million for the fiscal year ended March 31, 1999 were substantially the same as the fiscal year ended March 31, 1998. License revenues were 17.6% of total revenues for both the fiscal year ended March 31, 1998 and 1999.

   Services and royalty revenues increased 6.3% from $1.1 million for the fiscal year ended March 31, 1997 to $1.2 million for the fiscal year ended March 31, 1998, but decreased from 16.3% to 13.5% of total revenues. Services and royalty revenues increased 96.3% to $2.4 million for the fiscal year ended March 31, 1999 and increased to 25.6% of total revenue. The increase is due primarily to revenues contributed by Virata Raleigh Corporation under analog modem consulting engineering agreements.

   Systems revenues for the fiscal year ended March 31, 1997 totaled $4.8 million, or 69.7% of total revenues. Systems revenues increased 16.5% to $5.7 million for the fiscal year ended March 31, 1998. Systems revenues decreased 56.2% to $2.5 million for the fiscal year ended March 31, 1999. The decrease in systems revenues, from 63.3% of total revenues for the fiscal year ended March 31, 1998 to 26.8% of total revenues for the fiscal year ended March 31, 1999, was primarily due to our decision in September 1997 to focus our sales and development efforts on semiconductor devices for the DSL market. During the fiscal year ended March 31, 1999, sales to Com21 represented 72.4% of systems-level product revenues.

  Cost of Revenues and Gross Margin

   Total cost of revenues consists primarily of semiconductor costs paid to foundry vendors, costs attributable to design services and software maintenance and operations expense including miscellaneous cost of revenues. Total cost of revenues was $3.9 million, or 56.7% of total revenues, for the fiscal year ended March 31, 1997. Cost of revenues increased from $3.8 million, or 42.4% of total revenues, for the fiscal year ended March 31, 1998 to $4.0 million, or 43.2% of total revenues, for the fiscal year ended March 31, 1999.

   No semiconductor revenues or costs were recorded for the fiscal year ended March 31, 1997. Cost of revenues for semiconductors increased 644.6% from $325,000 for the fiscal year ended March 31, 1998 to $2.4 million for the fiscal year ended March 31, 1999. Semiconductor gross margin decreased from 35.6% for the fiscal year ended March 31, 1998 to 13.0% for the fiscal year ended March 31, 1999 as a result of reduced selling prices for existing products and product costs and inventory provisions associated with new product introductions.

   There are no costs of revenues associated with our software license revenues.

   Services and royalty cost of revenues increased 3.8% from $185,000 for the fiscal year ended March 31, 1997 to $192,000 for the fiscal year ended March 31, 1998. Cost of revenues for services and royalty revenues increased 174.4% to $528,000 for the fiscal year ended March 31, 1999. Services and royalty revenues gross margin increased from 83.7% for the fiscal year ended March 31, 1997 to 84.1% for the fiscal year ended March 31, 1998. Services and royalty revenues gross margin decreased to 77.7% for the fiscal year ended March 31, 1999 as the result of costs associated with design services revenues and royalty expenses associated with royalty income.

   Systems cost of revenues decreased 12.9% from $3.8 million for the fiscal year ended March 31, 1997 to $3.3 million for the fiscal year ended March 31, 1998. For the fiscal year ended March 31, 1999, systems cost of revenues decreased 68.0% to $1.0 million. Gross margin for systems products improved from 22.6% for the fiscal year ended March 31, 1997 to 42.1% for the fiscal year ended March 31, 1998. Systems product gross margin improved further to 57.7% for the fiscal year ended March 31, 1999 as the result of decreased operations support expenses and a narrower systems product range.

  Research and Development Expenses

   Research and development expenses increased 13.3% from $3.5 million for the fiscal year ended March 31, 1997 to $4.0 million for the fiscal year ended March 31, 1998. The increase was attributable primarily to the addition of personnel in our research and development organization associated with semiconductor product development. Research and development expenses increased 108.9% to $8.3 million for the fiscal year ended March 31, 1999. The increase was primarily the result of increased staffing in Cambridge, England, as well as the addition of personnel as a result of the acquisition of RSA Communications and continued hiring at our Raleigh, North Carolina facility following the acquisition.

  Sales and Marketing Expenses

   Sales and marketing expenses decreased 14.2% from $4.8 million for the fiscal year ended March 31, 1997 to $4.1 million for the fiscal year ended March 31, 1998. Sales and marketing expenses decreased a further 28.4% to $2.9 million for the fiscal year ended March 31, 1999. The decrease in sales and marketing expenses in both periods resulted from our reduced emphasis on systems-level products from September 1997 and increased focus on semiconductor products. Sales efforts for semiconductors are targeted to fewer customers and require lower sales and marketing staffing.

  General and Administrative Expenses

   General and administrative expenses increased 44.2% from $3.4 million for the fiscal year ended March 31, 1997 to $4.9 million for the fiscal year ended March 31, 1998. The increase was primarily due to a $1.1 million bad debt provision for the fiscal year ended March 31, 1998. General and administrative expenses increased 13.2% to $5.6 million for the fiscal year ended March 31, 1999. The increase was primarily due to increased staff performing general and administrative tasks added as a result of the acquisition of RSA Communications and increased bad debt provision.

  Restructuring Cost

   We recognized $1.9 million of restructuring cost for the fiscal year ended March 31, 1998 associated with our reduced emphasis on systems-level products.

  Amortization of Intangible Assets

   Amortization of intangible assets expense is related to the acquisition of RSA Communications, which occurred in July 1998. During the fiscal year ended March 31, 1999, amortization of intangible assets expense was $549,000. We are amortizing the intangible assets on a straight-line basis over 60 months beginning in the quarter ended September 30, 1998.

  Amortization of Stock Compensation

   During the fiscal years ended March 31, 1998 and 1999, we recorded a total of $3.3 million of unearned stock compensation. We recognized amortization of stock compensation of $399,000 for the fiscal year ended March 31, 1998 and $1.4 million for the fiscal year ended March 31, 1999.

  Interest Expense

   Interest expense increased from $72,000 for the fiscal year ended March 31, 1997 to $214,000 for the fiscal year ended March 31, 1998. The increase in interest expense was primarily due to interest expense associated with capital equipment under our lease facility. Interest expense decreased from $214,000 for the fiscal year ended March 31, 1998 to $155,000 for the fiscal year ended March 31, 1999. The decrease in interest expense was primarily due to interest expense associated with capital equipment under our lease facility.

  Interest Income and Other Income (Expense), Net

   Interest and other income (expense), net consists primarily of income earned on cash and cash equivalents and short-term investments, foreign exchange gains and losses and income tax refunds. Interest income for the fiscal years ended March 31, 1997, 1998 and 1999 were $396,000, $121,000, and $786,000, respectively. Interest income for each fiscal year corresponded to the average cash balance during the years. During the fiscal years ended March 31, 1997 and 1998 foreign exchange losses were $197,000 and $80,000, respectively. During the fiscal year ended March 31, 1999 the foreign exchange gain was $427,000, and an income tax refund was $531,000. Losses at RSA Communications, subsequent to its acquisition, allowed for the income tax refund.

  Income Taxes

   Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. At March 31, 1999, the Company had approximately $14.2 million, $11.7 million and $23.2 million in federal, state and foreign net operating loss carryforwards, respectively, to reduce future taxable income. The net operating loss carryforwards expires between 2002 and 2019 for both federal and state purposes, if not utilized.

   As of March 31, 1999, we had deferred tax assets of $14.5 million, which were fully offset by a valuation allowance. Deferred tax assets consist principally of the federal and state net operating loss carryforwards, capitalized start-up expenditures, accruals and reserves not currently deductible for tax purposes, research and development credits and foreign tax credit carryforwards. We have provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of these deferred tax assets. Accordingly, no tax benefit was recorded in the accompanying consolidated statements of operations.

Quarterly Results of Operations

   The following table sets forth our consolidated operating results for each of the six quarters ended October 3, 1999. This data has been derived from unaudited consolidated financial statements that, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our annual audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results of any future period.

                                          Three Months Ended
                          -----------------------------------------------------------
                          June 30,  Sept 30,   Dec 31,   Mar 31,   June 30,   Oct 3,
                            1998      1998      1998      1999       1999      1999
                          --------  --------   -------   -------   --------   -------
                                            (in thousands)
Revenues:
 Semiconductors.........   $  675   $  1,022   $   425   $   662   $ 1,419    $ 2,074
 License................      994         15       175       444       274        254
 Services and royalty...      341        734       700       592       373        435
 Systems................      754        586       417       720       599        249
                           ------   --------   -------   -------   -------    -------
   Total revenues.......    2,764      2,357     1,717     2,418     2,665      3,012
                           ------   --------   -------   -------   -------    -------
Cost of revenues:
 Semiconductors.........      419        914       246       842       811      1,130
 License................       --         --        --        --        --         --
 Services and royalty...       55        174       138       161       138        200
 Systems................      444        257       374       (27)      324        167
                           ------   --------   -------   -------   -------    -------
   Total cost of
    revenues............      918      1,345       758       976     1,273      1,497
                           ------   --------   -------   -------   -------    -------
Gross profit............    1,846      1,012       959     1,442     1,392      1,515
Operating expenses:
 Research and
  development...........    1,202      2,384     2,553     2,184     2,549      2,581
 Sales and marketing....      532        849       710       826       923        973
 General and
  administrative........      759      2,340       965     1,503       903      1,400
 Amortization of
  intangible assets.....       --        137       206       206       194        176
 Amortization of stock
  compensation..........      306        377       363       348       266        239
 Acquired in-process
  research and
  development...........       --      5,260        --        --        --         --
                           ------   --------   -------   -------   -------    -------
   Total operating
    expenses............    2,799     11,347     4,797     5,067     4,835      5,369
                           ------   --------   -------   -------   -------    -------
Loss from operations....     (953)   (10,335)   (3,838)   (3,625)   (3,443)    (3,854)
Interest and other
 income (expense), net..       10       (417)      648     1,353       428       (703)
                           ------   --------   -------   -------   -------    -------
Net loss................   $ (943)  $(10,752)  $(3,190)  $(2,272)  $(3,015)   $(4,557)
                           ======   ========   =======   =======   =======    =======
As a Percentage of Total
 Revenues
Revenues:
 Semiconductors.........     24.4%      43.4%     24.7%     27.4%     53.2%      68.9%
 License................     36.0        0.6      10.2      18.3      10.3        8.3
 Services and royalty...     12.3       31.1      40.8      24.5      14.0       14.4
 Systems................     27.3       24.9      24.3      29.8      22.5        8.4
                           ------   --------   -------   -------   -------    -------
   Total revenues.......    100.0      100.0     100.0     100.0     100.0      100.0
                           ------   --------   -------   -------   -------    -------
Cost of revenues:
 Semiconductors.........     15.1       38.8      14.3      34.8      30.4       37.5
 License................       --         --        --        --        --         --
 Services and royalty...      2.0        7.4       8.0       6.6       5.2        6.7
 Systems................     16.1       10.9      21.8      (1.1)     12.2        5.5
                           ------   --------   -------   -------   -------    -------
   Total cost of
    revenues............     33.2       57.1      44.1      40.3      47.8       49.7
                           ------   --------   -------   -------   -------    -------
Gross profit............     66.8       42.9      55.9      59.7      52.2       50.3
Operating expenses:
 Research and
  development...........     43.5      101.1     148.7      90.3      95.7       85.7
 Sales and marketing....     19.2       36.0      41.4      34.2      34.6       32.3
 General and
  administrative........     27.5       99.3      56.2      62.2      33.9       46.5
 Amortization of
  intangible assets.....       --        5.8      12.0       8.5       7.2        5.9
 Amortization of stock
  compensation..........     11.1       16.0      21.1      14.4      10.0        7.9
 Acquired in-process
  research and
  development...........       --      223.2        --        --        --         --
                           ------   --------   -------   -------   -------    -------
   Total operating
    expenses............    101.3      481.4     279.4     209.6     181.4      178.3
                           ------   --------   -------   -------   -------    -------
Loss from operations....    (34.5)    (438.5)   (223.5)   (149.9)   (129.2)    (128.0)
Interest and other
 income (expense), net..      0.4      (17.7)     37.7      56.0      16.1      (23.3)
                           ------   --------   -------   -------   -------    -------
Net loss................    (34.1)%   (456.2)%  (185.8)%   (93.9)%  (113.1)%   (151.3)%
                           ======   ========   =======   =======   =======    =======

   Semiconductor revenues increased 51.4% to $1.0 million for the three months ended September 30, 1998 as compared to $675,000 for the prior three-month period. Semiconductor revenues decreased 58.4% to $425,000 for the three months ended December 31, 1998 as compared to the prior three-month period. This increase followed by a decrease was due to the timing of shipments to one customer.

   Our software license revenues have fluctuated during the last six quarters ended October 3, 1999. Because of the limited number of licenses signed during any three-month period, small changes in the number of licenses sold caused significant changes in quarterly license revenues. During the three months ended June 30, 1998, we adopted SOP 97-2, which affected the periods in which license revenues were recognized. In addition, we substantially reduced the average selling price for our licenses, which contributed to the increase in the number of licenses sold and also contributed to the fluctuations in quarterly license revenues.

   Services and royalty revenues increased 115.4% from $341,000 for the three months ended June 30, 1998 to $734,000 for the three months ended September 30, 1998. The increase was due primarily to the acquisition of RSA Communications in July 1998. Services and royalty revenues have subsequently declined for three quarters following the three months ended September 30, 1998 reflecting our decision to offer consulting services only to companies that sign a software license agreement.

   Research and development expenditures increased 98.4% from $1.2 million for the three months ended June 30, 1998 to $2.4 million for the three months ended September 30, 1998. The increase was primarily due to our acquisition of RSA Communications, which added 17 engineers to our staff, and accelerated product development.

   General and administrative expenses increased 208.3% to $2.3 million in the three months ended September 30, 1998 as compared to $759,000 for the prior three-month period. General and administrative expenses decreased 58.8% to $965,000 in the three months ended December 31, 1998 as compared to the prior three-month period. The increase followed by a decrease was principally due to bad debt expense arising primarily from two customers. The first bad debt expense related to a systems-level product customer, which purchased substantially all of our remaining adapter card products. The customer subsequently went out of business. The second bad debt expense related to Hayes Microcomputer's decision to file for bankruptcy. We have adopted credit policies that we believe will limit future customer non-payments. However, we can not offer any assurances regarding the effectiveness of these policies or of our ability in general to limit customer non-payments.

   Our operating results have fluctuated significantly from quarter to quarter in the past, and we expect these fluctuations to continue in the future. For a list of factors that might affect fluctuations in our operating results, see "Risk Factors--Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors, which may cause our stock price to decline." We believe period to period comparisons of our operating results are not meaningful. You should not rely on our quarterly operating results to predict our future performance.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through venture capital and corporate investments in our convertible preferred stock, which total approximately $57.1 million in aggregate net proceeds through October 3, 1999. We have also financed our operations through equipment lease financing, which totaled $1.8 million in principal amount outstanding at October 3, 1999.

   As of October 3, 1999, we had approximately $4.1 million of cash and cash equivalents, working capital of approximately $1.7 million and approximately $1.8 million under an equipment lease.

   Net cash used in operating activities for the fiscal year ended March 31, 1997 of $7.0 million was primarily due to net operating losses of $8.5 million and an increase in accounts receivable and other current assets of $797,000, and $615,000, respectively, partially offset by depreciation and amortization of $1.1 million and increases in accounts payable and accrued liabilities of $1.0 million and $818,000, respectively. Net cash used in operating activities for the fiscal year ended March 31, 1998 of $9.2 million was primarily due to net operating losses of $10.3 million and an increase in accounts receivable of $1.7 million, partially offset by depreciation and amortization of $1.1 million and a provision for doubtful accounts of $1.1 million. Net cash used in operating activities for the fiscal year ended March 31, 1999 of $9.5 million was primarily due to net operating losses of $17.2 million and a decrease in accrued liabilities of $2.1 million, partially offset by depreciation and amortization of $1.7 million, a write off of in-process research and development of $5.3 million, amortization of stock compensation of $1.4 million and a provision for doubtful accounts of $1.5 million.

   Net cash used in operating activities for the six months ended September 30, 1998 of $4.0 million was primarily due to net operating losses of $11.7 million and decreases in accrued liabilities of $1.6 million, partially offset by depreciation and amortization of $673,000, a write-off of in-process research and development of $5.3 million, a provision for doubtful accounts of $1.3 million, amortization of stock compensation of $683,000, decreases in accounts receivable and other current assets of $327,000 and $478,000, respectively and increases in accounts payable of $534,000. Net cash used in operating activities for the six months ended October 3, 1999 of $5.1 million was primarily due to net operating losses of $7.6 million and increases in inventory of $430,000, partially offset by depreciation and amortization of $1.2 million, amortization of stock compensation of $505,000, increases in accrued liabilities of $376,000 and decreases in accounts receivable of $914,000.

   Net cash used in investing activities was $622,000 and $174,000 for the fiscal years ended March 31, 1997 and 1998, respectively, which primarily reflected purchases of property and equipment. Net cash used in investing activities was $8.3 million for the fiscal year ended March 31, 1999, which reflected purchases of property and equipment of $2.1 million, the net cash paid in connection with the acquisition of RSA Communications of $5.1 million and the purchase of short-term investments of $1.0 million. For the six months ended September 30, 1998, net cash used in investing activities was $5.8 million, due to the acquisition of RSA Communications and $618,000 of capital equipment purchases. For the six months ended October 3, 1999, net cash provided by investing activities was $702,000, primarily due to sales of short-term investments of $1 million offset by capital equipment purchases of $299,000.

   Net cash provided by financing activities was $13.3 million, $2.8 million and $25.6 million for the fiscal years ended March 31, 1997, 1998 and 1999, respectively. Net cash provided by financing activities was $24.6 million for the six months ended September 30, 1998. Net cash used by financing activities was $377,000 for the six months ended October 3, 1999. Net cash provided by financing activities in each of these periods was attributable primarily to proceeds from the issuance of convertible preferred stock, proceeds from equipment lease financing less repayments on capital lease obligations and, for the fiscal year ended March 31, 1998, a revolving credit facility.

   On August 29, 1999, we entered into a loan and security agreement with Venture Banking Group, an entity of Greater Bay Bancorp, that provides for borrowings up to $3.0 million. The agreement bears interest at prime rate plus one-half percent, and all outstanding advances are due in August 2000. Borrowings are secured by our property, equipment, intellectual property, inventory and receivables and require that we comply with certain financial covenants including the maintenance of specific minimum ratios. As of October 3, 1999, we were in compliance with or had obtained waivers for such financial covenants, and we had $483,000 outstanding debt under this agreement, bearing interest of 8.75%.

   We believe that the net proceeds from this offering, together with our current cash, cash equivalents, short-term investments and borrowings under our current credit facility, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next 12 months. Therefore, if cash generated from operations is insufficient to satisfy our long-term liquidity requirements, we may seek to sell additional equity or debt securities or to obtain an additional credit facility. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the terms of any debt could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our stockholders, and additional financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Year 2000 Compliance Disclosure

   The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. These problems may also arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field. If not corrected, these electronic systems could fail or create erroneous results when addressing dates on and after January 1, 2000.

  State of Readiness

   To address the Year 2000 issue, we have assembled a team that is responsible for evaluating our state of readiness in connection with the Year 2000 issue. Our information services and operations departments have evaluated the Year 2000 issue, and one employee from each of these departments is designated as a Year 2000 coordinator.

   Our Year 2000 activities have focused primarily in five areas:

  .  products--analyzing software, semiconductor and circuit boards;
  . systems--analyzing financial, materials planning, computer aided design tools, PC desktops, applications and data;
  .  suppliers--ensuring a continuous supply of goods and services;
  . customers--responding to customers requesting information; and . policies and contingency plans--adopting policies in areas such as human resources, finance, travel and security.

   For each of these five areas, our strategy has been to:

  .  develop an awareness and understanding of particular issues;
  . determine an appropriate solution for each issue, and plan and provide resources for the solution;
  .  validate, test and document the solution;
  .  execute the solution; and
  .  ensure that an adequate contingency plan is in place.

   Examples of our activities and conclusions in connection with the Year 2000 issue are as follows:

  Products

   None of our semiconductor products, embedded software or systems-level products contain any date-related information or circuitry, nor do they have any functionality specific to time of day, week, month or year. The only exception to the preceding sentence is that we delivered ATM video storage system devices to less than 50 customers in 1995 and 1996 for use in experimental near-video-on-demand. We believe any Year 2000 problems arising in such devices would in any event cause only negligible loss of functionality to such devices. However, we cannot be certain of or control the use and application of our products in conjunction with third party software development or operating systems, and the failure of such third party products due to Year 2000 problems could harm our development or sales activities related to such third party products.

  Systems

   We have audited our internal systems and data, both information technology and non-information technology, including those used for financial and materials management and for computer aided design workstations and software. In addition, we have tested our desktop and laptop PCs and applications and have installed service pack software as required. Further, we have implemented procedures to ensure that any new hardware or software purchased between now and the end of 1999 will, when installed, undergo similar tests and audits. Based on our preliminary assessment, we do not believe that our material internal systems will be affected by the Year 2000 issue.

  Suppliers

   In early 1999, we issued Year 2000 questionnaires to over 100 of our suppliers. We have received satisfactory responses to such questionnaires from all but eight of these suppliers. We removed these eight suppliers from our list of approved vendors and determined not to reinstate such suppliers until they provide us with adequate assurances regarding Year 2000 readiness. The goods and services previously provided by these eight suppliers are available to us from other sources at comparable prices. In addition, we have taken reasonable steps to audit our corporate services, including a review of infrastructure items such as premises systems, telephones, air conditioners, elevators and fire alarms. Nevertheless, we are not capable of independently evaluating the state of Year 2000 readiness of our suppliers, and the failure of suppliers and other third parties to identify and resolve Year 2000 issues in a timely manner could harm our business, financial condition or results of operation.

  Customers

   We have responded to each customer that has inquired about our Year 2000 readiness and have completed Year 2000 questionnaires upon request. However, our products, once shipped to customers, are incorporated into other products that we do not develop. The performance of our products could be affected if a Year 2000 problem exists in a different component of a customer's product. We have not, and will not, assess the existence of these potential problems in customers' products or any other information regarding customers' state of Year 2000 readiness. In addition, our current or future customers may incur significant expenses to achieve Year 2000 readiness, or customers may face litigation costs. In either case, Year 2000 problems could reduce or eliminate the budgets that current or potential customers may have for purchases of our products and services. As a result, our business, results of operations or financial conditions could be harmed.

  Policies and Contingency Plans

   We have developed, and will continue to develop, policies regarding matters such as vacation time, travel, asset management and security during the roll-over period. In addition, we intend to implement a complete back-up of all of our business and technical computer data, with multiple copies of such data being held in secure locations on December 30, 1999.

  Costs to Address the Year 2000 Issue

   Our Year 2000 activity has not required significant expense and we expect that operating costs and margins will not be affected by Year 2000 issues. To date, we estimate that we have spent approximately $50,000 on implementation of our Year 2000 preparations, the majority of which relates to staffing costs in coordinating and auditing ourselves. We believe that only a nominal amount of work remains to be completed on Year 2000 preparation and we estimate the remaining costs to completion will not exceed $25,000.

  Legal Proceedings

   We have not been party to any litigation or proceedings related to the Year 2000 issue, and we are not presently aware of any circumstances that could give rise to such proceedings. However, we cannot be sure that we will not in the future be required to defend our products or services in legal proceedings, and we cannot guarantee that we will remain free of Year 2000 related disputes. Any liability of Year 2000 related damages, including consequential damages, could harm our business, operating results and financial condition.

   Based on currently available information, we do not believe that Year 2000 issues will harm our business, financial condition, liquidity or overall results of operations. However, until the Year 2000 occurs, it is uncertain to what extent we may be affected by Year 2000 issues.

  Risks

   As a result of the Year 2000 issue, we may experience serious unanticipated problems and costs caused by undetected errors or defects in the technology used in our software and hardware products and internal systems. In addition, we may be required to defend our products or services in legal proceedings, and we cannot guarantee that we will remain free of Year 2000 related disputes. If our software and hardware products or our internal systems are not Year 2000 compliant, the Year 2000 issue could harm our business, financial condition, liquidity and results of operations. Until the Year 2000 occurs, we cannot be sure that we will not be affected by the Year 2000 issue.

   We do not believe that our company has any specific internal Year 2000 exposure, therefore, the worst case scenario takes the form of non-specific disruption caused to the environment surrounding us and our operations such as power failure, communications breakdown, inability of employees to attend the workplace, transportation failure and/or similar failures occurring at our customers or suppliers. This is essentially the same worst case scenario that all businesses face at this time.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. We will adopt SFAS No. 133 during the year ending March 31, 2002. To date, we have not engaged in derivative or hedging activities. We cannot predict the impact of adopting SFAS No. 133 if we were to engage in derivative and hedging activities in the future.

Qualitative and Quantitative Disclosures About Market Risk

   The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of October 3, 1999, all of our investments were in money market funds, certificates of deposits or high quality commercial paper. See note 1 of the notes to the consolidated financial statements.

   We develop products in both the United Kingdom and the United States and sell in North America, Asia, Israel and Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions. A strengthening of the dollar could make our products less competitive in foreign markets, since all of our sales are currently made in U.S. dollars.

                                    BUSINESS

   This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could contribute to such differences include those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus.

Introduction

   Virata provides communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line, or DSL, technologies. These "integrated software on silicon" product solutions enable our customers to develop a diverse range of DSL equipment, including modems, gateways and routers targeted at the voice and high-speed data network access, or broadband, market. We believe our systems expertise, products and support services enable DSL equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and enhancement. We outsource the manufacturing of our semiconductors, which allows us to focus our resources on the design, development and marketing of our products. As of October 26, 1999 we have licensed our software to 28 companies. These customers have developed, or are developing, 73 designs of which 27 are currently shipping.

Industry Background

   The amount of data being carried over the Internet and private communications networks has grown dramatically in recent years. International Data Corporation estimates that the number of Internet users worldwide was approximately 142 million in 1998 and will reach approximately 502 million in 2003. This tremendous growth in data traffic is expected to continue as the number of users accessing networks increases and as businesses and consumers demand richer content and more complex applications for activities such as telecommuting, electronic commerce and interactive media. These activities require the transmission of large amounts of data which, in turn, requires high-speed, broadband data access services for end users to obtain data reliably and within practical time constraints.

   To meet the demand for high-speed, broadband data transmission, network service providers continue to install high-bandwidth fiber optic transmission equipment, high-speed switches and core routers in the Internet backbone and in interoffice networks. While this network backbone is capable of delivering data at very high speeds, an access bottleneck exists between the telephone companies' central offices and the end users' premises. The copper line connections between the telecommunications service provider's central office and the end user are commonly known as the local loop, or the last mile. The last mile infrastructure was originally designed for low-speed analog voice traffic rather than high-speed digital data transmission. As a result, access to the Internet and private communications networks over the copper wire infrastructure of the last mile has typically been limited to data transmission rates of up to 56 Kbps using standard dial-up analog modems, or 128 Kbps using integrated services digital network, or ISDN, modems. At these rates, several minutes may be required to access a media rich website, and several hours may be required to transfer or download large files.

   In an effort to provide greater bandwidth in the local loop, network service providers are deploying higher speed access services, such as frame relay or T1/E1. However, the historical pricing structure has limited such services to larger businesses. This competitive environment started to change with the passage of the Federal Telecommunications Act of 1996 and was accelerated with the recent merger of AT&T and TCI. The Federal Telecommunications Act intensified the competitive environment by requiring incumbent local exchange carriers to lease portions of their networks, including the local loop, to other telecommunications service providers. These changes in competitive structures coincided with the maturation of DSL technology, enabling high-bandwidth data networking over the existing local loop copper infrastructure. As a result, a number of companies, including Covad Communications, MCI WorldCom, NorthPoint Communications, Rhythms

NetConnections and Sprint, are now deploying high-speed services using DSL technologies over the copper infrastructure owned by the incumbent local exchange carriers. In addition, AT&T has announced plans to offer broadband and interactive services, including telephony, on a broad scale over TCI's cable systems over the next few years. In response to these competitive pressures, and in an effort to increase revenues and maintain their existing customer base, incumbent local exchange carriers are now aggressively committing their resources to deploy DSL services.

   DSL enables data transmission speeds of 128 Kbps to 52 Mbps using the existing local loop copper wire infrastructure. DSL delivers "always on" availability, eliminating the tedious dial-up process associated with traditional analog modem technologies. DSL is a point-to-point technology that connects the end user to a telecommunications service provider's central office or to an intermediate hub. DSL equipment is deployed at each end of the copper wire and the transmission speed depends on the length and condition of the existing wire as well as the capabilities of the DSL equipment.

   DSL implementations offer several attractive benefits over other broadband technologies, including:

  . Dedicated bandwidth. Some alternative high-speed data transmission solutions, such as cable, are shared-media systems where many users are attached to the same cable loop, and may suffer performance degradation or security breaches as users are added to the network. Because each DSL connection is dedicated to a single user, DSL does not suffer from such service degradation and enables a higher level of security.

  . Broad coverage. Dataquest estimates that the number of installed telephone lines worldwide was approximately 831 million in 1998 and will reach over 1.0 billion in 2002. Since virtually all businesses and homes in developed countries have installed copper telephone wire connections, DSL technologies can be made available to a large percentage of potential end users.

  . Low cost. Because DSL uses the existing local loop connection, it is generally less expensive to deploy than other high-speed data transmission technologies. In addition, recent advances in technology development, industry standardization and competition are further enabling widespread, low-cost deployment of DSL.

  . Scalable to customer requirements. DSL technology enables service providers to regulate the transmission speed for individual customers, allowing tiered pricing at various service levels. Service providers can then more efficiently segment their customer base.

  . Natural upgrade from analog modems. DSL modems use the same phone port as analog modems, providing the user with a simple upgrade path.

   Equipment manufacturers encounter a number of challenges to meet the demands of the growing DSL market. These challenges include constantly evolving technology and networking standards, an expanding range of feature expectations and shorter product life-cycles. To meet these challenges and reduce the time it takes for their products to reach the market, equipment manufacturers are increasingly relying on multiple third-party vendors to deliver critical component building blocks that can be incorporated into a complete DSL product. A typical DSL customer premises system, such as a modem, gateway or router, includes the primary building blocks which are illustrated below:

                        DSL Customer Premises Equipment

          [Description of Graphic - a black and white graphic consisting of five figures arranged in a horizontal row and connected by a single horizontal line. From the left, the first figure is text reading "To Telephone Company Central Office." The second figure is a box containing five small computer chips enter-mixed with the words "Front End Circuitry." The third figure consists of a picture of a large computer chip, with the word "PHY" in its center. Above the computer chip is a cloud containing the word "Software." The fourth figure is also a picture of a large computer chip, with the word "Layer 2/3" in its center. Above the computer chip is a cloud containing the word "Software," which is larger than the cloud in figure three. The fifth figure is a box with the words "PCI," "USB" and "Ethernet" arranged vertically. Above the box are the words "To PC and/or LAN."]

   The front end circuitry which is comprised of semiconductors and other components, receives and transmits the electronic signal and converts that signal to either analog or digital streams. The physical layer semiconductor, or PHY, together with its software, establishes, maintains and controls the digital encoding and decoding of the signal and ensures reliable transmission of information over the copper wire infrastructure. The layer 2 and 3 processor, combined with complex, multifunctional software modules, is responsible for managing the addressing, routing, switching and protocol conversions needed to encapsulate and route information packets.

   The integration of these individual components from multiple third-party vendors can be a complex, time consuming and costly process. While today there are a number of vendors which deliver a portion of either the hardware or software building blocks, an opportunity exists for a supplier capable of delivering higher levels of integration of both semiconductor and software components.

The Virata Solution

   We provide a solution that combines communications processors with integrated software modules to manufacturers of equipment utilizing digital subscriber line, or DSL, technologies. Our systems expertise, "integrated software on silicon" product solutions and support services enable our customers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and enhancement. Our communications processors perform system functions which require real-time processing speed and are technically mature, thus unlikely to change as standards evolve. Our proprietary software is used for protocol processing, management and control of network and semiconductor interfaces, allowing our communications processors to be fine tuned or fully customized for specific applications. This approach delivers off-the-shelf functionality for rapid development, scalability from single PCs to complex edge routers and flexibility to add new features and quickly respond to evolving standards. Key features of our solution include:

  . Flexible design. Our products are based on a flexible design that simplifies the addition of features. This design enables new services such as voice, video and security to be added incrementally as broadband solutions evolve.

  . PHY-independent. Our devices use generic, industry standard interfaces to attach to any third party DSL physical layer semiconductor, which are the other primary semiconductor components required for communications equipment. By being PHY-independent, our products are able to meet the demands of multiple OEMs for a wide array of applications within the broadband local loop.

  . Compelling price/performance. By designing software to run only on our semiconductors we are able to achieve efficiency in silicon area and code size. The combination of these features results in high performance, low power consumption and compelling price/performance.

  . Standards compliant. Our products are compliant with relevant ATM Forum, IETF, ITU and other industry standards. Such standards evolve over time and our products are designed to accommodate such changes.

   Our customers recognize the following key benefits from using our solutions:

  . Faster time-to-market. Fewer building blocks to integrate results in shorter development and test cycles, lower engineering risks, faster product introduction and reduced development costs.

  . Reduced product cost. Eliminating costly external components and reducing board space leads to lower product cost.

  . Differentiation. Our customers' engineering resources can be focused on product differentiation through value-added features and innovations, rather than on elements contained in our solution.

  . Platform for multiple products. Our modular software and hardware architecture enables the design of multiple products using different subsets of our modular software.

  . Re-usability. As we add features and capabilities to our communications processors and software modules, software extensions developed by our customers can continue to be used on future generations of their products.

The Virata Strategy

   Our objective is to be the leading provider of communications processors integrated with a comprehensive suite of related software to manufacturers of voice and high-speed data network access equipment. Key elements of our strategy include:

  . Initial focus on DSL. We have built extensive expertise providing solutions that integrate communications processors with software for the content and connection enabling layers of the broadband communications network. While our core technologies are capable of supporting a number of broadband access alternatives, we have chosen to initially focus on the DSL market.

  . License our software to all customers. We typically license our software to a customer at the time we achieve an initial design win. The customer then designs products incorporating our communications processors, which they purchase separately from us. By standardizing on our software, customers build a foundation for integrating additional functionality and designing next generation products. We believe that once a customer employs our architecture and experiences the benefits of our systems expertise, we become that customer's preferred partner for future products.

  . Leverage our flexible design. Our integrated solution provides us substantial flexibility to extend our existing products, whether at the software or semiconductor level, to meet evolving standards and features required by the market. This approach allows our customers to achieve faster time-to-market, lower development costs and focus engineering resources on proprietary product feature development.

  . Pursue strategic acquisitions. Our strategy is to enhance our growth capability by pursuing selective acquisitions. This strategy allows us to more rapidly obtain complementary technologies and engineering talent and to access certain markets and key customer relationships. Consistent with this strategy, we acquired RSA Communications in 1998. We believe completing selective acquisitions will be important to remain competitive as a complete solutions provider to manufacturers of broadband access equipment.

Products

   We specialize in communications processors that are integrated with a comprehensive suite of software for DSL equipment manufacturers. Our communications processors perform the critical content encapsulation and content routing functionality required in DSL equipment, which is commonly referred to as layer 2 and layer 3 processing. Our system combines multiple elements required for managing the addressing, routing, switching and protocol conversions needed to encapsulate and route information packets. This integration of communications processors and software provides our customers a comprehensive, tested, self sufficient product that replaces semiconductors, software and support previously sourced from multiple vendors.

  Semiconductor Products

   We offer two families of semiconductor products: the Proton family of application specific integrated circuits, or ASICS, and the ATOM family of application specific standard products, or ASSPs. The Proton ASICs are used in various combinations to enable different applications including switching fabrics for small to mid-sized DSLAMs. Proton products enabled customers to quickly develop their products prior to the establishment of widely accepted broadband access standards. The following is a list of our Proton family products:

  Product Function                  Target Applications           Introduction Date
  Boson   ISA bus interface         ATM adapter cards             April 1995
-----------------------------------------------------------------------------------
  Quark   ATM cell buffer and                                     April 1995
          processor for switch or
          adapter network ports
------------------------------------------------------------
                                                               --------------------
  Gluon   ATM Forum CRC generator   A combination of these        April 1995
          and ARM RISC              products creates a switching
          microprocessor support    fabric for DSLAMs or cable
                                    head-ends
------------------------------------------------------------
                                                               --------------------
  Hadron  ATM cell address hasher                                 January 1996
          for switching
          applications
------------------------------------------------------------
                                                               --------------------
  TBX     ATM traffic shaping                                     August 1997
          controller and buffer
          for switching
          applications

   The establishment of broadband access standards and our experience with the Proton ASIC family has enabled us to design the ATOM family of ASSPs for OEMs focusing on the DSL market. These communications processors combine the relevant elements of the Proton ASICs with at least one embedded ARM RISC microprocessor. ATOM devices also provide Ethernet, PCI or USB network interfaces as well as Utopia for connection to physical layer devices and other semiconductors. While Hydrogen features a single embedded ARM RISC microprocessor, Helium and Lithium contain two ARM RISC microprocessors to separate protocol and network processing. The Hydrogen, Helium and Lithium ASSPs support physical layer devices from a broad range of vendors. The following is a list of our PHY-independent ATOM family products:

  Product  Interfaces                 Target Applications           Introduction Date
  Hydrogen PCI, Utopia 1 and ATM25    DSL internal and external     August 1997
           PHY                        modems and set-top boxes
-------------------------------------------------------------------------------------
  Helium   USB, Utopia 1/2, ADSL      DSL external modems,          June 1999
           T1.432, HDLC and 10BaseT   gateways, routers, DSLAMs
           Ethernet                   and DLC line cards
-------------------------------------------------------------------------------------
  Lithium  PCI, Utopia 1/2 and ADSL   DSL internal and external     October 1999
           T1.432                     modems, gateways and set-top
                                      boxes

   We are developing a new generation of ATOM products to support the transition from analog access equipment to next-generation DSL equipment. These products leverage our extensible architecture to combine PHY layer processing for both analog and digital technologies along with the layer 2 and layer 3 functionality of Helium and Lithium into a single highly integrated device. The first PHY-integrated product we are developing for this market is Beryllium, which is described below:

   Product  Interfaces                 Target Applications           Introduction Date
  Beryllium ADSL, V.90, PCI and USB    ADSL/V.90 internal and        March 2000
            interfaces (for Ethernet   external modems and gateways
            and home phone-line
            networking)

   By utilizing the Beryllium solution, equipment manufacturers will be able to offer products that are functional with either dial-up 56K V.90 or ADSL networks. Because of its dual V.90 and ADSL character, Beryllium will allow the consumer to buy an "ADSL-ready" modem and subsequently upgrade from V.90 to ADSL network access without any changes to their modem equipment once ADSL services are available from the consumer's service provider. We cannot be sure that if new products or product enhancements are developed, any such new products or product enhancements will be developed in time to capture market opportunities or achieve a significant or substantial level of acceptance in new and existing markets.

  Software

   Our software is key to providing flexible, off-the-shelf processing solutions. Multiple software modules deliver management and support for functions at the link, protocol and physical layer. These modules operate on top of ATMOS, our real-time operating system, which is optimized for communications applications that run on ARM RISC microprocessors. The software provides our customers a ready-to-deploy menu of over 50 modules to meet their specific product requirements. Together, the modules complete a customized, sophisticated system which supports multiple functions including quality of service, system management, bridging, tunneling, address translation, signaling and routing. We also offer customers a full set of software development tools including compilers, linkers and other special-purpose tools.

Design and Support Services

   We offer a number of design and support services which we believe add substantial value to our product offerings. Our key services are detailed below:

  Custom Design Services

   Our Customer Services and Solutions group specializes in product development engagements for customers that require additional resources or particular technical skills during the development stage. A typical project will take three to six months to complete and comprises development and delivery of system hardware, software and all supporting documentation enabling the customer to rapidly commence production. We believe these services provide a critical advantage in winning business.

  Technical Support Services

   Once customers have purchased a license for our software, they desire to quickly and efficiently commence product development. We assist our customers by providing five days of comprehensive training in the use of our semiconductors and software development systems. Through our extranet site, which is accessible to all of our customers, we deliver new software and documentation and take action on bug reports. Our support engineers assist our customers throughout the product development cycle which can include formal and informal design reviews.

  Evaluation Systems

   We help our customers accelerate their product development programs by designing a board-level evaluation system for each ATOM product. Typically each time a new ATOM ASSP is introduced, an evaluation system featuring the new product is made available to our customers simultaneously with the first release to customers of the new semiconductor. This approach provides an effective way for our customers to evaluate the new semiconductor and its software while enabling designers to add their own functionality.

Technology

   A key element of our success is our technology expertise which spans physical, networking and protocol layer processing and systems-level knowledge. Our semiconductor and software architectures are designed to enable the rapid, flexible development of new products to meet the evolving feature, performance and standards compliance demands of the broadband access market. A single-chip, multi-processor architecture was chosen as the most flexible and cost-efficient approach to the complex challenge of satisfying the requirements of:

  . layer 2 and 3 processing for broad application across the different DSL technologies when used in conjunction with physical layer transceivers from third party vendors;

  . integration of analog processing with DSL processing on a single communications processor;

  . processing support for an evolving range of services and applications such as high speed Internet access, corporate routing, voice services, security and encryption for Virtual Private Networks, or VPNs, and video distribution; and

  . broad application of our solutions whether used in modems close-coupled to PCs, Internet appliances, remote gateways and routers, DSLAMs or DLCs.

   We believe the core of our technology expertise is delivered to our customers through our ASSP architecture, software architecture, communications algorithms, digital signal processing, ATM, Frame and Internet protocol processing and systems-level expertise.

  ASSP Architecture

   Our current ASSP architecture is specifically designed to meet the performance and feature demands for broadband access equipment. This architecture provides the flexibility for application in a wide range of customer premises equipment without the need for additional processing support. For example, when used inside or close coupled to a PC, our ASSPs and software place minimal demands on the host PC processor freeing it to focus on its own operating system and application software support. We believe this approach results in improved user satisfaction through enhanced PC reliability and better performance, and minimized support costs for PC suppliers and service providers.

   The architecture is based on a dual bus structure. One bus connects the embedded ARM RISC processors used for protocol processing, network processing and other control functions with a wide range of physical interfaces. These physical interfaces support connection of our communications processors to other semiconductors and memory systems as well as to external devices such as PCs and Ethernet hubs. The second bus supports DSPs and other specialized processors. Both buses access common resources such as an SDRAM controller, an interprocessor gateway, processor registers and debugging facilities.

   This architecture makes it possible for us to quickly develop new ASSPs to meet evolving standards and the application demands of the market.

  Software Architecture

   By simultaneously developing the software and semiconductor architectures, we have achieved tight software/semiconductor integration. This results in better system performance, smaller chip size, fewer lines of code and lower memory requirements than is possible by the complex alternative of assembling, integrating and testing functionally equivalent software elements from multiple off-the-shelf sources. Our software architecture partitions the processing requirements into time critical and non-time critical tasks. All time critical code is optimized to run on the network processor ensuring the high performance required for low latency and control of external interfaces. A compact real-time operating system controls processing on the protocol processor.

   The modular construction of the software architecture makes it easier to add further functionality without the need to re-test the integrity of the entire software stack. This facilitates rapid development and release of new software features.

  Communications Algorithms and Digital Signal Processing

   Communications algorithms are the processes and techniques used to transform a digital data stream into a specially conditioned signal suitable for transmission across copper telephone wires. We have extensive experience developing software code for the voice modem market and are leveraging that expertise to develop the solutions required for the ITU ADSL standards. PHY layer code is executed in our Beryllium communications processor using a compact, low power DSP supported by fixed function processors.

  ATM, Frame and Internet Protocol Processing

   The ATM processing software manages, channels, buffers and shapes ATM cells and utilizes the custom hardware filters in the semiconductors to achieve the optimum trade-off between software flexibility and hardware performance. To support transmission of frame encapsulated data, our software supplies drivers for Ethernet and HDLC as well as a variety of methods for encapsulating frames over ATM. The software management capabilities for layer 3 processing include TCP/IP, IP routing, network address translation, IP configuration and tunneling.

  Systems-Level Expertise

   We have accumulated experience designing systems-level products that meet the technical challenges of the local loop environment and of interoperability with products from other suppliers. This know-how is embedded in our products. Our customers additionally benefit from this experience during their product architecture and design milestone reviews.

Partner Reference Design Programs

   We develop and deliver board-level DSL products with providers of PHY level communications processors. These products, or partner reference designs, include our layer 2 and 3 communications processors and software modules and our partner's PHY layer hardware. These programs allow us to benefit from the expanded reach of the partner's sales organization. Our customers also benefit from a more complete solution which allows faster time-to-market. One partner reference design is currently offered through our joint development program with ST Microelectronics. We are currently seeking to extend the partner reference design program to expand our reach into additional DSL market segments.

Customers

   We sell our products to established telecommunications equipment vendors, modem manufacturers and broadband access equipment companies, including the following 27 customers who have licensed our software:


  Customers                                                 Markets
  Abocom Systems             Next Level Communications      DSL
  Ambit Microsystems         Opencon Systems
  Asustek Computer           Opnet Technology
  Bosch Telecom              Orckit Communications
  Broadband Technologies     Presence Technology
  Coppercom                  Siemens A.G.
  D-Link                     Sphere Communications
  Diamond Multimedia Systems Tainet Communications System
  E-Tech                     Teltrend
  IPM Datacom                Viagate Technologies
  Mariner Networks           Westell Technologies
  Netopia                    Xavi Technology
--------------------------------------------------------------------
  Adaptive Broadband                                        Wireless
--------------------------------------------------------------------
  Com21                      Pace Micro Technology          Cable

   These customers have developed or are developing 73 equipment designs based on our semiconductors and software. Of these 73 designs, 27 are currently shipping.

   Our ASICs and ASSPs are employed by our customers in the following representative product types:

  .  DSL modems which are installed inside PCs;
  . DSL modems which are connected to a PC via a USB or Ethernet link; . DSL gateways and routers;
  .  DSLAMs and DLCs; and
  .  Cable modem head-ends.

   We depend on a relatively small number of customers for a large percentage of our revenues. For the six months ended October 3, 1999, Orckit Communications, Com21, Netopia and Westell Technologies accounted for 51.5%, 11.6%, 8.9% and 7.0%, respectively, of our total revenues. We do not have purchase orders with any of our customers that obligate them to continue to purchase our products and these customers could cease purchasing our products at any time.

   For the twelve months ended October 3, 1999, Orckit Communications, Com21, Westell Technologies and Netopia accounted for 35.0%, 17.3%, 7.3% and 6.6%, respectively, of our total revenues.

Sales and Marketing

   Our sales and marketing strategy is to license our software and secure design wins with industry leaders in emerging high growth segments of the broadband access equipment market. We typically license our software to a customer at the time we achieve an initial design win. The customer then designs products incorporating our communications processors, which they purchase separately from us. As a result, prior to completing the license agreement, our development engineers often act as consultants to customers to assist them with their architectural decisions. We generally employ a direct sales model to build a close relationship with customers both prior to and following the execution of a license. In Taiwan, we work with a dedicated representative firm.

   Generally, our sales team consists of qualified engineers who are located in California, Massachusetts, North Carolina and the United Kingdom providing coverage of the U.S. and Europe. The sales team is supported by development engineers that work directly with customers on their new product developments.

   We manage a number of marketing programs designed to communicate our capabilities and benefits to broadband access equipment manufacturers. Our Internet site is an important marketing tool where a wide range of information is available including product information, white papers, application notes, press releases, contributed articles and presentations. In addition we participate in industry trade shows, technical conferences and technology seminars, conduct press tours and publish technical articles in industry journals.

Research and Development

   As of October 3, 1999 we had 81 engineers based in Raleigh, North Carolina and Cambridge, England. Of these engineers, 27 have advanced degrees, including nine with Ph.D.s. Several individuals were early developers in voice modem software and ATM technologies.

   Since mid-1998, we have been investing a significant portion of our research and development expenditures in the development of Beryllium and its associated software to address the ADSL market. We believe that we must continue to innovate, extend the range and enhance our products and services to maintain our leadership position. We cannot be sure that our research and development efforts will result in the introduction of a new product or product enhancements or that any new product will achieve market acceptance. We will invest further to expand our research and development head-count and capabilities. Our research and development expenditures were $4.0 million and $8.3 million in the fiscal years ended March 31, 1998 and 1999, respectively.

Manufacturing

   We outsource the manufacturing, assembly and testing of all our semiconductors. This fabless semiconductor model allows us to focus our resources on the design, development and marketing of our products. Our Proton semiconductors and current ATOM communications processors have all been sourced from suppliers that deliver fully assembled and tested products on a turnkey basis.

   The current ATOM products incorporate embedded ARM RISC microprocessors and are supplied by companies that have an ARM license. In June 1999, we entered into a per semiconductor design license agreement with ARM which allows us to select foundry suppliers that best meet our quality, delivery and cost objectives. Among other provisions, our ARM license requires ARM to indemnify us, up to a specified dollar amount, in the event of third party claims of intellectual property infringement. We have also expanded our operations team so that we will be able to assume more of the manufacturing and quality control responsibilities, including contracting for wafer processing, assembly and testing from separate suppliers. Further benefits will include accelerating the transition of our devices into progressively smaller die size, providing important advantages, including lower cost, defect rates and power consumption / heat dissipation and higher speed, all of which are important to the commercial success of our semiconductor products.

   Because we rely on third party foundries for substantially all of our manufacturing, assembly and testing requirements, we cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. These third party foundries are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of them. We have experienced delays and may in the future experience delays in receiving semiconductors from these foundries. If the foundries we currently use are unable to provide us with their products on a turnkey basis or we are otherwise required to find alternative subcontractors, product shipments could be delayed significantly. Any problems associated with the delivery, quality or cost of the assembly and testing of our products could seriously harm our business, financial condition and results of operations.

Competition

   The communications semiconductor market is intensely competitive and characterized by rapid technological change, evolving standards, short product life cycles and price erosion. Major competitive factors in the market we address include technical innovation, product features and performance, level of integration, reliability, price, total system cost, time-to-market, customer support and reputation. We believe that while, today, no other single company offers a competing integrated solution, there is competition with respect to individual elements of our solution. We also believe that competition may increase substantially as the introduction of new technologies and potential regulatory changes create new opportunities for established and emerging companies.

   We face competition from semiconductor device suppliers, software development companies and vertically integrated telecommunications equipment vendors. We believe our principal competitors for each of our products include:

  . Proton, our family of ASICs: devices from Motorola, PMC-Sierra and Transwitch;

  . Hydrogen, Helium and Lithium, our PHY-neutral ASSPs: devices from BASIS Communications, Motorola and IDT;

  . Beryllium, our planned integrated PHY, ADSL/V.90 product: devices from Alcatel Microelectronics, Analog Devices, Centillium Technology, Conexant Systems, Globespan, Lucent Technologies and Texas Instruments; and

  . Software: operating systems and software stacks from Wind River Systems and Integrated Systems; and networking and protocol layer software from Harris & Jeffries, Inverness Systems, Microsoft and Trillium.

   In addition, there have been a number of announcements by other semiconductor companies including IBM and Intel and smaller emerging companies that they intend to enter the market segments adjacent to or addressed by our products.

   Many of the companies that compete, or may compete against us in the future, have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and / or marketing resources. As a result, they may be able to respond more quickly to changing customer circumstances or to devote greater resources to the development, promotion and sale of their products than we can. We cannot be sure that our current or future competitors will not develop and introduce new products that will be priced lower, provide superior performance or achieve greater market acceptance than our products. Furthermore, current or potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new alliances among our competitors will emerge and rapidly acquire market share, which would harm our business.

   In addition, many of our customers and potential customers have substantial technological capabilities and financial resources. Some customers have already developed, or in the future may develop, technologies that will compete directly with our products and services. Because these companies do not purchase all of their semiconductors from suppliers such as us, if they displace our customers in the equipment market, our customers would no longer need our products, and our business, financial condition and results of operations would be seriously harmed.

   Given the highly competitive environment in which we operate, we cannot be sure that any current competitive advantages enjoyed by our products will be sufficient to establish or sustain our position in the market. Any increase in price from our suppliers or other competition could result in erosion of our market share and could harm our business, financial condition and results of operations. We cannot be sure that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

Intellectual Property

   We rely primarily on a combination of patents, copyrights, trademarks, trade secret laws, contractual provisions, licenses and maskwork protection to protect our intellectual property. We also enter into confidentiality agreements with our employees, consultants and customers and seek to control access to, and distribution of, our other proprietary information. However, these measures afford only limited protection. There is no guarantee that such safeguards will protect our intellectual property and other valuable competitive information.

   Our success depends significantly upon our ability to protect our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Our competitors may also independently develop similar technologies. In addition, in the past, competitors have recruited our employees who have had access to our proprietary technologies, processes and operations. Our competitors' recruiting efforts, which we expect will continue, expose us to the risk that such employees will misappropriate our intellectual property. Furthermore, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Many U.S. companies have encountered substantial infringement problems in such countries, some of which are countries in which we have sold and continue to sell products. There is a risk that our means of protecting our proprietary rights may not be adequate. Our failure to adequately protect our proprietary rights may seriously harm our business.

   As of October 3, 1999, we have been granted two patents in the United States, with three counterpart patents in other countries. Our patents have expiration dates ranging from 2016 to 2017. In addition, we have nine patent applications pending in the United Kingdom and four pending in the United States. We also have 24 patent applications pending in various countries other than the United Kingdom and the United States. These patents may never be issued. Even if these patents are issued, taken together with our existing patents, they may not provide sufficiently broad protection to protect our proprietary rights, or they may prove to be unenforceable. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect our trade secrets and know-how.

   From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. We cannot be sure that any necessary licenses will be available or will be available on reasonable terms.

   We have registered the trademarks "Virata," "ATMOS" and "ATOM". "ISOS," "Proton," "Hydrogen," "Helium," "Lithium," and "Beryllium" are also our trademarks.

Legal Proceedings

   We are not currently a party to any legal proceedings, nor to our knowledge, is any such proceeding threatened.

Employees

   As of October 3, 1999, we had 113 full-time employees in our worldwide operations. Of that total, 81 were primarily engaged in engineering, 12 were engaged in sales and marketing and the remainder were engaged in operational, financial and administrative functions. As of October 3, 1999, 15 of our employees were located at our facilities in Santa Clara, California, 63 of our employees were located at our facilities in Cambridge, England, and 35 were located at our facilities in Raleigh, North Carolina. None of our employees are covered by, nor are we a party to, any collective bargaining agreement. We believe our employee relations are good.

Facilities

   Our headquarters are located in Santa Clara, California, where we lease approximately 13,000 square feet of office space under a lease that expires in September 2001. Approximately 4,500 square feet of our Santa Clara facility is subleased to a third party under a lease that expires in September 2001. Additionally, we lease approximately 9,600 square feet of office and laboratory space in Cambridge, England, under two leases that expire in 2004 and 2005 and approximately 13,200 square feet of office space in Raleigh, North Carolina, under a lease that expires in September 2003. We believe that our current facilities are adequate to conduct our business operations for the next 12 months, with the exception of our Santa Clara facility. We anticipate that we may need to expand our office space at our Santa Clara facility within the next 12 months.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   Our current board of directors consists of Messrs. Charles Cotton, Hermann Hauser, Bandel Carano and Peter Morris. Our current executive officers are Charles Cotton, Michael Gulett and Andrew Vought. Following this offering, our directors, executive officers and key employees are expected to be as follows:

          Name           Age                               Position
          ----           ---                               --------
Charles Cotton.......... 52  Chief Executive Officer and Director
Michael Gulett.......... 46  President, Chief Operating Officer
Andrew Vought........... 44  Senior Vice President, Finance, Chief Financial Officer and Secretary
Martin Jackson.......... 40  Chief Technology Officer and Director
Daniel Karr............. 39  Vice President, Worldwide Sales
Thomas Cooper........... 50  Senior Vice President, Corporate Development
Duncan Greatwood........ 32  Vice President, Marketing
Bernard Glasauer........ 39  Vice President, Operations
Wayne Whitlock.......... 40  Vice President, Engineering
Dr. Paul Walsh.......... 39  Vice President, Software Engineering
Dr. Hermann Hauser...... 50  Chairman of the Board
Marco De Benedetti...... 37  Director
Gary Bloom.............. 39  Director
Bandel Carano........... 38  Director
Professor Andrew
 Hopper................. 46  Director
Peter Morris............ 43  Director
Patrick Sayer........... 41  Director
Giuseppe Zocco.......... 33  Director

   Charles Cotton has been our Chief Executive Officer since September 1997. Mr. Cotton joined us in January 1995, first as a consultant, and then in August 1995 as our General Manager, Europe, and was subsequently promoted to Chief Operating Officer in July 1996. From January 1991 to December 1995, Mr. Cotton was an independent consultant. In 1990, he served as Chief Executive Officer of Shandwick Europe, a public relations consulting firm. From 1988 to 1989, Mr. Cotton served as President of Thermal Scientific and as a Director of its parent company, Thermal Scientific plc. From 1983 to 1986, he served in a variety of international marketing and operations functions for Sinclair Research. Mr. Cotton holds an honors degree in Physics from Oxford University.

   Michael Gulett joined us in November 1998 as Chief Operating Officer and was promoted to President and Chief Operating Officer in June 1999. Prior to joining us, Mr. Gulett was President and Chief Executive Officer at Paradigm Technology, a developer of fast, static memory solutions, in Milpitas, California, from February 1993 to June 1998. Mr. Gulett has also held management positions at VLSI Technology, California Devices, Intel Corporation and NCR. Mr. Gulett holds a B.S.E.E. from the University of Dayton.

   Andrew Vought joined us in May 1996 as Chief Financial Officer and Secretary and was named Senior Vice President of Finance in September 1997. From January 1995 to May 1996, Mr. Vought founded and served as a General Partner of Cheyenne Capital Corporation, a private venture capital firm. From May 1990 to July 1994, Mr. Vought served as Chief Financial Officer of Micro Power Systems, an analog semiconductor company. Mr. Vought has also held senior finance and manufacturing management positions with Diasonics and the European semiconductor operations of Texas Instruments. Mr. Vought serves on the board of directors of SCM Microsystems, a supplier of digital access control and connectivity solutions. Mr. Vought holds an M.B.A. from the Harvard Business School and a B.S. in Finance and a B.A. in Environmental Studies from the University of Pennsylvania.

   Martin Jackson is our Chief Technology Officer and has directed new product development since joining us in April 1994. Prior to joining us, Mr. Jackson was a co-founder and Vice President of Technology of EO--formerly Active Book Company. Mr. Jackson also co-founded Tadpole Technology, a developer of high performance computer boards. Mr. Jackson is acknowledged as a leader in the application of asynchronous transfer mode technology for provisioning broadband in the local loop and serves on the board of directors of the ADSL Forum. Mr. Jackson holds an M.A. in Electrical Sciences and a M.A. Engineering from the University of Cambridge.

   Daniel Karr became our Vice President, Worldwide Sales in August 1999. Prior to joining us, Mr. Karr was Vice President of Worldwide Sales at S3, a supplier of multimedia hardware and software for the PC market, from April 1996 to August 1999. From January 1988 to April 1996, Mr. Karr held various positions at Cirrus Logic, a manufacturer of integrated circuits, where his last position was Sales Director. Mr. Karr earned a B.A. in Physics and Mathematics from Linfield College.

   Thomas Cooper is our Senior Vice President, Corporate Development and has been employed by us in various capacities since December 1994. Prior to joining us, Mr. Cooper served as Vice President of Distribution for Network Equipment Technologies Inc., an early entrant into in the asynchronous transfer mode market, from 1992 to December 1994. He holds an M.B.A. from the University of Toledo (Ohio) and a B.A. in English from Hamilton College.

   Duncan Greatwood is our Vice President, Marketing, having previously been our Vice President, European Sales. Mr. Greatwood joined us in November 1997. Before being hired by us, Mr. Greatwood held a variety of management positions in the software engineering and marketing functions of Madge Networks, a network equipment company, from 1989 to November 1997. At Madge Networks, Mr. Greatwood was responsible for activities in the areas of voice-over-IP (Internet Protocol) and multiservice networking. Mr. Greatwood holds a degree in Mathematics from Oxford University and an M.B.A. from London Business School.

   Bernard Glasauer is our Vice President, Operations and joined us in June 1999. Prior to joining us, Mr. Glasauer was Vice President of Engineering at Cypress Semiconductor from 1996 to 1999. Prior to that Mr. Glasauer was the Vice President of Quality from 1994 to 1996 and held other senior business and engineering management positions at Cypress Semiconductor from 1988 to 1994. Mr. Glasauer holds a B.S. degree in Electrical Engineering/Computer Science and Materials Science Engineering and a B.A. in Economics from the University of California.

   Wayne Whitlock is our Vice President, Engineering and joined us in July 1998. Prior to joining us, Mr. Whitlock was Vice President, Engineering for RSA Communications, the predecessor of Virata Raleigh Corporation, from October 1994 to July 1998. Prior to that, Mr. Whitlock was employed by International Business Machines from July 1981 to October 1994. His most recent position with IBM, which began in 1993, was Program Manager with the wireless Mobile Data Division, developing PCMCIA wireless WAN devices for portable PCs. Mr. Whitlock holds a B.S. in Electrical Engineering from Virginia Tech.

   Dr. Paul Walsh is our Vice President, Software Engineering and joined us in January 1999. Prior to joining us, Dr. Walsh was Senior Manager--Engineering, at Ionica plc, from November 1995 to January 1999. Prior to Ionica, Dr. Walsh held a Senior Manager role at Nortel/BNR Europe, from January 1992 to October 1995, where he was responsible for the design, build and delivery of systems to provide Network Management of first SDH and later Passive Optical Networks.
Dr. Walsh holds a Ph.D. in Psychology from the City of London Polytechnic, an M.Sc. (Distinction) in Social Psychology from London School of Economics and a B.A. (1st Class Hons) in Psychology from the University College, Galway.

   Dr. Hermann Hauser is one of our co-founders and serves as our Chairman. Dr. Hauser's principal occupation is Director of Amadeus Capital Partners Ltd., a venture capital fund management company. He has held this position since December 1997. Dr. Hauser has also co-founded more than 20 other high technology companies, including Acorn Computer Group plc, EO Ltd., Harlequin, IXI Ltd., Vocalis, Electronic Share Information, Advanced Displays Limited and SynGenix. Dr. Hauser holds a Ph.D. in Physics from Cambridge University.

   Marco De Benedetti is Chairman and Managing Director of Telecom Italia Mobile S.p.A., Europe's largest cellular phone operator. He has held that position since July 1999. Prior to joining Telecom Italia Mobile,
Mr. De Benedetti was chairman of Infostrada S.p.A., a company controlled by Olivetti operating as an alternative fixed line carrier in Italy. Prior to joining Olivetti in 1990, Mr. De Benedetti worked for the investment bank Wasserstein, Perella & Co. in mergers and acquisitions from 1987 to 1989. Mr. De Benedetti holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. in Economics and History from Wesleyan University.

   Gary Bloom is Executive Vice President of Oracle Corporation and has been employed by Oracle since September 1986. Mr. Bloom received a B.S. in Computer Science from California Polytechnic State University at San Luis Obispo.

   Bandel Carano is a General Partner of Oak Investment Partners in Palo Alto, California, a private venture capital firm, which he joined in 1985. Mr. Carano currently serves as a member of the Investment Advisory Board of the Stanford University Engineering Venture Fund. Mr. Carano also serves as a member of the board of Advanced Radio Telecom and several private companies. Mr. Carano holds both an M.S. and a B.S. in Electrical Engineering from Stanford University.

   Professor Andrew Hopper is one of our co-founders. Since November 1997, Professor Hopper has been the Professor of Communications Engineering within the Department of Engineering at Cambridge University and prior to that he was a Reader. Since 1986, Professor Hopper has also been the Managing Director of the Olivetti Research Laboratory, now AT&T Laboratories-Cambridge. Professor Hopper is considered one of the early developers of asynchronous transfer mode technology and has over 20 years experience in networking, computer systems and multimedia. Professor Hopper is also involved with the commercialization of technology with a number of Cambridge-area firms. Professor Hopper is a Fellow of the Royal Academy of Engineering and holds a Ph.D. from Cambridge University.

   Peter T. Morris is a General Partner of New Enterprise Associates in Menlo Park, California, where he has been employed since 1992. Mr. Morris specializes in information technologies, with a focus on communications and the Internet. His current board memberships include Gadzoox Networks, Packeteer and several private companies. Before joining New Enterprise Associates, Mr. Morris served in various capacities with Telebit from 1987 to 1991. Prior to that he was with Montgomery Securities, an investment bank, from 1985 to 1987, and Bain & Company, a management consultancy, from 1980 to 1982. Mr. Morris holds an M.B.A. and a B.S. in Electrical Engineering from Stanford University.

   Patrick Sayer is a General Partner of Lazard Freres et Cie, a French investment bank, where he oversees the technology, telecommunications and media sectors. Mr. Sayer has worked within the Lazard Freres Group throughout his career with assignment in its international advisory group, the corporate finance department and the mergers and acquisitions department. In addition, Mr. Sayer is the Chairman of the Investment Committee of Eurafrance and Gaz et Eaux, two French publicly traded holding companies ultimately controlled by the Lazard Freres Group. Mr. Sayer is a graduate of Ecole Polytechnique and Ecole des Mines de Paris.

   Giuseppe Zocco is a General Partner of Index Ventures, a private venture capital firm based in Geneva, Switzerland, which he joined in 1996. Prior to joining Index Ventures, Mr. Zocco was a management consultant with McKinsey & Company from 1988 to 1996, working in several of its European offices and its EuroCenter, a special consulting unit focused on Pan-European clients.
Mr. Zocco holds an M.B.A. from Stanford Business School, a B.A. in Finance from Bocconi University in Milan, and an I.E.P. from the London Business School. He is a director of Belle Systems A/S and Evolve Software.

Board Committees

   Our board of directors currently consists of four directors. Following this offering, our board of directors is anticipated to consist of ten directors, each holding office until the next annual meeting of stockholders. Following this offering, our board of directors is also anticipated to have an Executive Committee, Compensation Committee, Audit Committee and Director Compensation Committee.

   Executive Committee. The executive committee of our board of directors is anticipated to consist of Messrs. Hauser, Carano, Cotton and Morris. The executive committee will be authorized to act with respect to all matters arising before the board, except where prohibited by Delaware law.

   Compensation Committee. The compensation committee will review approve and/or make recommendations to the board regarding all forms of compensation provided to our executive officers, including stock compensation and loans. In addition, the compensation committee will review approve and/or make recommendations on stock compensation arrangements for all of our other employees. As part of the foregoing, the compensation committee will administer our stock incentive and other employee benefit plans. The members of the compensation committee are anticipated to be Messrs. Hauser, Carano and Zocco.

   Audit Committee. The audit committee will monitor our corporate financial reporting and the internal and external audits, including our internal audit and control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee will also consult with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee will have the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The members of the audit committee are anticipated to be Messrs. Morris, Sayer and Zocco.

   Director Compensation Committee. The director compensation committee will review and make recommendations to the board regarding all forms of compensation provided to our non-employee directors. As part of the foregoing, the director compensation committee will administer our non-employee director compensation plan that we anticipate adopting prior to this offering. The members of the director compensation committee are anticipated to be Messrs. Cotton and Jackson.

Director Compensation

   Directors who are our full-time employees receive no additional compensation for serving on our board of directors or its committees; however, each director will be reimbursed for his or her out-of-pocket expenses in attending board meetings. Following this offering, it is anticipated that directors who are not our employees will receive compensation for participation in meetings of our board of directors and serving on and attending meetings of either the compensation or the audit committees. See "Certain Transactions" for a description of transactions involving directors or their affiliates and us, if any.

   Prior to this offering, we anticipate that we will adopt a compensation plan for our non-employee directors, commensurate with plans offered by companies in our industry or related industries.

Compensation Committee Interlocks and Insider Participation

   Prior to this offering, our board of directors did not have a compensation committee and all compensation decisions were made by our full board of directors. In the fiscal year ended March 31, 1999, the full board of directors determined the compensation of all executive officers, including
Mr. Cotton in his capacity of Chief Executive Officer. Upon completion of this offering, it is anticipated that the compensation committee will make all compensation decisions. We are not aware of any interlocking relationship existing between our board of directors or proposed compensation committee and the board of directors or compensation committee of any other company, nor are we aware of any such interlocking relationship existing in the past.

Executive Compensation

   The following table sets forth the approximate cash compensation (including cash bonuses) paid or awarded by us for the fiscal year ended March 31, 1999 to our Chief Executive Officer and the other four most highly compensated executive officers who were serving as executive officers as of March 31, 1999 (the "Named Executive Officers").

                           Summary Compensation Table

                                                    Long-Term
                            Annual Compensation    Compensation
                         ------------------------- ------------
                                                    Securities
Name and Principal       Fiscal                     Underlying     All Other
Position                  Year  Salary($) Bonus($)  Options(#)  Compensation($)
------------------       ------ --------- -------- ------------ ---------------
Charles Cotton..........  1999   224,940   60,000    108,208        24,000(1)
  Chief Executive
   Officer and Director
Michael Gulett(2).......  1999    82,372   54,167    238,805         1,827(3)
  President and Chief
   Operating Officer
Andrew Vought...........  1999   184,875   40,000     55,970         1,230(4)
  Senior Vice President,
   Finance,
  Chief Financial
   Officer and Secretary
Martin Jackson..........  1999   128,099       --     44,776         8,392(5)
  Chief Technology
   Officer and Director
Thomas Cooper...........  1999   153,606   30,250     82,089         1,273(6)
  Senior Vice President
   Corporate Development

--------
(1) Represents an accrued pension contribution paid by us for the benefit of Mr. Cotton under our pension arrangement.
(2) Mr. Gulett was hired in November 1998 and, therefore, such amounts are for less than a full year.
(3) Represents a matching contribution paid by us for the benefit of Mr. Gulett under our 401(k) plan.
(4) Represents a matching contribution paid by us for the benefit of Mr. Vought under our 401(k) plan.
(5) Represents an accrued pension contribution paid by us for the benefit of Mr. Jackson under our pension arrangement.
(6) Represents a matching contribution paid by us for the benefit of Mr. Cooper under our 401(k) plan.

               Option Grants in Fiscal Year Ended March 31, 1999

                                        Individual Grants
                         ------------------------------------------------
                                                                           Potential Realizable
                                      Percent of                             Value at Assumed
                         Number of   Total Options                         Annual Rates of Stock
                           Shares     Granted to                          Price Appreciation For
                         Underlying    Employees   Exercise or              Option Term ($)(3)
                          Options      in Fiscal   Base Price  Expiration -----------------------
Name                     Granted (#)  Year (%)(1)   ($/sh)(2)     Date        5%          10%
----                     ----------  ------------- ----------- ---------- ---------- ------------
Charles Cotton..........  108,208         7.0         4.69       4/28/05     206,603      481,474
Michael Gulett..........  238,805        15.4         4.69      11/13/05     455,952    1,062,563
Andrew Vought...........   55,970         3.6         4.69       4/28/05     106,864      249,038
Martin Jackson..........   44,776         2.9         4.69       4/28/05      85,491      199,231
Thomas Cooper...........   82,089         5.3         4.69       4/28/05     156,734      365,256

--------
(1) Based on options to purchase a total of 1,549,282 shares of our common stock granted during the fiscal year ended March 31, 1999.
(2) The exercise price was equal to the fair market value of our common stock on the date of grant, as determined by our board of directors. The board based its determination in part on the fact that, at the time, there was no public market for the shares underlying the options granted, nor was there anticipated to be such a market in the next 12 months, such shares were subordinate to the outstanding preference shares with respect to payments upon liquidation and dividends, such shares did not have registration rights and the company was not yet profitable. Based on this information, the board determined that the exercise price should be equal to approximately 65% of the price per share of the series D preference shares that had recently been sold in a private placement.
(3) The potential realizable value is calculated based on the seven year term of the options at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to the rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price in the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

 Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year End Option
                                     Values

   The table below sets forth information with respect to the ownership and value of options held by the Named Executive Officers identified in the summary compensation table as of March 31, 1999. No options were exercised by these individuals during the fiscal year ended March 31, 1999. We have no outstanding stock appreciation rights.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                 Options at Fiscal       In-the-Money Options
                                   Year End (#)        at Fiscal year End ($)(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Charles Cotton..............   94,869       203,638      696,696     1,119,805
Michael Gulett..............       --       238,805           --       960,000
Andrew Vought...............   72,014       114,552      529,867       648,633
Martin Jackson..............   57,276        69,589      458,108       356,492
Thomas Cooper...............   45,771       103,482      355,467       481,933

--------
(1) Based on a fair market value of our common stock as of October 3, 1999 equal to $8.71 per share, less the exercise price payable for such shares.

Employment Agreements

   Each of our Named Executive Officers is a party to an employment agreement with Virata Limited. Following this offering, we anticipate that we will assume each of these employment agreements.

   Charles Cotton. Under the terms of his employment agreement dated September 17, 1997, as amended on May 1, 1999, Mr. Cotton receives an annual base salary of (Pounds)155,875, with an additional bonus of $120,000 upon successful achievement of specific objectives. Mr. Cotton is entitled to participate in our stock incentive plans. As of October 3, 1999, Mr. Cotton had received options to purchase an aggregate of 397,014 shares of our common stock at a weighted average exercise price of $4.15 per share. In general, these options vest equally over four years. Mr. Cotton is also entitled to a bonus of up to $500,000 in the event we are sold during the term of his employment. We may terminate Mr. Cotton's employment for cause at any time, or without cause upon 18 months written notice from the termination date. Mr. Cotton may voluntarily resign upon six months written notice of his intention to leave. In the event that Mr. Cotton is terminated without cause or following a change in our control, Mr. Cotton will be entitled to salary continuation and vesting of his share options for the 18 month period following termination.

   Michael Gulett. Under the terms of his employment agreement dated October 14, 1998, Mr. Gulett receives an annual base salary of $225,000, with an additional bonus of $100,000 upon successful achievement of specific objectives. Mr. Gulett is entitled to participate in our stock incentive plans. As of October 3, 1999, Mr. Gulett had received options to purchase an aggregate of 337,313 shares of our common stock at a weighted average exercise price of $5.90 per share. These options vest equally over four years. The employment agreement may be terminated by Mr. Gulett or us at any time, with or without cause. In the event that Mr. Gulett is terminated without cause or following a change in our control, Mr. Gulett will be entitled to salary continuation and vesting of his share options for the 12 month period following termination.

   Andrew Vought. Under the terms of his employment agreement dated May 10, 1996, as amended May 1, 1999, Mr. Vought receives an annual base salary of $182,750 with an additional bonus of $75,000 upon successful achievement of specific objectives. Mr. Vought is entitled to participate in our stock incentive plans. As of October 3, 1999, Mr. Vought had received options to purchase an aggregate of 246,268 shares of our common stock at a weighted average exercise price of $3.95 per share. In general, these options vest equally over four years. Mr. Vought is also entitled to a bonus of up to $500,000 in the event we are sold during the term of his employment. We may terminate Mr. Vought's employment for cause at any time, or without cause upon 18 months written notice from the termination date. Mr. Vought may voluntarily resign upon six months written notice of his intention to leave. In the event that Mr. Vought is terminated without cause or following a change in our control, Mr. Vought will be entitled to salary continuation and vesting of his share options for the 18 month period following termination.

   Martin Jackson. Under the terms of his employment agreement dated May 5, 1997, Mr. Jackson receives an annual base salary of (Pounds)81,969. Mr. Jackson is entitled to participate in our stock incentive plans. As of October 3, 1999, Mr. Jackson had received options to purchase an aggregate of 152,985 shares of our common stock at a weighted average exercise price of $3.42 per share. In general, these options vest equally over four years. We may terminate Mr. Jackson's employment for cause at any time, or without cause upon 12 months written notice from the termination date. Mr. Jackson may voluntarily resign upon three months written notice of his intention to leave.

   Thomas Cooper. Under the terms of his employment agreement dated December 16, 1994, Mr. Cooper receives an annual base salary of $161,250, with an additional bonus of $30,000 upon successful achievement of specific objectives. Mr. Cooper is entitled to participate in our stock incentive plans. As of October 3, 1999, Mr. Cooper had received options to purchase an aggregate of 179,104 shares of our common stock at a weighted average exercise price of $4.02 per share. These options vest equally over four years. The employment agreement may be terminated by Mr. Cooper or us at any time, with or without cause. In the event that Mr. Cooper is terminated without cause or following a change in our control, Mr. Cooper will be entitled to salary continuation and vesting of his share options for the 12 month period following termination.

Employee Stock Option Plan

   Effective with the consummation of this offering, we anticipate that we will adopt the Virata Corporation 1999 Stock Incentive Plan. The purposes of the stock incentive plan are to enable us to attract, retain and motivate our employees, non-employee directors, independent contractors and consultants by providing for or increasing the proprietary interests of such employees, non-employee directors, independent contractors or consultants in our stock. The stock incentive plan does not limit any award to any specified form or structure and will be administered by the compensation committee of the board of directors. The types and amount of awards will be determined at the discretion of the compensation committee or the board of directors. The maximum number of shares of our common stock that may be issued under the stock incentive plan is 3,800,000 shares, subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2000 and 2001 equal to the lesser of (i) 1,000,000 shares, (ii) 5% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (iii) an amount unanimously determined by the board of directors. If incentive stock options are issued, these options must comply with Section 422 of the Internal Revenue Code.

   Our board of directors may amend or terminate the stock incentive plan at any time and in any matter, subject to the rights of recipients of awards under the plan, and required stockholder approvals and the requirements of Sections 411 and 162(m) of the Internal Revenue Code. To the extent applicable under UK law, the approval of the holders a majority of the our securities may be required for the exercise of any option granted under the stock incentive plan which may be deemed a "repurchase" under UK law. We will issue stock options to eligible recipients under the stock incentive plan by way of individual option agreements with each recipient. Unless terminated earlier by the board of directors, the stock incentive plan will terminate in November 2019.

   As of October 3, 1999 there were options outstanding to purchase
3,239,230 ordinary shares issued to our employees under the plans of or agreements with Virata Limited. The outstanding options are exercisable at a price per share ranging between $0.11 and $8.71 and generally vest over a four-year period from the date of grant. These options are granted in three specific categories: ordinary, top-up and bonus. Top-up options are granted to employees whose ordinary options have fully vested on a purely discretionary basis. Top-up options are subject to the same vesting schedule as ordinary options. Bonus options vest on the date granted and are generally subject to completion of individual performance targets by the option holder. All options are non-transferable, but form part of the option holder's estate in the event of death. An option may be exercised in whole or in part, but not more that three times in the period commencing on the first anniversary of the date of grant of the option and ending on the seventh anniversary of the date of its grant. An option lapses on the seventh anniversary from the date of its grant. In the event that a general offer is made to the holders of our common stock to acquire all of the outstanding shares of our common stock, we are required to use our best efforts to ensure that the offer is extended to the option holders. If an option holder ceases to be our employee for any reason, any options unexercised on such date and in respect of which a right of exercise has accrued must be exercised within 90 days of such date. Upon the expiration of this 90 day period, any options that remain unexercised will lapse. Prior to the consummation of this offering these options will become convertible or exercisable into shares of our common stock.

Employee Stock Purchase Plan

   Effective with the consummation of this offering, we anticipate that we will adopt the Virata Corporation 1999 Employee Stock Purchase Plan. The employee stock purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code and will be administered by the compensation committee of the board of directors. A total of 600,000 shares of common stock has been reserved under the employee stock purchase plan, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of (i) 500,000 shares, (ii) 1% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year and
(iii) and amount unanimously determined by the board of directors. Unless terminated earlier by the board of directors, the employee stock purchase plan will terminate in October 2009.

   The employee stock purchase plan will be implemented by a series of overlapping offering periods with a duration of not more than 24 months and will provide a means by which employees may purchase our common stock through payroll deductions. The first offering period is expected to begin on the date of execution of the underwriting agreement in connection with this offering, and will terminate on the last business day in October 2001. Future offering periods will be determined by the compensation committee. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial purchase period is expected to begin on the date of this offering and end on April 30, 2000, with subsequent purchase periods ending on last business day of October 2000, April 2001 and October 2001.

   Our employees, or those of any subsidiary designated by the board, are eligible to participate in the employee stock purchase plan if they are employed by us or a subsidiary of ours for at least 20 hours per week and more than five months per year. The employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's base salary. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. If the fair market value of the common stock on a purchase date is less that the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new twenty-four month offering period beginning on the first business day following the purchase date. Employees may end their participation in the employee stock purchase plan at any time during an offering period, and participation ends automatically on termination of employment. An employee cannot be granted an option under the employee stock purchase plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee to purchase stock under the employee stock purchase plan at a rate that exceeds $25,000 of fair market value of stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 2,000 shares of common stock under the employee stock purchase plan in any one purchase period.

   The compensation committee has the power to amend or terminate the employee stock purchase plan and to change or terminate offering periods as long as this action does not adversely affect any outstanding rights to purchase stock thereunder. However, the compensation committee may amend or terminate the employee stock purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

Employee Benefit Plans

   We have two benefit plans, one in the United Kingdom, and a separate plan in the United States. The United Kingdom plan includes private health care, permanent health insurance, death in service coverage and a pension arrangement. In addition, under the United Kingdom plan, we match pension contributions of up to 5% of an employee's salary. Contributions for the years ended March 31, 1997, 1998 and 1999 were $105,500, $109,400 and $112,600, respectively.

   The United States plan includes a medical plan, life insurance, accidental death and dismemberment insurance, long-term disability, IRC Section 125 premium payment plan, COBRA and a 401(k) retirement plan. Under the United States plan, effective with the acquisition of RSA Communications in July 1998, we also provide a 50% matching contribution to the retirement plan of up to $2,000 per calendar year per employee. Contributions for the year ended March 31, 1999 amounted to $58,000.

Limitation of Liability and Indemnification Matters

   Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our bylaws provide that we shall indemnify each of our directors and officers against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was one of our directors or officers or serving as director or officer of another corporation, partnership, joint venture, trust, or other enterprise at our request. We have also entered into agreements to indemnify directors and certain executive officers.

                              CERTAIN TRANSACTIONS

   The following is a description of transactions during our last three fiscal years and the six months ended October 3, 1999 to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements that are otherwise required to be described under "Management."

Issuances of Ordinary Shares

   During the past three fiscal years and the six months ended October 3, 1999, we have issued ordinary shares of Virata Limited as follows (the following information does not give effect to the 1 for 6.7 reverse stock split):

  . In July 1997, we issued a warrant to purchase 75,000 ordinary shares in a private placement to Dr. Robert W. Wilmott at an exercise price per share of $0.08 in exchange for consulting services valued at $18,000 by our board which were provided to us by Dr. Wilmott; this warrant was exercised in full by Dr. Wilmott in September 1999; and

  . In July 1998, we issued 1,540,000 ordinary shares in a private placement at a purchase price of $0.92 per share and aggregate proceeds of $1,416,800 to Munther Qubain in connection with the acquisition of RSA Communications; and

  . We have issued an aggregate of 1,332,599 ordinary shares in connection with the exercise of options by our employees.

Issuances of Preference Shares

   During the past three fiscal years and the six months ended October 3, 1999, we have issued preference shares and warrants for preference shares of Virata Limited as follows (the following information does not give effect to the 1 for 6.7 reverse stock split):

  . in June 1996 and October 1996, we issued 2,713,670 series B preference shares in a private placement at a purchase price of (Pounds)0.70 per share and aggregate proceeds of (Pounds)1,899,569 to 3i Group plc, New Enterprise Associates, Oak Investment Partners VI and Oak VI Affiliates Fund;

  . in June 1996, we issued 6,666,667 series C preference shares in a private placement at a purchase price of $1.50 per share and aggregate proceeds of $10,000,000 to Oracle Corporation;

  . in October 1996, we issued a warrant to purchase 61,705 series C preference shares in a private placement to Comdisco Ventures at an exercise price per share of $1.50 in connection with an equipment financing;

  . in September 1997, we issued a warrant to purchase 8,000 series C preference shares in a private placement to Comdisco Ventures at an exercise price per share of $1.50 in connection with an equipment financing;

  . in December 1997, we issued a warrant to purchase 35,294 series C preference shares in a private placement to Venture Banking Group, an entity of Greater Bay Bancorp, at an exercise price per share of $1.70 in connection with a loan and security agreement; in June 1998, this warrant automatically converted into a warrant to purchase 35,294 series D preference shares at an exercise price per share of $1.70;

  . in December 1997 and January 1998, we issued bridge notes in the aggregate amount of $2,642,980 in a private placement to 3i Group plc, New Enterprise Associates, Oak Investment Partners VI, Oak VI Affiliates Fund, Oracle Corporation, Olivetti Telemedia Investments B.V., Professor Hopper and Elserino Piol that were convertible into our series D preference shares;

  . in March 1998, we issued a bridge note in the amount of $700,000 in a private placement to The Index Special Situations Fund Ltd that was convertible into our series D preference shares;

  . in June 1998, we sold 24,780,934 series D preference shares in a private placement at a purchase price of $1.10 per share and aggregate proceeds of $27,259,027 to Oak Investment Partners VI, Financiere et Industrielle Gaz et Eaux, New Enterprise Associates, Oracle Corporation, 3i Group plc, The British Bank of the Middle East, Moore Global Investments Ltd, Lombard Odier & Cie, Olivetti Telemedia Investments B.V., Elara Ltd, The Index Special Situations Fund, Ltd., Bank Morgan Stanley AG ZH, Societe Financiere Mirelis S.A., Pharos Genesis Fund Ltd., Pharos Fund Ltd., Pictet & Cie Banquiers, Remington Investment Strategies LP, Lighthouse Partners USA, LP, Faisal Finance (Jersey) Ltd., Banque SCS Alliance S.A., Crescent International Ltd., Denmore Investments Ltd., 4C Ventures LP, Galba Anstalt, L.B. Finance S.A., Jordana-Gerhardt Family Trust u/d/t 3/21/97, Oak VI Affiliates Fund, ppon Pictet & Cie, Societe Financiere Mirelis S.A., Marcuard Cook & Cie S.A., Banca Del Gottardo, Bank Julius Baes Zurich, Banque Privee ed. De Rothschild, Algonquin Trust S.A., Manpower S.A., Bank Julius Bar & CO AG, Rex A. Sherry & Lori Kargionis-Sherry, Trustees of the Sherry Family Trust, Lighthouse Genesis Partners USA, LP, Credit Suisse Private Banking, Archery Capital, Fondation de Prevoyance Manpower, Ayers-Plant Family Trust, Messrs. D. Bertholet, T. Thornhill, M. Bertholet, R. Bishop, T. Saint-Loup, J. Metzger, T Bungener, M. Sullivan, T. Keegen, D. Castagna, P. Harvey, and G. Guthrie, in which Index Securities S.A. acted as placement agent and received a fee of 7% of the aggregate proceeds and warrants;

  . in June 1998, in connection with the conversion of bridge notes in the aggregate amount of $3,342,980, we issued 3,039,073 series D preference shares in a private placement to 3i Group plc, New Enterprise Associates, Oak Investment Partners VI, Oak VI Affiliates Fund, Oracle Corporation, Olivetti Telemedia Investments B.V., The Index Special Situations Fund Ltd., Professor Hopper and Mr. Piol;

  . in June 1998, in connection with conversion of 12,460,150 series B preference shares and 2,000,000 series C preference shares with an aggregate value of $16,635,368, we issued 15,123,062 series D preference shares in a private placement to 3i Group plc, 4C Ventures LP, New Enterprise Associates, Oak Investment Partners VI, Oak VI Affiliates Fund and Oracle Corporation;

  . in June 1998, we issued a warrant to Messrs. G. Rimer, N. Rimer, D. Rimer, G. Zocco, B. Dalle, H. Lebret, J. Peterschmitt and Genevest S.A. to purchase, 1,595,054 series D preference shares in a private placement at an exercise price of $1.10 in connection with Index Securities S.A. acting as placement agent in our series D preference share financing;

  . in June 1998, we issued a 21,818 series D preference shares in a private placement to Professor Hopper for aggregate consideration of $24,000, representing the amount of the fee Professor Hopper would have received for serving on our technology advisory board;

  . in July 1998, we issued 606,500 series D preference shares in a private placement for aggregate consideration of $667,150 to Munther Qubain in connection with the acquisition of RSA Communications;

  . in September 1998, we issued a warrant to purchase 109,091 series D preference shares in a private placement to Comdisco Ventures at an exercise price per share of $1.10 in connection with an equipment financing;

  . in May 1999, we issued a warrant to purchase 54,545 series D preference shares in a private placement to Comdisco Ventures at an exercise price per share of $1.10 in connection with an equipment financing; and

  . in October 1999, we issued 6,153,846 series E preference shares in a private placement at a purchase price of $1.30 per share and aggregate proceeds of $8,000,000 to Siemens Information and Communication Networks, Inc., Olivetti Telemedia Investments B.V. and LSI Logic Inc.

   Our officers, directors and 5% stockholders participated in the foregoing transactions as follows (the following information does not give effect to the 1 for 6.7 reverse stock split):

                          Number of    Number of    Number of      Number of Bridge Notes
                          Series B     Series C      Series D      Series E      and
Name of Purchaser          Shares       Shares        Shares        Shares   Warrants(1)
-----------------         ---------    ---------    ----------     --------- ------------
Gaz et Eaux.............         --           --     7,348,111            --         --
New Enterprise
 Associates.............    766,883(2)        --     5,582,978(3)         --    343,275
Oak Investment Partners
 Limited(4).............  2,400,028(2)        --     7,945,331(5)         --    488,508
Olivetti Telemedia
 Investments B.V. ......         --           --       870,239(6)  2,307,692    627,814
Oracle Corporation......         --    6,667,667(7)  4,194,421(8)         --    558,057
3i Group plc............    517,257(2)        --     3,836,628(9)         --    245,356
Charles Cotton..........         --           --            --            --         --
Michael Gulett..........         --           --            --            --         --
Andrew Vought...........         --           --            --            --         --
Martin Jackson..........         --           --            --            --         --
Thomas Cooper...........         --           --            --            --         --
Dr. Hermann Hauser......         --           --        75,152(10)        --     75,152
Marco De Benedetti......         --           --            --            --         --
Gary Bloom(11)..........         --    6,667,667     4,194,421            --    558,057
Bandel Carano(12).......  2,400,028           --     7,945,331            --    488,508
Professor Andrew
 Hopper.................         --           --        40,000(13)        --     18,182
Peter Morris(14)........    766,883           --     5,582,978            --    343,275
Patrick Sayer(15).......         --           --     7,348,111            --         --
Giuseppe Zocco..........         --           --       374,108            --    374,108(16)
All of our directors and
 executive officers as a
 group (15 persons).....  3,684,168    6,666,667    30,226,968     2,307,692  2,712,270

--------
 (1) Except as noted, represents bridge notes denominated in the number of series D preference shares into which they were convertible. All of the bridge notes were subsequently converted into series D preference shares in June 1998.
 (2) Such shares were converted into series D preference shares in June 1998.
 (3) Includes 343,275 series D preference shares issued upon conversion of bridge notes in June 1998.
 (4) Includes shares beneficially owned by Oak VI Affiliates Fund Limited.
 (5) Includes 488,508 series D preference shares issued upon conversion of bridge notes in June 1998.
 (6) Includes 627,814 series D preference shares issued upon conversion of bridge notes in June 1998.
 (7) 2,000,000 of such shares were converted into series D preference shares in June 1998 in June 1998.
 (8) Includes 558,057 series D preference shares issued upon conversion of bridge notes in June 1998.
 (9) Includes 245,356 series D preference shares issued upon conversion of bridge notes in June 1998.
(10) Represents series D preference shares issued upon conversion of bridge notes in June 1998 held by Providence Investment Company Ltd, a Company wholly owned by Providence Trust, of which Mr. Hauser may be a beneficiary.
(11) Represents shares of our common stock beneficially owned by Oracle Corporation, of which Mr. Bloom is an Executive Vice President. Mr. Bloom disclaims all beneficial ownership of these shares.
(12) Represents shares of our common stock beneficially owned by Oak Investment Partners, of which Mr. Carano is the General Partner. Mr. Carano disclaims all beneficial ownership of these shares.
(13) Includes 18,182 series D preference shares issued upon conversion of bridge notes in June 1998 and 21,818 series D preference shares issued in exchange for Professor Hopper creating our technology advisory board.
(14) Represents shares of our common stock beneficially owned by New Enterprise Associates, of which Mr. Morris is the General Partner. Mr. Morris disclaims all beneficial ownership of these shares.
(15) Represents shares of our common stock beneficially owned by Gaz et Eaux, of which Mr. Sayer is the General Partner. Mr. Sayer disclaims all beneficial ownership of these shares.
(16) Represents a warrant for series D preference shares issued in connection with Index Securities S.A. acting as placement agent in our series D preference share financing.

Reorganization of Virata Limited

   In connection with a reorganization to create Virata Corporation as the holding company of Virata Limited, all of the outstanding ordinary and preference shares, and any other securities that are convertible into ordinary and preference shares, of Virata Limited will be cancelled, new ordinary shares of Virata Limited will be issued to Virata Corporation and shares of our common stock will be issued to the former shareholders of Virata Limited. These transactions will take place immediately prior to the consummation of this offering and will be effected pursuant to a share reconstruction under Section 425 of the United Kingdom Companies Act of 1985. Any securities that are convertible or exercisable into ordinary shares or preference shares of Virata Limited will become convertible or exercisable into shares of our common stock upon consummation of the share reconstruction.

   The following table illustrates the conversion of the shares of Virata Limited into shares of our common stock:

                           Number of Shares                          Number of Shares of
Series of Virata Limited   Outstanding as of                        Common Stock Received
Shares                    October 3, 1999 (1) Conversion Rate (2) In the the Reorganization
------------------------  ------------------- ------------------- -------------------------
Ordinary Shares.........      13,547,599           1 for 6.7              2,021,999
Series A Preference
 Shares.................       1,798,720           1 for 6.7                268,459
Series B Preference
 Shares.................       1,394,406           1 for 6.7                208,116
Series C Preference
 Shares.................       4,666,667          1 for 5.58(3)             835,820
Series D Preference
 Shares.................      43,571,387          1 for 4.26(4)          10,219,283
Series E Preference
 Shares.................       6,153,846           1 for 6.7                918,484

--------
(1) After giving effect to the issuance of series E preference shares by Virata Limited.
(2) After giving effect to the 1 for 6.7 reverse stock split.
(3) As a consequence of the antidilution provisions of the series C preference shares, the conversion rate of the series C preference shares was increased from 1 for 6.7 to 1 for 5.58.
(4) Pursuant to their terms, the conversion rate of the series D preference shares was increased from 1 for 6.7 to 1 for 4.26.

   All of the shares of our common stock issued as a result of the reorganization of Virata Limited and any shares of our common stock issued after the effective date of the reorganization upon the exercise of options or warrants of Virata Limited that were outstanding as of the effective date of the reorganization, will be subject to certain transfer restrictions, pursuant to Section 6.06 of our bylaws. See "Certain Provisions in our Certificate of Incorporation and Bylaws--Transfer Restrictions in the Bylaws."

Acorn Computer

   We entered into a technology license, manufacturing license and supply agreement with Acorn Computer Group plc, or Acorn, in October 1998, pursuant to which Acorn is able to manufacture certain ATM hardware with binary software and software designs employing integrated circuits purchased from us. Acorn subsequently transferred the license to Pace Micro Technology. For the three-year period ended March 31, 1999 and the six months ended October 3, 1999, we had aggregate sales to Acorn of approximately $674,000 and purchases from Acorn of approximately $7,500. Dr. Hauser, Professor Hopper and Mr. De Benedetti were directors of Acorn and have no affiliation with Pace Micro Technology.

Adaptive Broadband Limited

   We entered into a technology license, manufacturing license and supply agreement in March 1998, as amended in May 1999, with Adaptive Broadband Limited, or ABL, a wholly owned subsidiary of Adaptive Broadband Corporation, formerly California Microwave. Under the agreement, ABL has licensed our software and is able to design, manufacture and sell products incorporating integrated circuits purchased from us. Prof. Hopper is a director of ABL. To date, we have received approximately $495,000 in license fees and product purchases from ABL and, as of October 3, 1999, there was no outstanding balance owed to us.

Advanced RISC Machines

   We entered into a consulting arrangement in November 1997 with Advanced RISC Machines Ltd., or ARM, a United Kingdom corporation. Under the agreement Advanced RISC Machines provided us with services relating to the development of the Lithium integrated circuit. We entered into a per semiconductor design license agreement in June 1999, under which we are able to design, have manufactured and sell integrated circuits incorporating the ARM RISC microprocessor core. Among other provisions, such license requires ARM to indemnify us, up to a specific dollar amount, in the event of intellectual property infringement claims by third parties. We also entered into a limited use software agreement in June 1999, which provides us with a six month evaluation license for certain software. Acorn Computer Group plc, of which Dr. Hauser, Professor Hopper and Mr. De Benedetti were directors, owned approximately 40% of Advanced RISC Machines Ltd. at the time the foregoing agreements were entered into. We have paid approximately $1.2 million in fees to ARM under these agreements as of October 3, 1999.

Olivetti Telemedia Investments B.V. and its Affiliates

   We entered into a formation and license agreement in December 1993, as supplemented in April 1994 and September 1994, with Olivetti Telemedia and its parent, Ing. C. Olivetti & C. S.p.A. Pursuant to the license agreement, we were granted an exclusive, world-wide license to exploit certain technology, subject to certain conditions, and agreed to cooperate with respect to certain technological matters, in exchange for an option, which has been fully exercised. Additionally, we entered into an agreement with an affiliate of Olivetti Telemedia in July 1995, under which we sold systems products to Olivetti and its affiliates. For the three-year period ended March 31, 1999 and the six months ended October 3, 1999, we had aggregate sales to Olivetti Telemedia and its affiliates of approximately $209,000 and purchases from Olivetti Telemedia and its affiliates of approximately $10,000. Olivetti Telemedia holds approximately 11.5% of our common stock, after giving effect to the issuance of series E preference shares by Virata Limited.

Telemedia Systems Limited

   We occasionally buy products from and sell products to Telemedia Systems Limited, or Telemedia, a United Kingdom corporation, on terms similar to terms we negotiate with unaffiliated third parties. For the three year period ended March 31, 1999 and the six months ended October 3, 1999, we had aggregate sales to Telemedia of approximately $226,000 and purchases from Telemedia of approximately $293,000. Dr. Hauser, Professor Hopper and Mr. De Benedetti serve as directors of Telemedia.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of October 3, 1999 held by:

  . each person or group known to us to be the beneficial owner of more than 5% of our outstanding common stock;

  .  each of our Named Executive Officers;

  .  each of our directors; and

  .  all of our directors and executive officers as a group.

   Unless otherwise indicated, and subject to community property laws where applicable, each of the persons named in the table have sole voting and investment power with respect to all of the shares of common stock shown held by them.

   In calculating beneficial and percentage ownership, all shares of common stock that a named stockholder or specified group will have the right to acquire within 60 days of October 3, 1999 upon exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other stockholder. As of October 3, 1999, an aggregate of 14,472,161 shares of common stock were outstanding. The calculation of the number and percent of shares beneficially owned after this offering assumes that no shares are purchased in this offering by the persons or group listed below.

                                    Shares Beneficially    Shares Beneficially
                                      Owned Prior to         Owned After the
                                         Offering               Offering
                                    ---------------------  -----------------------
Name                                  Number     Percent     Number     Percent
----                                ------------ --------  ------------ ----------
Oak Investment Partners Limited....    1,863,510    12.9%   1,863,510      9.6%
 525 University Avenue, Suite 1300
 Palo Alto, CA 94301
Oracle Corporation.................    1,819,586    12.6    1,819,586      9.3
 500 Oracle Parkway
 Redwood Shores, CA 94065
Gaz et Eaux........................    1,723,437    11.9    1,723,437      8.9
 3 Rue Jacques Bingen
 Paris, 75017, France
Olivetti Telemedia Investments         1,667,941    11.5    1,667,941      8.6
 B.V...............................
 Herengracht, 548
 Amsterdam, The Netherlands
New Enterprise Associates..........    1,309,440    9.0     1,309,440      6.7
 1119 St. Paul Street
 Baltimore, MD 21202
3i Group plc.......................      899,848    6.2      899,848       4.6
 91 Waterloo Road
 London SE1 8XP, United Kingdom
Charles Cotton(1)..................      167,428    1.1         167,428     *
Michael Gulett(1)..................       59,701     *           59,701     *
Andrew Vought(1)...................      114,692     *          114,692     *
Martin Jackson(1)..................       82,027     *           82,027     *
Daniel Karr........................          --       --            --       --
Thomas Cooper(1)...................       84,733     *           84,733     *

                                  Shares Beneficially    Shares Beneficially
                                    Owned Prior to         Owned After the
                                       Offering               Offering
                                  ---------------------  -----------------------
Name                                Number     Percent     Number     Percent
----                              ------------ --------  ------------ ----------
Dr. Hermann Hauser(2)............      243,596      1.7       243,569      1.3
Marco De Benedetti...............    1,667,941     11.5     1,667,941      8.6
Gary Bloom(3)....................    1,819,586     12.6     1,819,586      9.3
Bandel Carano(4).................    1,863,510     12.9     1,863,510      9.6
Professor Andrew Hopper..........      233,262      1.6       233,262      1.2
Peter Morris(5)..................    1,309,440      9.0     1,309,440      6.7
Patrick Sayer(6).................    1,723,437     11.9     1,723,437      8.9
Giuseppe Zocco(7)................       55,837       *         55,837       *
All of our directors and
 executive officers as a group
 (15 persons)....................    9,433,322     62.7     9,433,322     47.1

--------
 * Less than 1%.
(1) Represents shares of our common stock underlying options that are vested or will vest within 60 days of October 3, 1999.
(2) Represents shares of our common stock owned by Providence Investment Company Limited, which is wholly owned by the Providence Trust, of which Mr. Hauser may be a beneficiary.
(3) Represents shares held by Oracle Corporation. Mr. Bloom is an Executive Vice President of Oracle. Mr. Bloom disclaims all beneficial ownership of these shares.
(4) Represents shares of our common stock beneficially owned by Oak Investment Partners, of which Mr. Carano is the General Partner. Mr. Carano disclaims all beneficial ownership of these shares.
(5) Represents shares of our common stock beneficially owned by New Enterprise Associates, of which Mr. Morris is the General Partner. Mr. Morris disclaims all beneficial ownership of these shares.
(6) Represents shares of our common stock beneficially owned by Gaz et Eaux, of which Mr. Sayer is the General Partner. Mr. Sayer disclaims all beneficial ownership of these shares.
(7) Mr. Zocco owns a warrant to purchase 55,837 shares of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 40,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. The description of our capital stock below and certain provisions of our charter documents is not complete and is qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement that this prospectus is a part of, and by applicable provisions of the Delaware General Corporate Law.

Common Stock

   As of October 3, 1999, there were 14,472,161 shares of common stock outstanding. Upon completion of this offering, there will be 19,472,161 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Holders of the common stock are entitled to one vote per share on each matter submitted to a vote of our stockholders. Beneficial owners of common stock are entitled to receive ratably those dividends declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all of our assets which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding series of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued and delivered, validly issued, fully-paid and non-assessable under the Delaware General Corporation Law.

Preferred Stock

   Immediately after this offering, there will be no shares of our preferred stock outstanding. However, our certificate of incorporation provides that our preferred stock be divisible into and issuable in one or more series. The rights and preferences of the different series may be established by our board of directors without further action by our stockholders. Our board of directors will be authorized with respect to each series to fix and determine, among other things:

  .  its dividend rate;

  .  its liquidation preference;

  . whether or not the shares will be convertible into, or exchangeable for, any other securities; and

  . whether or not the shares will have voting rights, and, if so, determine the extent of the voting powers and the conditions under which the shares will vote as a separate class.

   We believe that our board of directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our board of directors could issue all or part of the preferred stock with (among other things) substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by our board of directors likely to support our current management in a context for control of us, either as a precautionary measure or in response to a specific takeover threat. We have no current plans to issue preferred stock for any purpose.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its phone number is (212) 936-5100.

Listing

   We have applied to have our common stock approved for quotation on the Nasdaq National Market under symbol "VRTA."

Registration Rights

   Concurrent with this offering, we anticipate that we will enter into a registration rights agreement with holders of our common stock who previously held shares of the series B, series C, series D and series E preference shares of Virata Limited or warrants to purchase shares of the series B, series C, series D and series E preference shares of Virata Limited. As of October 3, 1999, these holders held approximately 12,181,694 of our outstanding shares.

   The description of our registration rights agreement below is not complete and is qualified by our registration rights agreement that is included as an exhibit to the Registration Statement of which this prospectus is a part.

  Requested Registration

   Any time after six months after the closing date of this offering, holders of at least 50% of the registrable securities may request that we file a registration statement. Such request must be with respect to at least 30% of the registrable securities held by such holders and such securities must have a minimum aggregate fair market value of at least $5.0 million. Upon such a request, we are required to use our reasonable efforts to cause such shares to be registered, subject to certain conditions and limitations. The holders of registrable securities are entitled to two such demand registrations.

   In addition, if at any time we are entitled to file a registration statement on Form S-3 (or any successor form), holders of at least 20% of the registrable securities may request that we file a registration statement. Such request must be with respect to registrable securities having a minimum aggregate fair market value of $500,000. The holders of registrable securities are entitled to two such S-3 registrations in any twelve-month period.

   If the registration is an underwritten public offering and the underwriters limit the number of securities that may be included in the registration, then the number of registrable securities that may be included in the registration and underwriting will be allocated among the holders of registrable securities requesting registration in proportion, as nearly as practicable, to the respective number registrable securities requested to be registered.

  Company Registration

   If we propose to register any of our or a holder's common stock under the Securities Act, holders of registrable securities have the opportunity to include their registrable securities in such registration. However, if the registration is an underwritten public offering and the underwriters limit the number of securities that may be included in the registration, then the number of registrable securities that may be included in the registration and underwriting may be cut back to zero. In such event, any registrable securities that are included in the registration and underwriting will be allocated among the holders of registrable securities based on the total number of our securities held by such holder.

  Termination of Registration Rights

   The registration rights terminate as to registrable securities on the earlier of (1) the date of the sale of such Registrable Securities pursuant to a Registration Statement or Rule 144 under the Securities Act (or any similar provision then in force); (2) the date such registrable securities become capable of being distributed pursuant to Rule 144(k); or (3) the date such registrable securities become distributable without being subject to Rule 144 or registration. Notwithstanding the above, the registration rights agreement will terminate in 2006.

       CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Stockholder Meetings

   Our bylaws provide that following this offering, any action required to be taken or that may be taken at any meeting of our stockholders may only be taken at a meeting of stockholders and may not be taken by the written consent of the stockholders. Special meetings of stockholders may only be called by our board of directors, the chairman of our board or the chief executive officer, and only such business brought forth by or at the direction of our board of directors or the stockholders may be conducted. If a stockholder wishes to propose an item for consideration at any meeting, the stockholder must give written notice to us not less than 90 days before the meeting or, if later, the tenth day following the date of the first public announcement of the meeting, or such other date as is necessary to comply with applicable federal proxy solicitation rules and other regulations.

Board of Directors

   Our bylaws provide that the number of directors may not be less than three nor more than fourteen, until changed by an amendment duly adopted by our board of directors or stockholders. Our bylaws further provide that the exact number of directors shall be fixed from time to time, within such range, by our board of directors. Currently, the number of directors is fixed at four. Our bylaws provide that our board of directors will be divided into three classes of directors, which serve for staggered three-year terms. Our bylaws do not provide for cumulation of stockholder votes in the election of directors. According to our bylaws, each director may be removed only for cause and only by the affirmative vote of at least 80% of the total number of the then outstanding shares of capital stock entitled to vote generally in the election of directors. Our bylaws provide that nominations for election of directors may be made by our board of directors or any stockholder entitled to vote in the election of directors. If a stockholder wishes to nominate a director, the stockholder must give written notice to us not less than 90 days before the meeting or, if later, the tenth day following the date of the first public announcement of the meeting.

Amendment of Our Charter Documents

   Our certificate of incorporation may not be amended without the approval of the holders of a majority of our outstanding voting shares or the approval of at least a majority of our directors. Our bylaws contain provisions requiring the affirmative vote of at least 80% of the total number of the then outstanding shares of capital stock entitled to vote generally in the election of directors to amend, alter or repeal the provisions of our bylaws relating to the calling of special meetings of stockholders, advance notice of stockholder business or nominees, removal of directors, stockholder action without a meeting or amendments of our bylaws. These provisions of our charter documents may delay, defer or prevent a change in control without further action by our stockholders, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

Transfer Restrictions in the Bylaws

   In order to facilitate this offering, all of the shares of our common stock issued as a result of the reorganization of Virata Limited and any shares of our common stock issued after the effective date of the reorganization upon the exercise of options or warrants of Virata Limited that were outstanding as of the effective date of the reorganization, will be subject to a "lock up" period during which the transfer of such shares will be restricted. See "Certain Transactions--Reorganization of Virata Limited." Section 6.06 of our bylaws provides that such shares may not be offered, sold, pledged or otherwise disposed of, directly or indirectly nor may the holders of such shares publicly disclose the intention to make any such offer, sale pledge or disposal for up to 180 days after the Effective Date without the prior written consent of Virata Corporation. A legend denoting such transfer restrictions will be stamped or otherwise imprinted on the certificate representing such shares. Neither we nor our transfer agent and registrar will make any transfer of shares of our common stock if such transfer would constitute a violation or breach of this provision of our bylaws.

Effect of Delaware Anti-takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . before such date, our board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  . on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

   In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Upon completion of this offering, there will be approximately 19,472,161 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. All of these shares will be freely tradable without restriction or further registration under the Securities Act, pursuant to an exemption provided by Section 3(a)(10) of the Securities Act, except for any such shares held by our affiliates. Shares held or purchased in this offering by one of our affiliates may not be sold in the public market without registration under the Securities Act or in compliance with an applicable exemption from registration as provided in Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

   In general, under Rule 144 as currently in effect, a person who is one of our affiliates is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the shares of our common stock then outstanding, equaling approximately 194,722 shares immediately after this offering, or the average weekly trading volume of our common stock in the public market during the four calendar weeks immediately before such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information concerning us.

   Under Rule 144(k), a person who has not been one of our "affiliates" at any time during the 90 days before a sale, and who has beneficially owned shares proposed to be sold for at least two years, is entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice requirements.

   Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act, as currently in effect, permits the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the closing of this offering in connection with a compensatory stock or option plan or written agreement, by persons who are not our "affiliates" subject only to the manner-of-sale provisions of Rule 144 and by our affiliates under Rule 144 without compliance with its minimum holding period requirement.

   All of our officers, directors and stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our shares or any securities convertible into or exchangeable or exercisable for any of our shares, or publicly disclose the intention to make any such offer, sale, pledge or disposal, for a period beginning on the date of this prospectus and continuing to the date which is 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston, which consent may be withheld in its sole discretion. Credit Suisse First Boston may, in its sole discretion and any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, we have agreed that, for a period of 180 days after the date of this prospectus, we will not, without the consent of Credit Suisse First Boston, issue, offer, sell or grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for (1) the issuance of shares of common stock offered hereby and (2) shares of common stock issued upon the exercise of outstanding options on or after the date of this prospectus. See "Underwriting."

   In addition, all of the shares of our common stock issued as a result of the reorganization of Virata Limited and any shares of our common stock issued after the effective date of the reorganization upon the exercise of options or warrants of Virata Limited that were outstanding as of the effective date of the reorganization, will be subject to certain transfer restrictions pursuant to Section 6.06 of our bylaws. See "Certain Transactions--Reorganization of Virata Limited" and "Certain Provisions in our Certificate of Incorporation and Bylaws--Transfer Restrictions in the Bylaws."

   There are no restrictions on resale with respect to any of our securities, other than restrictions imposed by lock-up agreements, our bylaws and applicable securities laws. All of the shares of our common stock outstanding prior to this offering will be available for sale in the public market immediately upon expiration of the 180 day lock-up period, subject to the volume limitations and other conditions of Rule 144 with respect to shares held by our affiliates.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 1999, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Warburg Dillon Read LLC and Thomas Weisel Partners LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
   Underwriters                                                         Shares
   ------------                                                        ---------
   Credit Suisse First Boston Corporation.............................
   Warburg Dillon Read LLC............................................
   Thomas Weisel Partners LLC.........................................
                                                                       ---------
       Total.......................................................... 5,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay:

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting discounts
    and commissions paid by
    us.....................      $              $              $              $
   Expenses payable by us..      $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We, our executive officers and directors, and existing holders of our securities which holders own or have the right to acquire more than 1% of our outstanding shares of common stock, have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make an offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   The underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list our shares of common stock on The Nasdaq Stock Market's National Market under the symbol "VRTA."

   Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation between us and the representatives, and may not reflect the market price for the common stock following this offering. The principal factors considered in determining the initial public offering price of our common stock will be:

  . the information in this prospectus and otherwise available to the representatives;

  .  market conditions for initial public offerings;

  .  the history of and prospects for the industry in which we will compete;

  .  the ability of our management;

  . our prospects for future earnings, the present state of our development and our current financial condition;

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  . the general condition of the securities markets at the time of this offering.

   We cannot be sure that the initial public offering price will correspond to the price at which common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase shares of the common stock so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

   Each underwriter has represented and agreed that:

  . it and each of its affiliates have not offered or sold, and will not offer or sell any common stock to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . it and each of its affiliates have complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

  . it and each of its affiliates have only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on over 40 offerings of equity securities that have been completed. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under the securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U. S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Certain legal matters with respect to the legality of the issuance of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

   The consolidated financial statements of Virata Corporation as of March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of RSA Communications, Inc. as of March 31, 1998 and 1997 and for the period from June 6, 1997 through March 31, 1998, the period from April 1, 1997 through June 5, 1997, and the year ended March 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered in this offering. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedule filed with the registration statement. For further information with respect to Virata and the common stock offered in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete. We refer you to the copy of such contract or document filed as an exhibit to the registration statement.

   Our registration statement, including exhibits and schedules attached thereto, may be inspected without charge at the Securities and Exchange Commission's public reference facilities in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may also obtain copies of all or any part of our registration statement from such offices after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

                               VIRATA CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Virata Corporation
Report of Independent Accountants..........................................  F-2
Consolidated Balance Sheet.................................................  F-3
Consolidated Statement of Operations.......................................  F-4
Consolidated Statement of Stockholders' Equity (Deficit)...................  F-5
Consolidated Statement of Cash Flows.......................................  F-6
Notes to Consolidated Financial Statements.................................  F-7
RSA Communications, Inc.
Report of Independent Accountants.......................................... F-22
Balance Sheet.............................................................. F-23
Statement of Operations.................................................... F-24
Statement of Stockholder's Equity (Deficit)................................ F-25
Statement of Cash Flows.................................................... F-26
Notes to Financial Statements.............................................. F-27
Pro Forma Combined Financial Information (unaudited)
Overview................................................................... F-33
Pro Forma Combined Statement of Operations (unaudited)..................... F-34
Notes to Pro Forma Combined Financial Information (unaudited).............. F-35

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Virata Corporation

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Virata Corporation and its subsidiaries (the "Company") at March 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 20, 1999, except as to Note 13
 which is as of October 12, 1999

                               VIRATA CORPORATION

                           CONSOLIDATED BALANCE SHEET
                (in thousands, except share and per share data)

                                                                     Pro Forma,
                                                                    Stockholders
                                        March 31,                    Equity at
                                    ------------------  October 3,   October 3,
                                      1998      1999       1999         1999
                                    --------  --------  ----------- ------------
                                                        (unaudited) (unaudited)
                                                                      (Note 1)
ASSETS
Current Assets:
  Cash and cash equivalents.......  $    767  $  8,616   $  4,137
  Short-term investments..........       --      1,001        --
  Accounts receivables, net of
   allowance for doubtful accounts
   and returns of $1,567, $2,742
   and $630, respectively.........     2,091     2,267      1,180
  Inventories.....................       434       264        705
  Other current assets............     1,352     1,232      1,392
                                    --------  --------   --------
   Total current assets...........     4,644    13,380      7,414
Property and equipment, net.......     1,306     2,479      2,198
Intangible assets.................       --      3,328      2,950
                                    --------  --------   --------
   Total assets...................  $  5,950  $ 19,187   $ 12,562
                                    ========  ========   ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable................  $  1,727  $  2,112   $  2,100
  Accrued liabilities.............     2,641     1,887      2,282
  Deferred revenue................       317       489        458
  Convertible loan from related
   parties........................     2,712       --         --
  Short-term borrowings...........       417       --         --
  Capital lease obligations,
   current........................       483       850        854
                                    --------  --------   --------
   Total current liabilities......     8,297     5,338      5,694
Capital lease obligations, long-
 term.............................       738     1,130        986
                                    --------  --------   --------
                                       9,035     6,468      6,680
                                    --------  --------   --------
Commitments (Note 8)
Stockholders' Equity (Deficit)
  Convertible preferred stock,
   $0.02 par value at March 31,
   1998 and 1999 and October 3,
   1999 and $0.001 par value at
   pro forma; 36,100,000,
   86,100,000, 86,100,000
   (unaudited) and 5,000,000
   (unaudited) shares authorized
   at March 31, 1998 and 1999,
   October 3, 1999, and pro forma,
   respectively; 22,319,943,
   51,431,179, 51,431,179
   (unaudited) and zero
   (unaudited) shares issued and
   outstanding at March 31, 1998
   and 1999, October 3, 1999 and
   pro forma, respectively
   (liquidation preference $57,929
   (unaudited) at October 3,
   1999)..........................     1,709       801        801          --
  Common stock, $0.01 par value at
   March 31, 1998 and 1999 and
   October 3, 1999 and $0.001 par
   value at pro forma; 45,000,000,
   95,000,000, 95,000,000
   (unaudited) and 40,000,000
   (unaudited) shares authorized
   at March 31, 1998 and 1999,
   October 3, 1999, and pro forma,
   respectively; 11,752,415,
   13,340,644, 13,547,599,
   (unaudited) and 14,472,161
   (unaudited) shares issued and
   outstanding at March 31, 1998
   and 1999, October 3, 1999, and
   pro forma, respectively........       185       211        215           14
  Additional paid-in capital......    29,432    62,964     63,095       71,997
  Accumulated other comprehensive
   income.........................       619       871      1,064        1,064
  Unearned stock compensation.....    (1,559)   (1,500)    (1,093)      (1,093)
  Accumulated deficit.............   (33,471)  (50,628)   (58,200)     (58,200)
                                    --------  --------   --------     --------
   Total stockholders' equity
    (deficit).....................    (3,085)   12,719      5,882     $ 13,782
                                    --------  --------   --------     ========
   Total liabilities and
    stockholders' equity
    (deficit).....................  $  5,950  $ 19,187   $ 12,562
                                    ========  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               VIRATA CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                            Year Ended March 31,           Six Months Ended
                          ---------------------------  ------------------------
                                                       September 30, October 3,
                           1997      1998      1999        1998         1999
                          -------  --------  --------  ------------- ----------
                                                             (unaudited)
Revenues:
  Semiconductors........  $   --   $    505  $  2,784    $  1,697     $ 3,493
  License...............      971     1,570     1,628       1,009         528
  Services and royalty..    1,134     1,206     2,367       1,075         808
  Systems...............    4,848     5,650     2,477       1,340         848
                          -------  --------  --------    --------     -------
    Total revenues......    6,953     8,931     9,256       5,121       5,677
                          -------  --------  --------    --------     -------
Cost of revenues:
  Semiconductors........      --        325     2,421       1,333       1,941
  License...............      --        --        --          --          --
  Services and royalty..      185       192       528         229         338
  Systems...............    3,754     3,270     1,048         701         491
                          -------  --------  --------    --------     -------
    Total cost of
     revenues...........    3,939     3,787     3,997       2,263       2,770
                          -------  --------  --------    --------     -------
Gross profit............    3,014     5,144     5,259       2,858       2,907
                          -------  --------  --------    --------     -------
Operating expenses:
  Research and
   development..........    3,518     3,987     8,323       3,586       5,130
  Sales and marketing...    4,753     4,076     2,917       1,381       1,896
  General and
   administrative.......    3,410     4,917     5,567       3,099       2,303
  Restructuring costs...      --      1,871       --          --          --
  Amortization of
   intangible assets....      --        --        549         137         370
  Amortization of stock
   compensation.........      --        399     1,394         683         505
  Acquired in-process
   research and
   development..........      --        --      5,260       5,260         --
                          -------  --------  --------    --------     -------
    Total operating
     expenses...........   11,681    15,250    24,010      14,146      10,204
                          -------  --------  --------    --------     -------
Loss from operations....   (8,667)  (10,106)  (18,751)    (11,288)     (7,297)
Interest expense........      (72)     (214)     (155)       (102)        (92)
Interest income and
 other income (expense),
 net....................      199        42     1,749        (305)       (183)
                          -------  --------  --------    --------     -------
Net loss................  $(8,540) $(10,278) $(17,157)   $(11,695)    $(7,572)
                          =======  ========  ========    ========     =======
Basic and diluted net
 loss per share.........  $ (0.80) $  (0.90) $  (1.33)   $  (0.91)    $ (0.57)
                          =======  ========  ========    ========     =======
Weighted average common
 shares--basic
 and diluted............   10,676    11,482    12,881      12,790      13,359
                          =======  ========  ========    ========     =======
Unaudited pro forma
 basic and diluted net
 loss per share (Note
 1).....................                     $  (1.42)                $ (0.60)
                                             ========                 =======
Pro forma weighted
 average shares--basic
 and diluted............                       12,075                  12,642
                                             ========                 =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              VIRATA CORPORATION

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                      Convertible                               Accumulated                               Total
                    Preferred Stock   Common Stock  Additional     Other       Unearned               Stockholders'     Total
                    ----------------  -------------  Paid-in   Comprehensive    Stock     Accumulated    Equity     Comprehensive
                    Shares   Amount   Shares Amount  Capital   Income (Loss) Compensation   Deficit     (Deficit)      Income
                    ------  --------  ------ ------ ---------- ------------- ------------ ----------- ------------- -------------
 Balance, March
 31, 1996.........   12,940 $  1,564  10,600 $  165  $ 14,437     $  338       $    --     $ (14,653)    $ 1,851      $    --
  Issuance of
  Series B
  convertible
  preferred
  stock...........    2,713       45     --     --      3,080        --             --           --        3,125           --
  Issuance of
  Series C
  convertible
  preferred
  stock...........    6,667      100     --     --      9,900        --             --           --       10,000           --
  Issuance of
  common stock for
  cash............      --       --      337      6        19        --             --           --           25           --
  Net loss........      --       --      --     --        --         --             --        (8,540)     (8,540)       (8,540)
  Currency
  translation
  adjustment......      --       --      --     --        --         391            --           --          391           391
                    ------- --------  ------ ------  --------     ------       --------    ---------     -------      --------
 Balance, March
 31, 1997.........   22,320    1,709  10,937    171    27,436        729            --       (23,193)      6,852        (8,149)
                                                                                                                      ========
 Issuance of
 common stock for
 cash.............      --       --      815     14        38        --             --           --           52           --
 Unearned stock
 compensation.....      --       --      --     --      1,958        --          (1,958)         --          --            --
 Amortization of
 unearned stock
 compensation.....      --       --      --     --        --         --             399          --          399           --
 Net loss.........      --       --      --     --        --         --             --       (10,278)    (10,278)      (10,278)
 Currency
 translation
 adjustment.......      --       --      --     --        --        (110)           --           --         (110)         (110)
                    ------- --------  ------ ------  --------     ------       --------    ---------     -------      --------
 Balance, March
 31, 1998.........   22,320    1,709  11,752    185    29,432        619         (1,559)     (33,471)     (3,085)      (10,388)
                                                                                                                      ========
 Change in the
 par value of
 Series A
 convertible
 preferred
 stock............      --    (1,366)    --     --      1,366        --             --           --          --            --
 Issuance of
 Series D
 convertible
 preferred stock
 and warrants.....   24,781      410     --     --     24,672        --             --           --       25,082           --
 Issuance of
 Series D
 convertible
 preferred stock,
 common stock and
 options for
 acquisition......      606       10   1,540     25     3,553        --             --           --        3,588           --
 Issuance of
 Series D
 convertible
 preferred stock
 upon conversion
 of debt..........    3,039       38     --     --      2,576        --             --           --        2,614           --
 Issuance of
 Series D
 convertible
 preferred stock
 for cash.........       22      --      --     --         24        --             --           --           24           --
 Issuance of
 common stock for
 cash.............      --       --       49      1         6        --             --           --            7           --
 Exchange Series
 B and Series C
 convertible
 preferred stock
 to Series D
 convertible
 preferred
 stock............      663      --      --     --        --         --             --           --          --            --
 Unearned stock
 compensation.....      --       --      --     --      1,335        --          (1,335)         --          --            --
 Amortization of
 unearned stock
 compensation.....      --       --      --     --        --         --           1,394          --        1,394           --
 Net loss.........      --       --      --     --        --         --             --       (17,157)    (17,157)      (17,157)
 Unrealized gain
 on investments...      --       --      --     --        --           1            --           --            1             1
 Currency
 translation
 adjustment.......      --       --      --     --        --         251            --           --          251           251
                    ------- --------  ------ ------  --------     ------       --------    ---------     -------      --------
 Balance, March
 31, 1999.........   51,431      801  13,341    211    62,964        871         (1,500)     (50,628)     12,719       (16,905)
                                                                                                                      ========
 Issuance of
 common stock for
 cash
 (unaudited)......      --       --      207      4        33        --             --           --           37           --
 Unearned stock
 compensation
 (unaudited)......      --       --      --     --         98        --             (98)         --          --            --
 Amortization of
 unearned stock
 compensation
 (unaudited)......      --       --      --     --        --         --             505          --          505           --
 Net loss
 (unaudited)......      --       --      --     --        --         --             --        (7,572)     (7,572)       (7,572)
 Currency
 translation
 adjustment
 (unaudited)......      --       --      --     --        --         193            --           --          193           193
                    ------- --------  ------ ------  --------     ------       --------    ---------     -------      --------
 Balance, October
 3, 1999
 (unaudited)......   51,431 $    801  13,548 $  215  $ 63,095     $1,064       $ (1,093)   $ (58,200)    $ 5,882      $ (7,379)
                    ======= ========  ====== ======  ========     ======       ========    =========     =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               VIRATA CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                             Year Ended March 31,            Six Months Ended
                         ------------------------------  ------------------------
                                                         September 30, October 3,
                           1997      1998       1999         1998         1999
                         --------  ---------  ---------  ------------- ----------
                                                               (unaudited)
Cash flows from
 operating activities:
 Net loss............... $ (8,540) $ (10,278) $ (17,157)   $(11,695)    $ (7,572)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Provision for doubtful
   accounts and
   returns..............      111      1,075      1,458       1,334          157
  Acquired in-process
   research and
   development..........      --         --       5,260       5,260          --
  Depreciation and
   amortization.........    1,085      1,079      1,695         673        1,162
  Amortization of stock
   compensation.........      --         399      1,394         683          505
  Changes in current
   assets and
   liabilities:
   Accounts receivable..     (797)    (1,651)      (739)        327          914
   Inventories..........     (129)       393        158          76         (430)
   Other current
    assets..............     (615)      (445)        82         478         (174)
   Accounts payable.....    1,027       (339)       248         534            9
   Accrued liabilities..      818        280     (2,083)     (1,614)         376
   Deferred revenue.....      --         306        184         (21)         (22)
                         --------  ---------  ---------    --------     --------
    Net cash used in
     operating
     activities.........   (7,040)    (9,181)    (9,500)     (3,965)      (5,075)
                         --------  ---------  ---------    --------     --------
Cash flows from
 investing activities:
 Sale of short-term
  investments...........      --         --         --          --         1,001
 Purchase of short-term
  investments...........      --         --      (1,000)        --           --
 Purchase of property
  and equipment, net....     (622)      (174)    (2,127)       (618)        (299)
 Cash paid in connection
  with acquisition, net
  of cash acquired......      --         --      (5,149)     (5,149)         --
                         --------  ---------  ---------    --------     --------
    Net cash (used in)
     provided by
     investing
     activities.........     (622)      (174)    (8,276)     (5,767)         702
                         --------  ---------  ---------    --------     --------
Cash flows from
 financing activities:
 Proceeds from issuance
  of convertible
  preferred stock, net
  of issuance costs.....   13,125        --      25,106      25,106          --
 Proceeds from issuance
  of common stock.......       25         52          7           5           37
 Proceeds from capital
  leases................      227         11      1,201          20          --
 Repayments of capital
  lease obligations.....     (122)      (277)      (318)       (104)        (414)
 Proceeds from
  convertible loan......      --       2,606        --          --           --
 Proceeds from
  (repayment of) bank
  borrowings............      --         417       (417)       (417)         --
                         --------  ---------  ---------    --------     --------
    Net cash provided by
     (used in) financing
     activities.........   13,255      2,809     25,579      24,610         (377)
                         --------  ---------  ---------    --------     --------
Effect of exchange rate
 changes on cash........      380         24         46         756          271
                         --------  ---------  ---------    --------     --------
Net increase (decrease)
 in cash and cash
 equivalents............    5,973     (6,522)     7,849      15,634       (4,479)
                         --------  ---------  ---------    --------     --------
Cash and cash
 equivalents at
 beginning of period....    1,316      7,289        767         767        8,616
                         --------  ---------  ---------    --------     --------
Cash and cash
 equivalents at end of
 period................. $  7,289  $     767  $   8,616    $ 16,401     $  4,137
                         ========  =========  =========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               VIRATA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--The Company and Summary of Significant Accounting Policies:

 The Company

   Virata Corporation (the "Company") was formed in 1993 as Advanced Telecommunications Modules Limited, a corporation organized in the United Kingdom, as a spin-off from Olivetti Research Laboratories. In February 1998, the Company changed its name to Virata Limited. In July 1998, the Company completed its acquisition of RSA Communications, Inc. ("RSA Communications"), a corporation organized in North Carolina (see Note 4). RSA was subsequently renamed to Virata Raleigh Corporation.

   The historical financial statements presented are those of Virata Limited. In August 1999, Virata Corporation was created and as of October 3, 1999 it had no operations, assets or issued shares. Immediately prior to the initial public offering ("IPO"), Virata Corporation will become the holding company of Virata Limited (see Note 13). The reorganization will be accounted for on a historical basis.

   Effective October 3, 1999, the Company changed the fiscal year such that each quarter ends on the Sunday closest to the calendar quarter end.

   The Company is a provider of solutions that integrate communication processors with a suite of software for the digital subscriber line equipment market.

 Principles of consolidation and basis of presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Interim financial information (unaudited)

   The accompanying interim consolidated financial statements as of October 3, 1999 and for the six months ended September 30, 1998 and October 3, 1999 are unaudited but have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's financial condition at October 3, 1999 and the results of operations and cash flows for the six months ended September 30, 1998 and October 3, 1999. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

 Use of estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue recognition

   Revenues from the sale of both semiconductors and systems are recognized upon shipment to customers. Allowances are provided for estimated returns at the time of shipment. The Company recognizes software license revenue under Statement of Position ("SOP") 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. When contracts contain multiple elements and vendor-specific objective evidence exists for all undelivered elements,

                               VIRATA CORPORATION
the Company accounts for the delivered elements in accordance with the "Residual Method" prescribed by SOP 98-9. Software licenses are generally recognized as revenue upon shipment of the software product. In the event the Company grants customers the right to specified upgrades, license revenue is deferred until delivery of the specific upgrade. If vendor-specific objective evidence of fair value does not exist, then the entire license fee is deferred until the delivery of the specified upgrade. The Company recognizes revenues from maintenance and support services provided to licensees ratably over the term of the agreement, generally one year, and recognizes revenues from design services provided to customers as the services are performed.

 Cash equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At March 31, 1998 and 1999, $767,000 and $7,142,000, respectively, of money market funds and certificate of deposits, the fair value of which approximates costs, are included in cash and cash equivalents. The Company deposits cash and cash equivalents with high credit quality financial institutions.

 Investments

   Investments consist of high quality debt securities with original maturity dates greater than ninety days. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's investments are classified as available-for-sale and, at the balance sheet date, are reported at fair value, with the unrealized gains and losses, net of related taxes, reported as a component of Other Comprehensive Income (Loss). The cost of these investments at March 31, 1999 was $1,000,000. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

 Fair value of financial instruments

   Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for leases with similar terms, the carrying value of capital lease obligations approximate fair value.

 Segment information

   Effective April 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities, management responsibility and geographical location. During each of the three years in the period ended March 31, 1999, the Company operated in one operating segment, primarily in the United States and Europe.

 Concentration of credit risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. The Company's accounts receivable are derived from revenues earned primarily from customers located in the U.S. and Europe. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

                               VIRATA CORPORATION

   The Company currently has the following concentrations of revenues and trade accounts receivables:

                                                        Year Ended      Six Months
                                                        March 31,          Ended
                                                      ----------------  October 3,
                                                      1997  1998  1999     1999
                                                      ----  ----  ----  -----------
                                                                        (unaudited)
Revenues
--------
Customer A...........................................  --    10%   16%       52%
Customer B...........................................  21%   17%   22%       12%
Customer C...........................................  --    10%    3%       --

   Revenues from customers located outside the United States were 47% in 1997, 44% in 1998 and 40% in 1999. The Company has $974,000 and $1,800,000 invested in identifiable tangible assets in Europe as of March 31, 1998 and 1999, respectively. The remaining identifiable tangible assets are located in the United States.

                                                           March 31,
                                                           ----------  October 3,
                                                           1998  1999     1999
                                                           ----  ----  -----------
                                                                       (unaudited)
Accounts Receivable
-------------------
Customer A................................................  23%   54%       72%
Customer B................................................  11%   11%        2%
Customer C................................................  28%   --        --
Customer D................................................  18%   --        --

 Inventories

   Inventories consist solely of finished goods and are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

 Property and equipment

   Property and equipment are recorded at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, as follows:

   Computer and network equipment and software........................ 2-3 years
   Furniture and office equipment.....................................   5 years
   Research and development equipment................................. 2-3 years

   Leasehold improvements are amortized on a straight-line basis over the life of the lease, or the useful life of the assets, whichever is shorter.

 Impairment of long-lived assets

   The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

                               VIRATA CORPORATION

 Intangible assets

   Intangible assets consist of goodwill, which is being amortized on a straight line basis over five years.

   The Company investigates potential impairments of its goodwill on an exception basis when evidence exists that events or changes in circumstances may have made recovery of the carrying value unlikely. An impairment loss is recognized when the expected undiscounted future net cash flows is less than the carrying amount of the asset. No such losses have been identified to date.

 Recent accounting pronouncement

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 during its year ending March 31, 2002. To date, the Company has not engaged in derivative or hedging activities. The Company is unable to predict the impact of adopting SFAS No. 133 if it were to engage in derivative and hedging activities in the future.

 Net loss per share

   The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic and diluted net loss per share is computed by dividing the net loss available to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential shares of common stock if their effect is anti-dilutive. Potential common stock consists of shares of common stock issuable upon the exercise of stock options and warrants and shares issuable upon conversion of the Series A, B, C, and D convertible preferred stock.

   The following tables sets forth potential shares of common stock as converted that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the period indicated (in thousands):

                                      March 31,
                                 --------------------
                                                      September 30, October 3,
                                  1997   1998   1999      1998         1999
                                 ------ ------ ------ ------------- ----------
                                                            (unaudited)
Series A convertible preferred
 stock..........................  1,799  1,799  1,799     1,799        1,799
Series B convertible preferred
 stock.......................... 13,855 13,855  1,394     1,394        1,394
Series C convertible preferred
 stock..........................  8,000  8,000  5,600     5,600        5,600
Series D convertible preferred
 stock..........................    --     --  68,469    68,469       68,469
Convertible preferred stock
 warrants.......................     74    139  2,817     2,817        2,903
Common stock warrants...........    --      75     75        75          --
Common stock options............  2,777  4,796 14,516    11,664       21,704
                                 ------ ------ ------    ------      -------
                                 26,505 28,664 94,670    91,818      101,869
                                 ====== ====== ======    ======      =======

 Pro forma net loss per share (unaudited)

   Pro forma net loss per share for the year ended March 31, 1999 is computed using the weighted average number of shares of common stock outstanding, including the pro forma effects of: (i) the cancellation of all

                               VIRATA CORPORATION
outstanding convertible preferred and common stock and all other securities convertible into preferred or common stock of Virata Limited, (ii) the issuance of new common shares of Virata Limited to Virata Corporation and the issuance of shares of common stock of Virata Corporation to the former shareholders of Virata Limited, and (iii) a 1 for 6.7 reverse common stock split, effective upon the closing of the Company's IPO as if such transaction occurred on April 1, 1998, or at the date of original stock issuance, if later. The resulting pro forma adjustment includes a decrease in the weighted average shares used to compute basic net loss per share for the fiscal year ended March 31, 1999 and the six months ended October 3, 1999. The calculation of diluted net loss per share excludes potential shares of common stock as their effect would be anti-dilutive.

 Unaudited Pro Forma Stockholders' Equity

   The Board of Directors have authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed IPO. If the IPO is consummated under the terms presently anticipated (i) all outstanding convertible preferred and common stock and all other securities convertible into preferred or common stock of Virata Limited will be cancelled (ii) new common shares of Virata Limited will be issued to Virata Corporation and Virata Corporation will issue shares of common stock to the former shareholders of Virata Limited, and (iii) a 1 for 6.7 reverse stock split will be effected on all common shares. In October 1999, the Company issued 6,153,846 shares of series E convertible preferred stock for net proceeds of $7.9 million (see Note 13). These events have been reflected in the unaudited pro forma stockholders' equity.

 Stock compensation

   The Company accounts for stock compensation arrangements in accordance with provision of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, unearned stock compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's common stock and the exercise price. Unearned stock compensation is amortized and expensed in accordance with FASB Interpretation No. 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No.123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

 Comprehensive income

   Comprehensive income consists of foreign currency translation gains and losses and other unrealized gains and losses arising from the valuation of short-term investments and is presented in the Consolidated Statement of Stockholders' Equity (Deficit). Balance sheet accounts of foreign operations are translated using the period-end exchange rate, and income statement accounts are translated on a monthly basis using the average exchange rate for the period. Unrealized gains and losses on translation adjustments are recorded in stockholders' equity as other comprehensive income. The currency translation adjustments are not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. Foreign currency transaction gains and losses are included as a component of other income and expense and as of March 31, 1997, 1998 and 1999 the Company recognized (losses) gains of $(198,000), $(80,000) and $432,000, respectively.

                               VIRATA CORPORATION

Note 2--Supplemental Cash Flow Information (in thousands):

                                     Year ended March          Six Months
                                            31,                  Ended
                                    ------------------- ------------------------
                                                        September 30, October 3,
                                    1997   1998   1999      1998         1999
                                    ----- ------ ------ ------------- ----------
                                                              (Unaudited)
Supplemental cash flow
 information:
  Cash paid for income taxes......  $ 800 $  800 $  800
                                    ===== ====== ======
  Cash paid for interest..........  $  55 $  197 $  180
                                    ===== ====== ======
Supplemental noncash investing and
 financing activity:
  Issuance of preferred stock for
   convertible loan...............  $ --  $  --  $2,712     $ --        $ --
                                    ===== ====== ======     =====       =====
  Issuance of stock and options in
   connection
   with acquisition...............  $ --  $  --  $2,921     $ --        $ --
                                    ===== ====== ======     =====       =====
  Unearned compensation in
   connection with
   issuance of stock options......  $ --  $1,958 $1,335     $ --        $  98
                                    ===== ====== ======     =====       =====
  Issuance of warrants in
   connection with financing......  $ --  $  --  $  949     $ --        $ --
                                    ===== ====== ======     =====       =====
  Property and equipment purchased
   with capital leases............  $ 754 $  361 $  --      $ 257       $ 297
                                    ===== ====== ======     =====       =====

Note 3--Balance Sheet Components (in thousands):

                                                                  March 31
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Other current assets:
     Prepaid expenses......................................... $   293  $   564
     Deposits.................................................     346      113
     Other current assets.....................................     713      555
                                                               -------  -------
                                                               $ 1,352  $ 1,232
                                                               =======  =======
   Property and equipment, net:
     Office equipment......................................... $ 2,156  $ 2,856
     Furniture and fixtures...................................     206      247
     Leasehold improvements...................................     136      429
     Research and development equipment.......................   1,881    3,039
                                                               -------  -------
                                                                 4,379    6,571
     Less: Accumulated depreciation and amortization..........  (3,073)  (4,092)
                                                               -------  -------
                                                               $ 1,306  $ 2,479
                                                               =======  =======

   Property and equipment includes $2,200,000 and $3,485,000 of computer equipment and internal-use software under capital leases at March 31, 1998, and 1999, respectively. Accumulated amortization of assets under capital leases totaled $1,319,000 and $2,015,000 at March 31, 1998 and 1999, respectively.

                               VIRATA CORPORATION

                                                                    March 31
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
   Intangible assets:
     Goodwill.................................................... $  --  $3,877
     Less: Accumulated amortization..............................    --    (549)
                                                                  ------ ------
                                                                  $  --  $3,328
                                                                  ====== ======
   Accrued liabilities:
     Compensation accrual........................................ $  821 $  869
     Royalty obligation .........................................    532    --
     Contract accrual............................................    422    --
     Other.......................................................    866  1,018
                                                                  ------ ------
                                                                  $2,641 $1,887
                                                                  ====== ======

   In fiscal year 1998, the Company recorded an accrual for $422,000 related to an obligation of the Company to reimburse suppliers for cancelled purchase orders related to systems products.

Note 4--Acquisition of RSA Communications:

   The Company completed its acquisition of RSA Communications on July 17, 1998. RSA Communications was privately-held and based in Raleigh, North Carolina, specializing in analog modem software development. The Company's acquisition of RSA Communications was accounted for as a purchase business combination.

   The Company's allocation of RSA Communications' aggregate purchase price to the tangible and identifiable intangible assets acquired in connection with this acquisition were based on fair values as determined by independent appraisers. The allocation is summarized below (in thousands):

   In-process research and development.................................. $5,260
   Goodwill.............................................................  3,877
   Net assets...........................................................    138
                                                                         ------
   Total purchase price................................................. $9,275
                                                                         ======

   The total purchase price of $9,275,000 million consisted of 1,540,000 shares of the Company's common stock valued at $1,417,000 million, 606,500 series D convertible preferred stock valued at $667,000, options to purchase 1,993,000 shares of common stock valued at $1,505,000 million, cash of $5,332,000 million and acquisition related expenses of approximately $354,000 consisting primarily of legal and other professional fees. The Company valued the options using the Black-Scholes option pricing model, applying expected life of four years, a weighted average risk-free rate of 5.47%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.92 per share.

   The core technologies acquired in the RSA acquisition were the ADSL PHY software and voiceband modem protocol software. The significant in-process research and development projects include V.90 Modem Software and two software algorithms, the Modem Modulation Software Algorithm and the ADSL Software Algorithm.

   The valuation of the acquired in-process research and development of $5,260,000 was based on the result of an independent appraisal which was determined using the income-based approach for V.90 Modem Software and the replacement cost method for software algorithms. The acquired in-process technology was not

                              VIRATA CORPORATION
considered to have reached technological feasibility at the time it was acquired and had no alternative future use. Accordingly, the amount was charged to operations upon acquisition.

   The V.90 Modem Software project was completed subsequent to its acquisition in 1998 and has been licensed to a customer. At the time of the acquisition this project was approximately 90% complete, and the fair value assigned to this project was $2.435 million.

   The Modem Modulation Software Algorithm includes certain software that provides modulation/demodulation functions of a voiceband modem, and certain software for a voiceband modem that provides functions such as control, error correction and data compression. At the time of the acquisition, this project was approximately 90% complete, and the fair value assigned to this project was $2.4 million. This project was subsequently terminated.

   The ADSL software algorithm is a complete software stack that is compliant with the ITU ADSL standards. The fair value assigned to this project was $425,000 at the time of the acquisition when this project was approximately 35% complete. The project is currently 85% complete and has a remaining expected development cost of $375,000. The remaining risks affecting the timely completion and commercialization of this project are minimal. The remaining uncertainties that might affect the outcome of this project are related to the size of the developing ADSL market.

   The income method of valuation for the V.90 Modem Software was determined using a modified version of the relief from royalty avoided by the Company upon the purchase of RSA Communications. Royalty rates were estimated based on past contracts and unit sales were estimated based on the size of the total market from industry analysis. The avoided royalty payments by the Company were then calculated for the life of the product. The net cash flow was discounted back to the present value at a risk-adjusted discount rate of 40%.

   The algorithms which require a special skill set for their development were valued using the replacement cost method which considered costs incurred through the valuation date.

   The goodwill is being amortized on a straight line basis over the estimated period of benefit of five years.

   The following unaudited pro forma financial information presents the consolidated results of the Company as if the acquisition had occurred at the beginning of each period, and includes adjustments for amortization of goodwill. This pro forma financial information is not intended to be indicative of future results. Unaudited pro forma consolidated results of operations are as follows (in thousands, except per share data):

                                                             Year Ended March
                                                                    31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
                                                                (unaudited)
   Revenues................................................. $ 13,251  $ 10,075
   Net loss.................................................  (11,931)  (19,224)
   Basic and diluted net loss per share.....................    (0.92)    (1.44)

Note 5--Restructuring:

   In September 1997, the Company implemented a new business strategy focusing on semiconductors and reduced the resources allocated to its systems line of business. A restructuring plan was implemented in the second half of the fiscal year ended March 31, 1998, which resulted in one time charges of $1,871,000 in the fiscal year ended March 31, 1998. Approximately, $900,000 of the restructuring charge represents employee costs, $900,000 represent asset write downs and $71,000 related to other restructuring costs. As of March 31,

1998 the Company had reduced the operations of the systems business including reducing headcount from the prior years level by approximately 33%. The Company continues to sell its systems products to one principal customer and systems revenues for the six months ended October 3, 1999 were $848,000.

   The following table lists the components of the restructuring accrual for the year ended March 31, 1999 (in thousands).

                                              Employee   Asset
                                               Costs   Write down Other  Total
                                              -------- ---------- -----  ------
Reserve provided as at April 1, 1997.........  $ 900     $ 900    $ 71   $1,871
  Reserve utilized...........................   (783)     (900)    (25)  (1,708)
                                               -----     -----    ----   ------
Balance at March 31, 1998....................    117       --       46      163
  Reserve utilized...........................   (117)      --      (46)    (163)
                                               -----     -----    ----   ------
Balance at March 31, 1999....................  $ --      $ --     $--    $  --
                                               =====     =====    ====   ======

Note 6--Income Taxes:

   No income tax provision was recorded for the three years ended March 31, 1999 and the six months ended September 30, 1998 and October 3, 1999 because the Company incurred net losses in such periods.

   Deferred tax assets and liabilities consist of the following:

                                                                 March 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
Deferred tax assets:
  Net operating loss carryforwards........................... $ 9,011  $ 12,647
  Temporary differences......................................     751     1,764
  Other......................................................     --         67
                                                              -------  --------
                                                                9,762    14,478
                                                              -------  --------
Valuation allowance..........................................  (9,762)  (14,478)
                                                              -------  --------
                                                              $   --   $    --
                                                              =======  ========

   The deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future.

   At March 31, 1999, the Company has approximately $14.2 million, $11.7 million and $23.2 million in federal, state and foreign net operating loss carryforwards, respectively, to reduce future taxable income. The net operating loss carryforwards expire between 2002 and 2019 for both federal and state purposes, if not utilized.

Note 7--Borrowings:

   A convertible loan in the amount of $2,712,000 was converted to 2,402,710 shares of series D convertible preferred stock valued at $1.10 per share on June 4, 1998. The value of the stock was determined by the series D convertible preferred stock offering price of $1.10, also on June 4, 1998. The loan was drawn in December 1997 bearing interest at the rate of 10% per annum and was due to related parties.

   Short term borrowings represent the Company's overdraft facility which is collaterized by the assets of the Company.

   In connection with a loan and security agreement, the Company issued a warrant to purchase 35,294 shares of series D convertible preferred stock at an exercise price of $1.70 per share. This warrant is outstanding at

                               VIRATA CORPORATION

March 31, 1999 and expires December 12, 2002. The Company valued the warrant using the Black-Scholes option pricing model, applying an expected life of 5 years, a weighted average risk free rate of 5.77%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.95. The Company determined that the fair value of the warrant was not significant at the date of grant.

Note 8--Commitments:

 Leases

   The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through March 2005. The Company also subleased to third parties a certain property under a noncancelable operating lease which expired in July 1999. Net rent expense for the three years ended March 31, 1999 was $281,000, $372,000 and $536,000, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

   Future minimum lease payments under noncancelable operating and capital leases are as follows (in thousands):

   Year Ending                                      Capital  Operating Sublease
   March 31,                                        Leases    Leases    Income
   -----------                                      -------  --------- --------
   2000............................................ $  987    $  708     $ 43
   2001............................................    638       718      --
   2002............................................    455       555      --
   2003............................................    111       438      --
   2004............................................    --        327      --
   2005............................................    --         55      --
                                                    ------    ------     ----
   Total minimum lease payments and sublease
    income.........................................  2,191    $2,801     $ 43
                                                              ======     ====
   Less: Amount representing interest..............   (211)
                                                    ------
   Present value of capital lease obligations......  1,980
   Less: Current portion...........................   (850)
                                                    ------
     Long-term portion of capital lease
      obligations.................................. $1,130
                                                    ======

Note 9--Convertible Preferred Stock:

   Convertible preferred stock at March 31, 1999 consists of the following:

                                                 Shares Issued and
                                                    Outstanding
                                               ---------------------
                                                     March 31,
                                               ---------------------
                                      Shares                         Liquidation
   Series                           Authorized    1998       1999      Amount
   ------                           ---------- ---------- ---------- -----------
   A...............................  3,100,000  1,798,720  1,798,720 $ 1,438,976
   B............................... 25,000,000 13,854,556  1,394,406   1,561,735
   C...............................  8,000,000  6,666,667  4,666,667   7,000,000
   D............................... 50,000,000        --  43,571,386  47,928,525
                                    ---------- ---------- ---------- -----------
                                    86,100,000 22,319,943 51,431,179 $57,929,236
                                    ========== ========== ========== ===========

   On June 4, 1998, existing investors were given the opportunity to convert their shares of series A, B and C convertible preferred stock into series D convertible preferred stock and new investors were given the

                               VIRATA CORPORATION
opportunity to purchase series D convertible preferred stock. The Company issued 24,780,934 shares of series D convertible preferred stock for $1.10 per share resulting in net proceeds after issuance costs of $24,390,000. The Company also issued 15,123,062 shares of series D convertible preferred stock as a result of existing stockholders opting to convert their shares of series B and C convertible preferred stock into series D convertible preferred stock. In June 1999, the series D convertible preferred stock conversion price was reduced to $0.70 from $1.10 based on the Company's revenues for the year ended March 31, 1999.

   In connection with investment banking services provided during the June 1998 offering, the Company issued warrants to purchase an aggregate of 1,595,054 shares of series D convertible preferred stock at an exercise price of $1.10 per share. The warrants may be exercised at any time within five years after issuance. The Company valued the warrants using the Black-Scholes option pricing model, applying expected life of five years, a weighted average risk-free rate of 5.52%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.99. The fair market value of the warrants of $1,719,000 has been netted against the proceeds from the offering.

   The holders of convertible preferred stock have various rights and preferences as follows:

 Voting

   Each share of series A, B, C and D convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

   As long as at least 1,000,000 shares of series B, C and D convertible preferred stock remain outstanding, the Company must obtain approval from 66 2/3% of the holders of convertible preferred stock in order to alter the articles of incorporation as related to convertible preferred stock, or change the authorized number of shares of convertible preferred stock. The Company must obtain approval from 66 2/3% of the owners of issued shares of the Company to create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

 Dividends

   Holders of series A, B C and D convertible preferred stock are entitled to participate in dividends on a pro-rata basis irrespective of the class of stock. No dividends on convertible preferred stock or common stock have been declared by the Board of Directors from inception through October 3, 1999.

 Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's common stock and convertible preferred stock own less than 51% of the resulting voting power of the surviving entity, the holders of series A, B, C and D convertible preferred stock are entitled to receive an amount of $0.80, $1.12, $1.50 and $1.10 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. The remaining assets, if any, shall be distributed pro-rata amongst all stockholders on an as converted basis. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed first to the series D convertible preferred stockholders, plus any unpaid dividends and the remainder to the other convertible preferred stockholders.

                               VIRATA CORPORATION

 Conversion

   Each share of series A, B, C and D convertible preferred stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of series A, B, C and D convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon the closing of a public offering of common stock at a per share price of at least $3.00 per share with gross proceeds of at least $7,500,000 or the Company completes a public offering in the United Kingdom of common stock at a per share price of at least 50 pence per share. Shares of series B, C and D convertible preferred stock also convert automatically upon the consent of the respective holders of the majority of convertible preferred stock.

   At October 3, 1999, the Company reserved 1,799,000, 1,394,000, 5,600,000 and
68,469,000 shares of common stock for the conversion of series A, B, C and D convertible preferred stock, respectively.

 Warrants for Convertible Preferred Stock

   In connection with a lease agreement, the Company issued warrants to purchase 69,705 shares of series C and 109,091 shares of series D convertible preferred stock for $1.50 and $1.10 per share, respectively, in the period September 1996 to September 1998. Such warrants are outstanding at March 31, 1999 and expire in the period September 2001 to September 2008. The Company valued the warrants using the Black-Scholes option pricing model, applying expected life of five years, a weighted average risk-free rate of 6.6% and 4.81%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.74 and $0.85, respectively. The Company determined that the fair value of the warrants was not significant at the date of grant.

Note 10--Stock Option Plans:

   In April 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants.

   Options under the Plan may be granted for periods of up to seven years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that
(i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and
(ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. To date, options granted generally vest over four years. Options expire at the earlier of 90 days after the employee ceases employment or seven years after the effective date of the grant of the options.

   During the period from April 1, 1996 through March 31, 1999, the Company recorded $3,293,000 of deferred stock compensation for the excess of the deemed fair market value over the exercise price at the date of grant related to options granted in 1998 and 1999. The compensation expense is being recognized over the option vesting period of four years. The Company amortized $399,000, $1,394,000 and $505,000 (unaudited) for the years ended March 31, 1998 and 1999, and the six months ended October 3, 1999, respectively.

                               VIRATA CORPORATION

   The following table summarizes activity under the Company's Plan from March 31, 1996 through October 3, 1999:

                                                           Outstanding Options
                                                           ---------------------
                                                                       Weighted-
                                                Shares                  Average
                                               Available   Number of   Exercise
                                               for Grant     Shares      Price
                                              -----------  ----------  ---------
Balance, March 31, 1996......................   2,898,208   2,101,792    $0.07
  Shares reserved for grant..................         --          --       --
  Options granted............................  (2,136,000)  2,136,000     0.20
  Options exercised..........................         --     (337,254)    0.07
  Options canceled...........................   1,123,731  (1,123,731)    0.22
                                              -----------  ----------
Balance, March 31, 1997......................   1,885,939   2,776,807     0.11
  Shares reserved for grant..................   2,012,143         --       --
  Options granted............................  (6,082,500)  6,082,500     0.24
  Options exercised..........................         --     (815,161)    0.06
  Options canceled...........................   3,248,208  (3,248,208)    0.24
                                              -----------  ----------
Balance, March 31, 1998......................   1,063,790   4,795,938     0.20
  Shares reserved for grant..................  10,038,221         --       --
  Options granted............................ (10,380,194) 10,380,194     0.61
  Options exercised..........................         --      (48,229)    0.10
  Options canceled...........................     612,208    (612,208)    0.70
                                              -----------  ----------
Balance, March 31, 1999......................   1,334,025  14,515,695     0.47
  Shares reserved for grant (unaudited)......   9,938,969         --       --
  Options granted (unaudited)................  (7,759,500)  7,759,500     1.27
  Options exercised (unaudited)..............         --     (131,955)    0.23
  Options canceled (unaudited)...............     439,190    (439,190)    0.44
                                              -----------  ----------
Balance, October 3, 1999 (unaudited).........   3,952,684  21,704,050     0.76
                                              ===========  ==========

                    Options Outstanding at March 31,       Options Exercisable
                                  1999                      at March 31, 1999
                   -------------------------------------  -----------------------
                                  Weighted
                                   Average     Weighted                 Weighted
       Range of                   Remaining    Average                  Average
       Exercise      Number      Contractual   Exercise     Number      Exercise
        Price      Outstanding      Life        Price     Outstanding    Price
       --------    -----------   -----------   --------   -----------   --------

   $0.02 - $0.08      730,000        2.5        $0.05        721,111     $0.05
       $0.16          869,792        3.9         0.16        633,822      0.16
   $0.24 - $0.25    5,065,694        5.4         0.24      3,141,139      0.24
       $0.70        7,850,209        6.3         0.70            --       0.70
                   ----------                              ---------
                   14,515,695                              4,496,072
                   ==========                              =========

   The total number of options exercisable at March 31, 1997 and 1998 was 612,589 and 1,361,552, respectively.

                               VIRATA CORPORATION

 Fair value disclosures

   If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                     Year Ended March 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------  --------  --------
Net loss:
  As reported..................................... $(8,540) $(10,278) $(17,157)
  Pro forma.......................................  (8,777)  (10,974)  (19,707)
Basic and diluted net loss per share:
  As reported..................................... $ (0.80) $  (0.90) $  (1.33)
  Pro forma.......................................   (0.82)    (0.96)    (1.53)

   The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions: expected dividend yield of zero percent; weighted average expected option term of four years; risk free interest rates of 6.1% to 6.7%, 5.6% to 6.6% and 4.5% to 5.8% and a volatility of 70% for the three years ended March 31, 1999. The weighted average fair value of options granted during 1997, 1998 and 1999 was $0.72, $0.93 and $0.88, respectively.

 Warrants for Common Stock

   In connection with a consulting agreement, the Company issued a warrant to purchase 75,000 shares of common stock for $0.08 per share in July 1997. This warrant is outstanding at March 31, 1999 and expires in July 2007. The Company valued the warrant using the Black-Scholes option pricing model, applying expected life of five years, a weighted average risk-free rate of 6.62%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.89. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrant was not significant at the date of grant. The warrant was exercised and converted into 75,000 shares of the Company's common stock in September 1999.

Note 11--Employee Benefit Plans

   The Company has two benefit plans, one in the United Kingdom, and a separate plan in the United States. The United Kingdom plan includes private health care, permanent health insurance, death in service coverage and a pension arrangement. In addition, under the United Kingdom Plan, the Company matches pension contributions of up to 5% of an employee's salary. Contributions for the years ended March 31, 1997, 1998 and 1999 were $105,500, $109,400, and
$112,600, respectively.

   The United States plan includes a medical plan, life insurance, accidental death and dismemberment insurance, long-term disability, IRC Section 125 premium payment plan, COBRA and a 401 (k) retirement plan. Under the United States plan, effective with the acquisition of RSA in July 1998, the Company also provides 50% matching contribution to the retirement plan of up to $2,000 per calendar year per employee. Contributions for the year ended March 31, 1999 amounted to $58,000.

Note 12--Related Party Transactions:

   In fiscal year 1999, related parties converted $1,454,000 of a 10% convertible loan into 1,279,205 shares of series D convertible preferred stock.

                               VIRATA CORPORATION

   The Company had sales of $921,000, $82,000 and $549,000 for the three years ended March 31, 1999, respectively, to related parties. At March 31, 1997, 1998 and 1999, there were accounts receivable from related parties in the amounts of $148,000, $5,000 and $154,000, respectively, included in the balance sheets.

Note 13--Subsequent Events:

 Initial Public Offering

   In June 1999, the Board of Directors of Virata Limited authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public. In association with the offering, the Board of Directors authorized soliciting the shareholders for their approval of: (i) the cancellation of all outstanding convertible preferred and common stock and all other securities convertible into preferred or common stock of Virata Limited, (ii) the issuance of new common shares of Virata Limited to Virata Corporation and the issuance of shares of common stock of Virata Corporation to the former shareholders of Virata Limited, and (iii) a reverse stock split. These events are to occur immediately after the registration statement becomes effective.

   The pro forma earnings per share after the effect of the 1 for 6.7 reverse stock split is as follows (in thousands, except for per share data):

                                                        Six Months   Six Months
                            Year Ended March 31,           Ended       Ended
                          ---------------------------  September 30, October 3,
                           1997      1998      1999        1998         1999
                          -------  --------  --------  ------------- ----------
Net loss................. $(8,540) $(10,278) $(17,157)   $(11,695)    $(7,572)
Pro forma weighted
 average common shares--
 basic and diluted
 (unaudited).............   1,593     1,714     1,923       1,909       1,994
Pro forma basic and
 diluted net loss per
 share (unaudited)....... $ (5.36) $  (6.00) $  (8.92)   $  (6.13)    $ (3.80)

 Borrowing Agreement

   On August 29, 1999, the Company entered into a loan and security agreement with Venture Banking Group, an entity of Greater Bay Bancorp that provides for borrowings up to $3.0 million. The agreement bears interest at prime rate plus one-half percent, and all outstanding advances are due in August 2000. Borrowings are secured by the Company's property, equipment, intellectual property, inventory, and receivables and require the Company to comply with certain financial covenants including the maintenance of specific minimum ratios. As of October 3, 1999, the Company was in compliance with or had obtained waivers for such financial covenants, and the Company had $483,000 outstanding debt under this agreement, bearing interest of 8.75%.

 Series E Convertible Preferred Stock

   On October 12, 1999 the Company issued 6,153,846 shares of series E convertible preferred stock at a purchase price of $1.30 per share in exchange for $8.0 million.

 Warrants for Convertible Preferred Stock

   In May 1999, in connection with a lease agreement, the Company issued a warrant to purchase 54,545 shares of series D convertible preferred stock for $1.10 per share. The warrant expires in May 2009. The Company valued the warrant using the Black-Scholes option pricing model, applying an expected life of ten years, a weighted average risk free rate of 5.26%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $1.03 per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Virata Raleigh Corporation

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholder's equity (deficit) and of cash flows present fairly, in all material respects, the financial position of RSA Communications, Inc. at March 31, 1997 and 1998, and the results of its operations and its cash flows for the year ended March 31, 1997, the period from April 1, 1997 through June 5, 1997 and the period from June 6, 1997 through March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
August 19, 1999

                            RSA COMMUNICATIONS, INC.

                                 BALANCE SHEET

                                                             March 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents.......................... $     6,384  $   822,482
  Accounts receivable, net of allowance for doubtful
   accounts of $0 and $10,000 at March 31, 1997 and
   1998, respectively................................     262,139    1,063,100
  Prepaid and other assets...........................      79,384       19,041
                                                      -----------  -----------
    Total current assets.............................     347,907    1,904,623
  Receivable from parent ............................     639,362          --
  Deferred income taxes..............................         --       481,795
  Property and equipment, net........................   1,065,550      110,303
                                                      -----------  -----------
    Total assets..................................... $ 2,052,819  $ 2,496,721
                                                      ===========  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................... $   198,649  $   236,413
  Accrued liabilities................................     475,464      764,731
  Deferred revenue...................................      11,512       12,000
  Stock appreciation rights .........................         --     1,870,866
                                                      -----------  -----------
    Total current liabilities........................     685,625    2,884,010
  Negative goodwill..................................         --       252,305
  Commitments (Note 5)...............................         --           --
Stockholder's equity (deficit):
  Common stock, 10,000 shares authorized, 10,000
   shares and 6,000 shares issued and outstanding at
   March 31, 1997 and 1998, respectively.............   2,000,000            6
  Accumulated deficit................................    (632,806)    (639,600)
                                                      -----------  -----------
    Total stockholder's equity (deficit).............   1,367,194     (639,594)
                                                      -----------  -----------
    Total liabilities and stockholder's equity
     (deficit)....................................... $ 2,052,819  $ 2,496,721
                                                      ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                            RSA COMMUNICATIONS, INC.

                            STATEMENT OF OPERATIONS

                                                    Period from   Period from
                                                   April 1, 1997  June 6, 1997
                                      Year ended      through       through
                                    March 31, 1997 June 5, 1997  March 31, 1998
                                    -------------- ------------- --------------
Revenues:
  Software products................  $ 1,087,703     $   1,197     $1,938,877
  Consulting services..............      544,760         3,024      2,376,936
                                     -----------     ---------     ----------
    Total revenues.................    1,632,463         4,221      4,315,813
                                     -----------     ---------     ----------
Operating expenses:
  Research and development and cost
   of consulting services..........    1,301,607       308,557      2,157,842
  Selling, general and
   administrative..................    1,036,908       203,907        893,560
  Compensation from stock
   appreciation rights.............          --            --       1,870,866
                                     -----------     ---------     ----------
    Total operating expenses.......    2,338,515       512,464      4,922,268
                                     -----------     ---------     ----------
    Loss from operations...........     (706,052)     (508,243)      (606,455)
Other income (expense), net........       (6,250)          --          57,217
                                     -----------     ---------     ----------
    Loss before income taxes.......     (712,302)     (508,243)      (549,238)
Income tax provision...............      126,500           --          90,362
                                     -----------     ---------     ----------
    Net loss.......................  $  (838,802)    $(508,243)    $ (639,600)
                                     ===========     =========     ==========


   The accompanying notes are an integral part of these financial statements.

                            RSA COMMUNICATIONS, INC.

                  STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
    For the year ended March 31, 1997, the period from April 1, 1997 through June 5, 1997 and the period from June 6, 1997 through March 31, 1998

                                       Common Stock
                                     -----------------
                                                       Accumulated
                                     Shares   Amount     Deficit      Total
                                     ------ ---------- -----------  ----------
Balance, March 31, 1996............. 10,000 $2,000,000 $   205,996  $2,205,996
  Net loss for the year ended March
   31, 1997.........................    --         --     (838,802)   (838,802)
                                     ------ ---------- -----------  ----------
Balance, March 31, 1997............. 10,000  2,000,000    (632,806)  1,367,194
Net loss for the period from April
 1, 1997 through June 5, 1997.......    --         --     (508,243)   (508,243)
                                     ------ ---------- -----------  ----------
Balance, June 5, 1997............... 10,000 $2,000,000 $(1,141,049) $  858,951
                                     ------ ---------- -----------  ----------

-------------------------------------------------------------------------------
Issuance of common stock on June 6,
 1997 in conjunction with
 acquisition (see Note 2)...........  6,000 $        6 $       --   $        6
  Net loss for the period from June
   6, 1997 through March 31, 1998...    --         --     (639,600)   (639,600)
                                     ------ ---------- -----------  ----------
Balance, March 31, 1998.............  6,000 $        6 $  (639,600) $ (639,594)
                                     ====== ========== ===========  ==========


   The accompanying notes are an integral part of these financial statements.

                            RSA COMMUNICATIONS, INC.

                            STATEMENT OF CASH FLOWS

                                                     Period from   Period from
                                                    April 1, 1997  June 6, 1997
                                       Year Ended      through       through
                                     March 31, 1997 June 5, 1997  March 31, 1998
                                     -------------- ------------- --------------
Cash flows from operations:
 Net loss..........................   $  (838,802)    $(508,243)   $  (639,600)
 Adjustments to reconcile net loss
  to net cash provided by operating
  activities:
  Depreciation.....................       285,215        65,243         23,241
  Amortization of negative
   goodwill........................           --            --         (50,458)
  Provision for doubtful accounts..           --            --          10,000
  Compensation related to stock
   appreciation rights.............           --            --       1,870,866
  Change in assets and liabilities:
   Accounts receivable.............     2,693,111       221,239     (1,032,200)
   Prepaids and other current
    assets.........................        47,747        64,061         (3,719)
   Receivable from parent..........    (1,757,186)      867,495            --
   Deferred income taxes...........           --            --        (481,795)
   Accounts payable................       180,727      (188,144)       225,906
   Accrued liabilities.............       234,019        16,250        693,792
   Deferred revenue................         7,502       (11,512)        12,000
                                      -----------     ---------    -----------
    Net cash provided by operating
     activities....................       852,333       526,389        628,033
Cash flows from investing
 activities:
 Acquisition of property and
  equipment........................      (626,728)     (204,786)      (133,544)
 Repayment of notes payable........      (500,000)          --             --
                                      -----------     ---------    -----------
    Net cash used by investing
     activities....................    (1,126,728)     (204,786)      (133,544)
Cash flows from financing
 activities:
 Issuance of common stock..........           --            --               6
                                      -----------     ---------    -----------
Net increase (decrease) in cash and
 cash equivalents..................      (274,395)      321,603        494,495
Cash and cash equivalents,
 beginning of period...............       280,779         6,384        327,987
                                      -----------     ---------    -----------
Cash and cash equivalents, end of
 period............................   $     6,384     $ 327,987    $   822,482
                                      ===========     =========    ===========
Supplemental cash flow information:
 Cash paid for income taxes........   $   126,500     $     --     $   572,157
                                      ===========     =========    ===========

   The accompanying notes are an integral part of these financial statements.

                            RSA COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Description of Business and Summary of Significant Accounting Policies

   RSA Communications, Inc. ("RSA") develops software applications and provides custom engineering services to the communications industry by providing systems-level design expertise for applications requiring embedded modem technology. The Company utilizes proprietary firmware code modules for a wide range of traditional, controllerless, and soft modem implementations from single modem designs to complex, multiple-modem network applications.

Basis of Presentation

   Prior to June 6, 1997, RSA was a wholly-owned subsidiary of Pacific Communications Sciences, Inc. ("PCSI"), which was a wholly-owned subsidiary of Cirrus Logic, Inc. Effective June 6, 1997, RSA was acquired from PCSI by Raleigh Communications, Inc., which was created for the sole purpose of acquiring RSA. Immediately following the acquisition, Raleigh Communications, Inc. was merged into RSA.

   The financial statements of RSA for the fiscal year ended March 31, 1997 and the period from April 1, 1997 to June 5, 1997, represent the results of operations and financial position of RSA based on the carrying values of its assets and liabilities prior to the acquisition by Raleigh Communications . The financial statements of RSA for the period subsequent to the acquisition by Raleigh Communications, Inc. (June 6, 1997 to March 31, 1998) reflect the impact on RSA's financial position and results of operations of the purchase accounting adjustments discussed in Note 2.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

   RSA considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Significant Customers and Concentration of Credit Risk

   RSA operates in a very competitive industry that has been characterized by rapid technological change, short product life cycles, cyclical market patterns and heightened foreign and domestic competition. Significant technological changes in the industry could affect operating results adversely.

   RSA markets and sells its software and consulting services to a narrow base of customers. Sales to one customer comprised 69% of total revenues for the fiscal year ended March 31, 1997. Sales to two customers comprised 54% and 18% of total revenues for the period from June 6, 1997 to March 31, 1998. RSA performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. RSA maintains allowances for potential losses, and such losses have been within management's expectations. At March 31, 1997 one customer accounted for 27% of total accounts receivable and a second customer accounted for 22% of total accounts receivable. At March 31, 1998, one customer accounted for 65% of total accounts receivable and a second customer accounted for 31% of total accounts receivable.

                            RSA COMMUNICATIONS, INC.

   RSA's cash and cash equivalents as of March 31, 1997 and 1998 are primarily on deposit with one U.S. financial institution and may, at times, exceed federal insured amounts.

Fair Value of Financial Instruments

   Carrying amounts of certain of RSA's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities.

Property and Equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally two to five years. Gains and losses upon asset disposal are taken into income in the year of disposition.

Revenue Recognition

   Software license revenue is recognized upon delivery of the product if collection is considered probable and remaining vendor obligations are insignificant and do not exceed one year. An accrual for the estimated costs of warranty and post-sale customer support is recorded upon delivery of the related products. RSA does not offer extended support and maintenance services.

   RSA has adopted the requirements of Statement of Position ("SOP") 97-2, "Software Revenue Recognition," for all contracts entered into after March 31, 1998. The adoption of SOP 97-2 is not expected to materially impact the financial position or results of operations of RSA.

   RSA recognizes revenue from its consulting services using the completed contract method of accounting. Provisions for anticipated losses are made in the period in which they first become determinable.

Software Development Costs

   Software development costs are included in consulting and research and development costs and are expensed as incurred. After technological feasibility is established, software development costs are capitalized until the related software products are available for general release. The capitalized cost is then amortized on a straight-line basis over the estimated product life. RSA has defined technological feasibility as the establishment of a working model that typically occurs when beta testing commences. To date, RSA has not capitalized any software development costs as the date at which technological feasibility is achieved and the availability of the software products for general release have substantially coincided.

Income Taxes

   RSA accounts for income taxes using the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities, measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Negative Goodwill

   Negative goodwill of $302,763 was recorded upon the acquisition of RSA by Raleigh Communications, Inc. on June 6, 1997 (see Note 2). Negative goodwill is amortized using the straight-line method over a period of five years. Accumulated amortization of negative goodwill as of March 31, 1998 was $50,458.

                            RSA COMMUNICATIONS, INC.

2. Acquisition

   Effective June 6, 1997, all the outstanding common stock of RSA was acquired from PCSI by Raleigh Communications, Inc. Raleigh Communications, Inc., which was a holding company established for the purpose of acquiring RSA, was merged into RSA simultaneously with the acquisition. The acquisition was accounted for using the purchase method of accounting with the result that the beginning values of tangible and intangible assets and liabilities of RSA were recorded based on their respective estimated fair values at the date of purchase. However, as the entire purchase price of RSA was contingent upon certain future events, the value of all intangible and long term assets were reduced to zero and negative goodwill was recognized in the amount necessary to reduce net assets to zero. The purchase price for RSA was as follows:

  (a) 50% of the gross proceeds from (i) the subsequent sale of all or substantially all of the stock or assets of RSA to a third party or
      (ii) a subsequent merger or other transfer of RSA with or into a third party, not to exceed $2,000,000.

  (b) 3% of the annual gross revenues of RSA in excess of $3,000,000. This section (b) does not apply after the payments called for in (a) are made to PCSI, or the promissory note (described below) is paid in full.

   In conjunction with this transaction, RSA entered into a promissory note with PCSI with the principal sum being the amount determined in (a) above. The principal amount will not exceed $2,000,000, bears no interest and is payable in full at the time of closing of a sale or merger. The promissory note can also be settled at any time prior to a sale or merger by payment of $2,000,000. For financial reporting purposes this promissory note was not recorded at the date of the acquisition due to the contingent nature of the sales price.

   A summary of the purchase accounting entry made on June 6, 1997 to record assets and liabilities of RSA based on the purchase price paid by Raleigh Communications, Inc. was as follows:

   Cash and cash equivalents......................................... $ 327,987
   Accounts receivable...............................................    40,900
   Prepaids and other current assets.................................    15,322
   Accounts payable..................................................   (10,507)
   Accrued liabilities...............................................   (70,939)
   Negative goodwill.................................................  (302,763)
                                                                      ---------
                                                                      $     --
                                                                      =========

3. Accounts Receivable

   Accounts receivable consisted of the following at March 31, 1997 and 1998:

                                                            1997       1998
                                                          --------- -----------
Trade accounts receivable................................ $ 221,339 $ 1,073,100
Unbilled receivables.....................................    40,800         --
                                                          --------- -----------
                                                            262,139   1,073,100
Less: Allowance for doubtful accounts....................       --      (10,000)
                                                          --------- -----------
                                                          $ 262,139 $ 1,063,100
                                                          ========= ===========

                            RSA COMMUNICATIONS, INC.

4. Property and Equipment

   Property and equipment consisted of the following at March 31, 1997 and 1998:

                                                            1997        1998
                                                         -----------  ---------
Office furniture and equipment.......................... $ 1,267,008  $   4,228
Computer software and equipment.........................   4,464,804    129,316
                                                         -----------  ---------
                                                           5,731,812    133,544
Less: Accumulated depreciation..........................  (4,666,262)   (23,241)
                                                         -----------  ---------
                                                         $ 1,065,550  $ 110,303
                                                         ===========  =========

5. Commitments

   RSA leases its office facilities and certain equipment under noncancelable operating leases expiring through June 2000. Future minimum lease payments under the noncancelable operating leases at March 31, 1998 were as follows:

            1999............................... $ 121,500
            2000...............................   124,730
            2001...............................    21,044
                                                ---------
                                                $ 267,274
                                                =========

   Rent expense for the fiscal year ended March 31, 1997 and for the period from April 1, 1997 through June 5, 1997 was $566,599 and $118,286, respectively.

   Rent expense for the period from June 6, 1997 through March 31, 1998 was $89,261.

6. Stockholder's Equity

Stock Appreciation Rights

   The stock appreciation rights relate to RSA's phantom stock option plan which was established in November 1997, to provide benefits to its employees and consultants. At the commencement of the plan RSA authorized the issuance of up to 6,000 phantom stock units ("PSU") under the plan. Each PSU consists of a right to receive from RSA, upon the occurrence of a payment event, the same net consideration as is received (1) for one share of common stock of RSA in a merger with or into another corporation, (2) for one share of stock in a sale of substantially all of the stock or assets of RSA, or (3) per share proceeds from the liquidation of RSA. No payments will be made under the PSUs until a payment event (described above) occurs. However, in the event of an initial public offering, each PSU will immediately convert into one share of common stock. In the event of termination of employment, either voluntarily or involuntarily, prior to a payment event, the participant forfeits all rights under the PSUs.

   During the period that the PSU is outstanding, the ultimate amount of compensation inherent in the award is not determinable. APB No. 25, "Accounting for Stock Issued to Employees" and FASB Interpretation No. 28 require interim calculations of the amount of compensation inherent in the award (variable accounting) if it is probable that the payment event will occur. This amount is equal to the increase in the fair value of the stock since the date of the award, multiplied by the total number of shares or units outstanding, regardless of the exercisable status of the awards. At March 31, 1998, 3,875 PSUs, had been issued and were outstanding.

                            RSA COMMUNICATIONS, INC.

Estimated compensation expense recorded related to these PSUs was $1,870,866 for the period from June 6, 1997 through March 31, 1998 based on the estimated purchase price of RSA by Virata Limited (see Note 9).

7. Income Taxes

   RSA's provision for income taxes consisted of the following:

                                                      Period from   Period from
                                                      April 1, 1997 June 6, 1997
                                           Year ended    through      through
                                           March 31,     June 5,     March 31,
                                              1997         1997         1998
                                           ---------- ------------- ------------
Current:
  Federal.................................  $    --       $--        $ 481,795
  State...................................       --        --           90,362
  Foreign Taxes...........................   126,500       --              --
                                            --------      ----       ---------
                                             126,500       --          572,157
                                            --------      ----       ---------
Deferred:
  Federal.................................       --        --         (481,795)
                                            --------      ----       ---------
  Income tax provision....................  $126,500      $--        $  90,362
                                            ========      ====       =========

   RSA's effective tax differs from the statutory federal income tax as shown in the following table:

                                                                  Period from
                                           Year      Period from  June 6, 1997
                                           ended    April 1, 1997   through
                                         March 31,     through     March 31,
                                           1997     June 5, 1997      1998
                                         ---------  ------------- ------------
Statutory federal income tax benefit.... $(242,183)   $(176,803)   $(186,739)
State taxes, net of federal benefit.....   (21,512)     (12,846)     (28,335)
Goodwill................................     2,038        1,081      (17,157)
Nondeductible expenses..................   316,528      175,722       26,733
Change in valuation allowance...........    71,629       12,846      423,205
Research and development credit
 utilized...............................       --           --       (53,345)
Foreign tax credit utilized.............       --           --       (74,000)
                                         ---------    ---------    ---------
Income tax provision.................... $ 126,500    $     --     $  90,362
                                         =========    =========    =========

   Temporary differences which give rise to significant portions of the deferred tax assets were as follows at March 31, 1997 and 1998:

                                                               1997      1998
  Deferred tax assets:                                        -------  --------
  Accrued compensation....................................... $   --   $901,500
  Net operating loss carryforwards...........................  14,215       --
  Accrued expenses...........................................  57,414     3,500
                                                              -------  --------
  Total deferred tax assets..................................  71,629   905,000
  Valuation allowance........................................ (71,629) (423,205)
                                                              =======  ========
  Net deferred tax assets.................................... $   --   $481,795
                                                              =======  ========

                            RSA COMMUNICATIONS, INC.

   The deferred asset of $481,795 at March 31, 1998 was realized subsequent to March 31, 1998 in the form of a net operating loss carryback from the subsequent period. RSA has provided a valuation allowance against the remaining deferred tax asset due to the uncertainty regarding realizability.

8. Related Party Transactions

   During the year ended March 31, 1997 and the period from April 1, 1997 through June 5, 1997, while owned by PCSI, RSA performed work for PCSI. The expenses incurred for such work have been charged back to PCSI through intercompany accounts. The amounts charged back are shown as a reduction of expense in the accompanying statements of operations. For the year ended March 31, 1997 and the period from April 1, 1997 through June 5, 1997, engineering and research and development have been reduced by $2,739,121 and $321,503, respectively, for amounts charged back to PCSI. Selling, general and administrative expenses include $841,974 and $124,734 of charge backs for the year ended March 31, 1997 and the period from April 1, 1997 through June 5, 1997, respectively.

9. Subsequent Event

   In March 1998, RSA entered into an agreement to be acquired by Virata Limited. The acquisition was consummated on July 17, 1998, on which date RSA paid PCSI $2,039,191. This amount represented the $2,000,000 due under the promissory note (see Note 2) and 3% of annual gross revenues in excess of $3,000,000 for the period from June 6, 1997 through March 31, 1998 (see Note
2).

   On August 18, 1999 RSA changed its name from RSA Communications, Inc. to Virata Raleigh Corporation.

                               VIRATA CORPORATION

                    PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (Unaudited)

   On July 17, 1998, the Company completed its acquisition of RSA in a transaction accounted for as a purchase business combination. Under the purchase method of accounting, the aggregate purchase price is required to be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. The unaudited pro forma combined statement of operations is based on the individual statement of operations of the Company for the fiscal year ended March 31, 1999 and RSA for the period from April 1, 1998 to July 16, 1998. RSA's operating results for the period from July 17, 1998 to March 31, 1999 are included in the Company's historical consolidated statement of operations for the fiscal year ended March 31, 1999. Adjustments have been made to such information to give effect to the acquisition of RSA, as if the acquisition had occurred on April 1, 1998.

   The information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and is provided for comparative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the combination been effected at the beginning of the periods presented.

                               VIRATA CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (Unaudited)
                      (in thousands except per share data)

                                         Year Ended March 31, 1999
                                  -------------------------------------------
                                   Virata     RSA     Adjustments   Pro Forma
                                  --------  --------  -----------   ---------
Revenues......................... $  9,256  $    819    $  --       $  10,075
Cost of revenues.................    3,997       486       --           4,483
                                  --------  --------    ------      ---------
Gross profit.....................    5,259       333       --           5,592
Operating expenses:
  Research and development.......    8,323     1,353       --           9,676
  Sales and marketing............    2,917       371       --           3,288
  General and administrative.....    5,567       459       --           6,026
  Amortization of intangible
   assets........................      549       --        226 (A)        775
  Amortization of stock
   compensation..................    1,394       --        --           1,394
  Acquired in-process research
   and development...............    5,260       --        --           5,260
                                  --------  --------    ------      ---------
    Total operating expenses.....   24,010     2,183       226         26,419
                                  --------  --------    ------      ---------
Loss from operations.............  (18,751)   (1,850)     (226)       (20,827)
Interest expense.................     (155)      --        --            (155)
Interest and other income........    1,749         9       --           1,758
                                  --------  --------    ------      ---------
Net loss......................... $(17,157) $ (1,841)   $ (226)     $ (19,224)
                                  ========  ========    ======      =========
Basic and diluted net loss per
 share........................... $  (1.33)                         $   (1.44)
                                  ========                          =========
Weighted average common shares--
 basic and diluted...............   12,881                             13,321
                                  ========                          =========
Unaudited pro forma basic and
 diluted net loss per share
 (Note 3)........................ $  (1.42)                         $   (1.58)
                                  ========                          =========
Pro forma weighted average
 shares--basic and diluted.......   12,075                             12,181
                                  ========                          =========

                              VIRATA CORPORATION

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (Unaudited)

Note 1--Basis of Presentation:

   In July 1998, the Company acquired RSA, a privately held company specializing in analog modem software development.

   The unaudited combined pro forma information presented is not necessarily indicative of the future consolidated results of operations of the Company or the consolidated results of operations that would have resulted had the acquisition taken place on April 1, 1998. The unaudited pro forma combined statement of operations for the fiscal year ended March 31, 1999 reflects the effects of the acquisition, assuming the related events occurred as of April 1, 1998 for the purposes of the unaudited pro forma statement of operations.

Note 2--Purchase Price Allocation:

   The unaudited pro forma combined financial statements reflect a total purchase price of $9,275,000 consisting of 1,540,000 shares of the Company's common stock valued at $1,417,000, 606,500 shares of Series D preferred convertible stock valued at $667,000, 1,993,000 stock options valued at $1,505,000, cash of $5,332,000 and acquisition related expenses of approximately $354,000 consisting primarily of legal and other professional fees. The company valued the options using the Black-Scholes option pricing model, applying expected life of four years, a weighted average risk free rate of 5.47%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.92.

   The valuation of the purchased in-process research and development of $5,260,000 was based on the result of an independent appraisal which was determined using the income-based approach for modem chips and replacement cost method for software algorithm. The purchased in-process technology was not considered to have reached technological feasibility and had no alternative future use. Accordingly, the amount was charged to operations at the date of acquisition.

   The goodwill is being amortized on a straight-line basis over the estimated period of benefit of five years.

   The Company's allocation of RSA's aggregate purchase price to the tangible and identifiable intangible assets acquired in connection with this acquisition were based on fair values as determined by independent appraisers. The allocation is summarized below (in thousands):

   In-process research and development.................................. $5,260
   Goodwill.............................................................  3,877
   Net assets...........................................................    138
                                                                         ------
     Total purchase price............................................... $9,275
                                                                         ======

Note 3--Unaudited Pro Forma Combined Net Loss Per Share:

   The net loss per share and shares used in computing the net loss per share for the fiscal year ended March 31, 1999 is based upon the historical weighted average common shares outstanding. The Virata common stock issuable upon the exercise of the stock options and warrants have been excluded as the effect would be anti-dilutive. In addition to the shares used in computing the net loss per share above, pro forma net loss per share is calculated to effect:
(i) the cancellation of all outstanding convertible preferred and common stock and all other securities convertible into preferred or common stock of Virata Limited, (ii) the issuance of new common shares of Virata Limited to Virata Corporation and the issuance of shares of common stock of Virata Corporation to the former shareholders of Virata Limited, and (iii) a one for 6.7 reverse common stock split. These events are to occur immediately prior to the initial public offering.

                               VIRATA CORPORATION

                                  (Unaudited)

   The 1,540,000 shares of common stock and the 606,500 shares of Series D convertible preferred stock issued in connection with the purchase price of RSA have been included in the calculation of pro forma basic and diluted net loss per share for the fiscal year ended March 31, 1999 as follows in thousands:

   Shares used in computing basic and diluted net loss per share......   12,881
   Adjustment to reflect the assumed conversion of common stock issued
    in connection with the purchase of RSA............................      440
                                                                        -------
   Shares used in computing basic and diluted net loss per share......   13,321
                                                                        -------
   Adjustment to reflect the 1 for 6.7 reverse common stock split.....  (11,332)
   Adjustment to reflect events to occur upon the initial public
    offering..........................................................   10,152
   Adjustment to reflect the issuance of the series D convertible preferred stock in connection with the acquisition and the events
    to occur upon the initial public offering.........................       40
                                                                        -------
   Shares used in computing pro forma basic and diluted net loss per
    share.............................................................   12,181
                                                                        =======

Note 4--Purchase Adjustments:

   The following adjustment was applied to the Company's historical financial statements and those of RSA to arrive at the pro forma consolidated Statement of Operations.

  (A) To record annual amortization of goodwill that is being amortized over the estimated period of benefit of five years.

                                [LOGO OF VIRATA]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with this offering. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      SEC registration fee.......................................... $   16,000
      NASD fee......................................................      6,825
      Nasdaq National Market listing fee............................     95,000
      Printing and engraving costs..................................    250,000
      Legal fees and expenses.......................................    500,000
      Accounting fees and expenses..................................    350,000
      Blue Sky fees and expenses....................................      3,000
      Transfer agent and registrar fees and expenses................      3,500
      Miscellaneous.................................................     26,695
                                                                     ----------
        Total....................................................... $1,250,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Article VIII of the Registrant's Certificate of Incorporation and the Registrant's By-laws provide that all persons who the Registrant is empowered to indemnify pursuant to the provisions of Section 145 of the Delaware General Corporation Law (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Registrant to the full extent permitted thereby except that no person shall be indemnified for any expenses or amounts paid with respect to any action to recover short swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, the Registrant has entered into Indemnity Agreements with its directors and certain of its officers.

   Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunction relief, specific performance or other equitable relief against directors.

   Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the underwriters agree to indemnify the directors and certain officers of the Registrant and certain other persons in certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

   During the past three fiscal years and the six months ended October 3, 1999, we have issued securities of Virata Limited as follows (the following information does not give effect to the 1 for 6.7 reverse stock split):

   Issuances of Ordinary Shares.

  . In July 1997, we issued a warrant to purchase 75,000 ordinary shares in a private placement to Dr. Robert W. Wilmott at an exercise price per share of $0.08 in exchange for consulting services valued at $18,000 by our board which were provided to us by Dr. Wilmott; this warrant was exercised in full by Dr. Wilmott in September 1999; and

  . In July 1998, we issued 1,540,000 ordinary shares in a private placement at a purchase price of $0.92 per share and aggregate proceeds of $1,416,800 to Munther Qubain in connection with the acquisition of RSA Communications, Inc.; and

  . We have issued an aggregate of 1,332,599 ordinary shares in connection with the exercise of options by our employees.

   Issuances of Preference Shares.

  . in June 1996 and October 1996, we issued 2,713,670 series B preference shares in a private placement at a purchase price of (Pounds)0.70 per share and aggregate proceeds of (Pounds)1,899,569 to 3i Group plc, New Enterprise Associates, Oak Investment Partners VI and Oak VI Affiliates Fund;

  . in June 1996, we issued 6,666,667 series C preference shares in a private placement at a purchase price of $1.50 per share and aggregate proceeds of $10,000,000 to Oracle Corporation;

  . in October 1996, we issued a warrant to purchase 61,705 series C preference shares in a private placement to Comdisco Ventures at an exercise price per share of $1.50 in connection with an equipment financing pursuant to the terms of a master equipment financing agreement; in exchange for the warrant, we were able to negotiate more favorable terms for the master agreement than would otherwise be available, and our board determined that the value of such "more favorable terms" was approximately $28,656;

  . in September 1997, we issued a warrant to purchase 8,000 series C preference shares in a private placement to Comdisco Ventures at an exercise price per share of $1.50 in connection with an equipment financing pursuant to the terms of a master equipment financing agreement; in exchange for the warrant, we were able to negotiate more favorable terms for the master agreement than would otherwise be available, and our board determined that the value of such "more favorable terms" was approximately $6,806;

  . in December 1997, we issued a warrant to purchase 35,294 series C preference shares in a private placement to Venture Banking Group, an entity of Greater Bay Bancorp, at an exercise price per share of $1.70 in connection with the extension of a loan and security agreement; in exchange for the warrant, we were able to negotiate more favorable terms for the loan and security agreement than would otherwise be available, and our board determined that the value of such "more favorable terms" was approximately $31,613; in June 1998, this warrant automatically converted into a warrant to purchase 35,294 series D preference shares at an exercise price per share of $1.70;

  . in December 1997 and January 1998, we issued bridge notes in the aggregate amount of $2,642,980 in a private placement to 3i Group plc, New Enterprise Associates, Oak Investment Partners VI, Oak VI Affiliates Fund, Oracle Corporation, Olivetti Telemedia Investments B.V., Professor Hopper and Elserino Piol that were convertible into our series D preference shares;

  . in March 1998, we issued a bridge note in the amount of $700,000 in a private placement to The Index Special Situations Fund Ltd. that was convertible into our series D preference shares;

  . in June 1998, we sold 24,780,934 series D preference shares in a private placement at a purchase price of $1.10 per share and aggregate proceeds of $27,259,027 to Oak Investment Partners VI,

     Financiere et Industrielle Gaz et Eaux, New Enterprise Associates, Oracle Corporation, 3i Group plc, The British Bank of the Middle East, Moore Global Investments Ltd, Lombard Odier & Cie, Olivetti Telemedia Investments B.V., Elara Ltd, The Index Special Situations Fund, Ltd., Bank Morgan Stanley AG ZH, Societe Financiere Mirelis S.A., Pharos Genesis Fund Ltd., Pharos Fund Ltd., Pictet & Cie Banquiers, Remington Investment Strategies LP, Lighthouse Partners USA, LP, Faisal Finance (Jersey) Ltd., Banque SCS Alliance S.A., Crescent International Ltd., Denmore Investments Ltd., 4C Ventures LP, Galba Anstalt, L.B. Finance S.A., Jordana-Gerhardt Family Trust u/d/t 3/21/97, Oak VI Affiliates Fund, ppon Pictet & Cie, Societe Financiere Mirelis S.A., Marcuard Cook & Cie S.A., Banca Del Gottardo, Bank Julius Baes Zurich, Banque Privee ed. De Rothschild, Algonquin Trust S.A., Manpower S.A., Bank Julius Bar & CO AG, Rex A. Sherry & Lori Kargionis-Sherry, Trustees of the Sherry Family Trust, Lighthouse Genesis Partners USA, LP, Credit Suisse Private Banking, Archery Capital, Fondation de Prevoyance Manpower, Ayers-Plant Family Trust, Messrs. D. Bertholet, T. Thornhill, M. Bertholet, R. Bishop, T. Saint-Loup, J. Metzger, T Bungener, M. Sullivan, T. Keegen,
     D. Castagna, P. Harvey, and G. Guthrie, in which Index Securities S.A. acted as placement agent and received a fee of 7% of the aggregate proceeds and warrants;

  . in June 1998, in connection with the conversion of bridge notes in the aggregate amount of $3,342,980, we issued 3,039,073 series D preference shares in a private placement to 3i Group plc, New Enterprise Associates, Oak Investment Partners VI, Oak VI Affiliates Fund, Oracle Corporation, Olivetti Telemedia Investments B.V., The Index Special Situations Fund Ltd., Professor Hopper and Elserino Piol;

  . in June 1998, in connection with conversion of 12,460,150 series B preference shares and 2,000,000 series C preference shares with an aggregate value of $16,635,368, we issued 15,123,062 series D preference shares in a private placement to 3i Group plc, 4C Ventures LP, New Enterprise Associates, Oak Investment Partners VI, and Oak VI Affiliates Fund and Oracle Corporation;

  . in June 1998, we issued a warrant to Messrs. G. Rimer, N. Rimer, D. Rimer, G. Zocco, B. Dalle, H. Lebret, J. Peterschmitt, and Genevest S.A. to purchase, 1,595,054 series D preference shares in a private placement at an exercise price of $1.10 in connection with Index Securities S.A. acting as placement agent in our series D preference share financing;

  . in June 1998, we issued a 21,818 series D preference shares in a private placement to Professor Hopper for aggregate consideration of $24,000, representing the amount of the fee Professor Hopper would have received for serving on our technology advisory board;

  . in July 1998, we issued 606,500 series D preference shares in a private placement for aggregate consideration of $667,150 to Munther Qubain in connection with the acquisition of RSA Communications;

  . in September 1998, we issued a warrant to purchase 109,091 series D preference shares in a private placement to Comdisco Ventures at an exercise price per share of $1.10 in connection with an equipment financing pursuant to the terms of a master equipment financing agreement; in exchange for the warrant, we were able to negotiate more favorable terms for the master agreement than would otherwise be available, and our board determined that the value of such "more favorable terms" was approximately $118,457;

  . in May 1999, we issued a warrant to purchase 54,545 series D preference shares in a private placement to Comdisco Ventures at an exercise price per share of $1.10 in connection with an equipment financing pursuant to the terms of a master equipment financing agreement; in exchange for the warrant, we were able to negotiate more favorable terms for the master agreement than would otherwise be available, and our board determined that the value of such "more favorable terms" was approximately $73,885; and

  . in October 1999, we issued 6,153,846 series E preference shares in a private placement at a purchase price of $1.30 per share and aggregate proceeds of $8,000,000 to Siemens Information and Communication Networks, Inc., Olivetti Telemedia Investments B.V. and LSI Logic Inc.

   The issuance and sale of the above securities were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated thereunder. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

   Immediately prior to the consummation of this offering, all of the outstanding ordinary and preference shares of Virata Limited will be cancelled, new ordinary shares of Virata Limited will be issued to Virata Corporation and shares of common stock of Virata Corporation will be issued to the former shareholders of Virata Limited. These transactions will take place immediately prior to the consummation of this offering and will be effected pursuant to a share reconstruction under Section 425 of the United Kingdom Companies Act of 1985. Any securities that are convertible or exercisable into ordinary shares or preference shares of Virata Limited will become convertible or exercisable into shares of one common stock upon consummation of the share reconstruction.

Item 16. Exhibits

   (a) Exhibits

 Exhibit
 Number                             Description                             Page
 -------                            -----------                             ----
  1.1    Form of Underwriting Agreement**................................
  2.1    Agreement and Plan of Merger among Virata Limited, Virata
         Acquisition Sub, Inc., a Delaware corporation, RSA
         Communications, Inc., a Delaware corporation, and Munther
         Qubain, an individual, dated as of June 1, 1998+**..............
  2.2    Amendment No. 1 to Agreement and Plan of Merger among Virata
         Limited, Virata Acquisition Sub, Inc., a Delaware corporation,
         RSA Communications, Inc., a Delaware corporation, and Munther
         Qubain, an individual, dated as of June 25, 1998**..............
         Form of Amended and Restated Certificate of Incorporation of
  3.1    Virata Corporation**............................................
  3.2    Amended and Restated Bylaws of Virata Corporation**.............
  4.1    Specimen form of Virata Corporation's Common Stock Certificate..
  5.1    Opinion of Gibson, Dunn & Crutcher LLP..........................
 10.1    Agreement with Gaz et Eaux and Board with respect to Board of
         Directors and other shareholder rights**........................
 10.4    Form 1 of 1998 Stock Incentive Plan Agreement of Virata
         Limited**.......................................................
 10.5    Form 2 of 1998 Stock Incentive Plan Agreement of Virata
         Limited**.......................................................
 10.6    Form of 1998 Nonqualified Stock Option Plan Agreement of Virata
         Limited**.......................................................
 10.7    Warrant Agreement between Virata Limited and Index Securities,
         S.A., dated as of June 4, 1998**................................
 10.8    Form of Warrant between Virata Limited and Comdisco, Inc.**.....
 10.9    Lease between WHC-SIX Real Estate Limited Partnership and
         Advanced Telecommunications Modules, Inc., a California
         corporation, dated June 26, 1996**..............................
 10.10   Lease Agreement between Lake Partners, L.L.C. and RSA
         Communications, Inc., dated as of July 1, 1998**................
 10.11   Lease between Universities Superannuation Scheme Limited and
         Advanced Telecommunications Modules Limited, dated 1994**.......
 10.12   License to Subunderlet among Universities Superannuation Scheme
         Limited, Royal Insurance (U.K.) Limited, Hill Samuel Investment
         Services Group Limited, and Advanced Telecommunications Modules
         Limited, dated 1995**...........................................
 10.13   Lease between Virata Limited and Comdisco, Inc., dated September
         30, 1996**......................................................
 10.14   Loan and Security Agreement among Venture Banking Group, Virata
         Santa Clara Corporation and Virata Raleigh Corporation, dated as of August 27, 1999**............................................

 Exhibit
 Number                             Description                             Page
 -------                            -----------                             ----
 10.15   Collateral Assignment, Patent Mortgage and Security Agreement
         between Virata Ltd. and Venture Banking Group, dated as of
         August 27, 1999**...............................................
 10.16   Agreement between ARM Limited and Virata Ltd., dated June 2,
         1999++**........................................................
 10.17   Amendment No. 1 to License and Technical Co-Operation Agreement
         for ATM Technology between Ing. C. Olivetti & C., S.p.A. and
         Advanced Telecommunications Modules Limited, dated September 19,
         1994**..........................................................
 10.18   License and Technical Co-Operation Agreement for ATM Technology
         between Ing. C. Olivetti & C., S.p.A. and Advanced
         Telecommunications Modules Limited, dated December 3, 1993**....
 10.19   Settlement Agreement between Virata Limited and Cirrus Logic,
         Inc., a California corporation, dated as of June 19, 1998**.....
 10.20   Development, Production, Supply and License Agreement between
         Advanced Telecommunications Modules Limited and Symbios
         Incorporated, a Delaware corporation, dated as of August 16,
         1997**..........................................................
 10.21   Form of 1999 Stock Incentive Plan**.............................
 10.22   Form of 1999 Employee Stock Purchase Plan.......................
 10.23   Form of Indemnity Agreement**...................................
 10.24   Employment Agreement--Charles Cotton**..........................
 10.25   Employment Agreement--Michael Gulett**..........................
 10.26   Employment Agreement--Andrew Vought**...........................
 10.27   Employment Agreement--Martin Jackson**..........................
 10.28   Employment Agreement--Thomas Cooper**...........................
 10.29   Form of Registration Rights Agreement**.........................
 10.30   Form of Non-Employee Director Plan..............................
 21.1    List of Subsidiaries of Virata Corporation**....................
 23.1    Independent Accountants' Consent from PricewaterhouseCoopers LLP regarding Virata Corporation....................................
 23.2    Independent Accountants' Consent from PricewaterhouseCoopers LLP regarding RSA Communications, Inc...............................
 23.3    Consent of Gibson, Dunn & Crutcher LLP (to be included in their opinion filed as Exhibit 5.1)...................................
 24.1    Power of Attorney**.............................................
 27.1    Financial Data Schedule**.......................................
 99.1    Letter from Virata Corporation to United Kingdom participants in the directed share program......................................

--------

+  Filed without schedules.
++ Confidential treatment has been requested for selected sections of this exhibit.
** Filed previously.

   (b) Financial Statement Schedule

   The following financial statement schedule is filed with Part II of this Registration Statement:

     Schedule of valuation and qualifying accounts and reserves

   Schedules not listed above for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under applicable instructions or are inapplicable and therefore have been omitted.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Registrant's Amended Certificate of Incorporation, the Registrant's Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

      (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act is part of this Registration Statement as of the time it was declared effective.

       (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 8th day of November, 1999.

                                          VIRATA CORPORATION

                                          By:     /s/ Charles Cotton
                                            -----------------------------------
                                                     Charles Cotton
                                          Chief Executive Officer and Director

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:

              Signature                          Title                  Date
              ---------                          -----                  ----

                                      Chief Executive Officer     November 8, 1999
         /s/ Charles Cotton            and Director
  ___________________________________  (Principal Executive
            Charles Cotton             Officer)

                  *                   Senior Vice President,      November 8, 1999
  ___________________________________  Chief Financial Officer
             Andrew Vought             and Secretary (Principal
                                       Financial Officer and
                                       Principal Accounting
                                       Officer)

                  *                   Chairman of the Board       November 8, 1999
  ___________________________________
          Dr. Hermann Hauser

                  *                   Director                    November 8, 1999
  ___________________________________
          Marco De Benedetti

                  *                   Director                    November 8, 1999
  ___________________________________
              Gary Bloom

                  *                   Director                    November 8, 1999
  ___________________________________
             Bandel Carano

                  *                   Director                    November 8, 1999
  ___________________________________
             Andrew Hopper

                  *                   Director                    November 8, 1999
  ___________________________________
            Martin Jackson

                  *                   Director                    November 8, 1999
  ___________________________________
             Peter Morris

                  *                   Director                    November 8, 1999
  ___________________________________
             Patrick Sayer

                  *                   Director                    November 8, 1999
  ___________________________________
            Giuseppe Zocco

          /s/ Charles Cotton
 *By: _______________________________
            Charles Cotton
         As attorney-in-fact
    pursuant to power of attorney
           previously filed
   with the Securities and Exchange
              Commission

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and
Stockholders of Virata Corporation

   In connection with our audits of the financial statements of Virata Corporation as of March 31, 1998 and 1999, and for each of the three years in the period ended March 31, 1999, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in
Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included herein.


/s/ PricewaterhouseCoopers LLP

San Jose, California
August 20, 1999, except as to Note 13
 which is as of October 12, 1999

                                                                     SCHEDULE II

                               VIRATA CORPORATION

                        VALUATION AND QUALIFYING ACCOUNT

                                    Balance at Charged to            Balance at
                                    Beginning  Costs and               End of
Description                         of Period   Expenses  Deductions   Period
-----------                         ---------- ---------- ---------- ----------
                                                  (in thousands)
Allowance for doubtful accounts
  Year ended March 31, 1997........   $  602     $  111     $ --       $  713
  Year ended March 31, 1998........      713      1,075       221       1,567
  Year ended March 31, 1999........    1,567      1,458       283       2,742


                                 EXHIBIT INDEX

 Exhibit
 Number                             Description                             Page
 -------                            -----------                             ----
  1.1    Form of Underwriting Agreement**................................
  2.1    Agreement and Plan of Merger among Virata Limited, Virata
         Acquisition Sub, Inc., a Delaware corporation, RSA
         Communications, Inc., a Delaware corporation, and Munther
         Qubain, an individual, dated as of June 1, 1998+**..............
  2.2    Amendment No. 1 to Agreement and Plan of Merger among Virata
         Limited, Virata Acquisition Sub, Inc., a Delaware corporation,
         RSA Communications, Inc., a Delaware corporation, and Munther
         Qubain, an individual, dated as of June 25, 1998**..............
         Form of Amended and Restated Certificate of Incorporation of
  3.1    Virata Corporation**............................................
  3.2    Amended and Restated Bylaws of Virata Corporation**.............
  4.1    Specimen form of Virata Corporation's Common Stock Certificate..
  5.1    Opinion of Gibson, Dunn & Crutcher LLP..........................
 10.1    Agreement with Gaz et Eaux and Board with respect to Board of
         Directors and other shareholder rights**........................
 10.4    Form 1 of 1998 Stock Incentive Plan Agreement of Virata
         Limited**.......................................................
 10.5    Form 2 of 1998 Stock Incentive Plan Agreement of Virata
         Limited**.......................................................
 10.6    Form of 1998 Nonqualified Stock Option Plan Agreement of Virata
         Limited**.......................................................
 10.7    Warrant Agreement between Virata Limited and Index Securities,
         S.A., dated as of June 4, 1998**................................
 10.8    Form of Warrant between Virata Limited and Comdisco, Inc.**.....
 10.9    Lease between WHC-SIX Real Estate Limited Partnership and
         Advanced Telecommunications Modules, Inc., a California
         corporation, dated June 26, 1996**..............................
 10.10   Lease Agreement between Lake Partners, L.L.C. and RSA
         Communications, Inc., dated as of July 1, 1998**................
 10.11   Lease between Universities Superannuation Scheme Limited and
         Advanced Telecommunications Modules Limited, dated 1994**.......
 10.12   License to Subunderlet among Universities Superannuation Scheme
         Limited, Royal Insurance (U.K.) Limited, Hill Samuel Investment
         Services Group Limited, and Advanced Telecommunications Modules
         Limited, dated 1995**...........................................
 10.13   Lease between Virata Limited and Comdisco, Inc., dated September
         30, 1996**......................................................
 10.14   Loan and Security Agreement among Venture Banking Group, Virata
         Santa Clara Corporation and Virata Raleigh Corporation, dated as of August 27, 1999**............................................
 10.15   Collateral Assignment, Patent Mortgage and Security Agreement
         between Virata Ltd. and Venture Banking Group, dated as of
         August 27, 1999**...............................................
 10.16   Agreement between ARM Limited and Virata Ltd., dated June 2,
         1999++**........................................................
 10.17   Amendment No. 1 to License and Technical Co-Operation Agreement
         for ATM Technology between Ing. C. Olivetti & C., S.p.A. and
         Advanced Telecommunications Modules Limited, dated September 19,
         1994**..........................................................
 10.18   License and Technical Co-Operation Agreement for ATM Technology
         between Ing. C. Olivetti & C., S.p.A. and Advanced
         Telecommunications Modules Limited, dated December 3, 1993**....
 10.19   Settlement Agreement between Virata Limited and Cirrus Logic,
         Inc., a California corporation, dated as of June 19, 1998**.....
 10.20   Development, Production, Supply and License Agreement between
         Advanced Telecommunications Modules Limited and Symbios
         Incorporated, a Delaware corporation, dated as of August 16,
         1997**..........................................................
 10.21   Form of 1999 Stock Incentive Plan**.............................
 10.22   Form of 1999 Employee Stock Purchase Plan.......................
 10.23   Form of Indemnity Agreement**...................................

                                 EXHIBIT INDEX

 Exhibit
 Number                            Description                             Page
 -------                           -----------                             ----
 10.24   Employment Agreement--Charles Cotton**.........................
 10.25   Employment Agreement--Michael Gulett**.........................
 10.26   Employment Agreement--Andrew Vought**..........................
 10.27   Employment Agreement--Martin Jackson**.........................
 10.28   Employment Agreement--Thomas Cooper**..........................
 10.29   Form of Registration Rights Agreement**........................
 10.30   Form of Non-Employee Director Plan.............................
 21.1    List of Subsidiaries of Virata Corporation**...................
 23.1    Independent Accountants' Consent from PricewaterhouseCoopers
         LLP regarding Virata Corporation...............................
 23.2    Independent Accountants' Consent from PricewaterhouseCoopers
         LLP regarding RSA Communications, Inc..........................
 23.3    Consent of Gibson, Dunn & Crutcher LLP (to be included in their opinion filed as Exhibit 5.1)..................................
 24.1    Power of Attorney**............................................
 27.1    Financial Data Schedule**......................................
 99.1    Letter from Virata Corporation to United Kingdom participants in the directed share program..................................

--------

+  Filed without schedules.
++ Confidential treatment has been requested for selected sections of this exhibit.
** Filed previously.